Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

BIMINI ADVISORS HOLDINGS, LLC,

TOM JOHNSON INVESTMENT MANAGEMENT, LLC

And

THE SELLER PARTIES

LIST OF EXHIBITS

Exhibit A - Form of Third Amended and Restated Operating Agreement

Exhibit B - Form of Interest Assignments

Exhibit C – Form of Richard’s Employment Agreement

Exhibit D - Form of Release

Exhibit E-1 - Form of Affirmative Consent

Exhibit E-2 - Form of Negative Consent

Exhibit F - Form of Follow-up Notice (Negative Consent Clients)

Exhibit G – Illustrative Working Capital Calculation

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of January 13, 2026 (the “Effective Date”), by and among (i) Bimini Advisors Holdings, LLC, a Maryland limited liability company (“Buyer”); (ii) Tom Johnson Investment Management, LLC, an Oklahoma limited liability company (the “Company”); (iii) Richard Parry, as Trustee of the Richard Parry Living Trust dated February 27, 1997 (“Richard’s Trust”); (iv) Gayle Parry, as Trustee of the Gayle Parry Living Trust dated February 27, 1997 (“Gayle’s Trust” and, together with Richard’s Trust, the “Sellers” and each, a “Seller”); (v) Richard H. Parry, an individual resident of the State of Oklahoma (“Richard”); and (vi) Gayle Parry, an individual resident of the State of Oklahoma (“Gayle” and, together with Richard, the “Beneficial Owners” and each, a “Beneficial Owner”). The Sellers and the Beneficial Owners are collectively referred to in this Agreement as the “Seller Parties” and individually as a “Seller Party.” Buyer, the Company and the Seller Parties are sometimes referred to, collectively, as the “Parties” and individually as a “Party.” Capitalized terms used in this Agreement and not otherwise defined have the meanings specified in Section 1.1.

W I T N E S S E T H:

WHEREAS, the Company is an investment adviser providing Investment Services to various Clients (the “Business”);

WHEREAS, the Sellers collectively own one hundred percent (100%) of the issued and outstanding Equity Securities of the Company;

WHEREAS, the Seller Parties and Buyer desire to consummate the transactions contemplated by this Agreement and the Transaction Documents (collectively, the “Transactions”), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, each Seller Party is (i) entering into the restrictive covenants set forth in Section 5.3(d); and (ii) at the Closing, entering into his, her or its Release of the Company, substantially in the form attached to this Agreement as Exhibit D.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intended to be legally bound, do hereby covenant and agree as follows:

ARTICLE I DEFINITIONS

Section 1.1    Definitions of Certain Defined Terms Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth below.

“2025 Financial Statements” has the meaning ascribed thereto in Section 2.3(a).

“Accounting Firm” means Crowe LLP. If such firm cannot serve for any reason, then a firm of certified public accountants of national standing mutually agreed upon by Buyer, on the one hand, and the Seller Parties, on the other hand (which agreement shall not be unreasonably withheld, conditioned or delayed), within five (5) Business Days after the date determination that Crowe LLP cannot serve.

“Accounts Receivable” means (i) all trade accounts and fees receivable and rights to payment, including for services rendered, (ii) all other accounts or notes receivable, (iii) all bonds and other evidences of Indebtedness, (iv) the full benefit of all security for any of the foregoing, and (v) any claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” has the meaning ascribed thereto in Section 5.3(c)(i)(D).

“Adjustment Notice of Objection” has the meaning ascribed thereto in Section 2.5(a).

“Advisers Act” means the Investment Advisers Act of 1940, as the same may be amended from time to time, and any successor to such act.

“Affiliate” means with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such first Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affirmative Consent Client” has the meaning ascribed thereto in Section 5.3(e)(i).

“Agreement” has the meaning ascribed thereto in the Preamble.

“Annual Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“Applicable Law” means, for any Person at any time of determination, any constitution, statute, law (including the common law and equity), ordinance, rule, regulation or administrative interpretation or any judgment, decree, order, or other requirement, governmental permit, license, certificate of authority, order or approval (including any of a Self-Regulatory Organization) (collectively, “Laws”), in each case (i) of or by any Governmental Authority, or court, or tribunal which has jurisdiction over such Person or (ii) any property of such Person or to which such Person or any of its properties is subject at such time.

“Attorney's Fees and Expenses” means all attorney's and paralegal's fees, costs and expenses, including investigative fees, administrative costs, court costs and all costs and expenses, even if not taxable as court costs (including all such fees, costs, expenses, Taxes and costs incident or related to arbitration, appellate, bankruptcy and post-judgment proceedings) and all other charges billed by the attorney to the Person in question.

“AUM” means at any time, assets of any Client that at such time are under management by the Company, as advisor or subadvisor, and with respect to which the Company is entitled to receive investment management and/or investment advisory fees (including subadvisory fees).

“Balance Sheet Date” has the meaning ascribed thereto in Section 3.1(m).

“Basket” means one-half of one percent of the aggregate amount of the Transaction Consideration.

“Bonus Pool” has the meaning ascribed thereto in Section 5.1(c).

“Books and Records” means, collectively, all originals and copies of administrative and policy manuals, customer lists (including, for each customer, names, addresses and contact information, investments, products purchased from or through the resources of any of the Business, and premium, expiration and renewal information with respect thereto), account information, information relating to security holdings, performance records, creative materials, marketing materials, sales records, accounting records, personnel files or related records of any past or current employee (including Form I-9, the official personnel file, time and attendance records, performance management, compensation, supervisor and departmental files), all employee manuals and handbooks, records relating to Taxes and Tax Returns, documentation constituting or relating to any Compensation and Benefits Plan, employment policy statements, employment customs and practices, internal regulations, policies and procedures, compliance manuals, supplier lists; research, analyses, models, pricing and profitability studies; and all other books, records, data, studies, reports, correspondence and other documents and communications (including emails, instant messages, texts, collaboration platform content, voicemails and recordings) that pertain to, arise out of, or are used or held for use in, the Business or are used by the Company to provide Investment Services or any other services (in each case, in any form or medium (including paper, electronic or digital form, databases and data warehouses, structured and unstructured data, source data, metadata, audit trails, logs, and all back ups, disaster recovery files and archives), whether located at, or in the possession, custody or control of, the Company, any of its Affiliates or Representatives, or any third party service provider or other Person (including any cloud or other off site storage), and including the records required to be preserved by investment advisers pursuant to Rule 204-2 under the Advisers Act. To the extent any Books and Records (or any portion thereof) are not transferable as a matter of Law or Contract, “Books and Records” includes true, correct and complete copies of such items (and reasonably requested extracts and summaries), with any legally required redactions, and the Seller Parties shall use commercially reasonable efforts to obtain any required consents; any information withheld on the basis of privilege shall be redacted only to the minimum extent necessary and accompanied by a privilege log sufficient to allow the Buyer to assess the claim of privilege.

“Business” has the meaning ascribed thereto in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in New York are authorized or required by law to close.

“Buyer” has the meaning ascribed thereto in the Preamble.

“Buyer Fundamental Representations” means the representations set forth in Sections 4.1(a), (b) and (e).

“Buyer Indemnified Person” has the meaning ascribed thereto in Section 9.2(a).

“Buyer’s Knowledge” and words of similar import mean, with respect to any fact or other matter, the knowledge that Buyer or any of Buyer’s members, officers, managers or directors possess or are aware of or the knowledge that a reasonably prudent Person, in such Person's capacity as a member, officer, employee, manager or director of Buyer, would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation.

“Cap Amount” has the meaning ascribed thereto in Section 9.4(a).

“CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and the Consolidated Appropriations Act, 2021.

“Claim” means any claim, counterclaim, credit, cause of action, right of set-off, demand, citation, charge, complaint, allegation, defense, action, suit, plea, petition, litigation, hearing, arbitration, proceeding, summons, subpoena, notice of noncompliance or violation, investigation, inquiry, audit, examination, consent order or consent agreement (in each case, of any nature, whether civil, criminal, judicial, arbitral, administrative, regulatory (including by or before a Self-Regulatory Organization) or otherwise, whether in contract or in tort and whether at law or in equity).

“Clients” means, collectively, as of any date, the clients to which the Company provides Investment Services on such date (whether on a discretionary, non-discretionary or other basis, and whether by providing model portfolios, recommendations or other advice, and whether as adviser, subadviser or otherwise).

“Client Consent” means Consents received from Clients to the transactions contemplated by the Transaction Documents in accordance with Section 5.3(e) (including Consents of new Clients of the Company between the Effective Date and the Closing Date which are granted in accordance with Section 5.3(e) or Investment Contracts containing the required Consent signed by those new Clients) which Consent has not been withdrawn or modified as of the Closing Date. A Client Consent shall not be treated as being given by any Client who has indicated it would act in any manner set forth in Section 5.3(e)(iii)(C).

“Closing” has the meaning ascribed thereto in Section 2.6.

“Closing Amounts” means, collectively, the Closing Cash, the Closing Indebtedness, the Transaction Expenses and the Closing Working Capital.

“Closing Cash” means all cash and cash equivalents of the Company as of the Closing and as of the Financial Effective Time, calculated in accordance with GAAP, consistent with past practice.

“Closing Cash Target” means $350,000.

“Closing Certificate” means a document setting forth Buyer’s calculation in reasonable detail of each of the Closing Amounts and the resulting Post-Closing Payment under Section 2.7. For the avoidance of doubt, the calculation of Closing Working Capital set forth in the Closing Certificate shall be calculated consistent with the illustrative Working Capital calculation set forth on Exhibit G.

“Closing Date” has the meaning ascribed thereto in Section 2.6.

“Closing Date 2026 Pro Forma Revenue” means, as of the Business Day immediately preceding the Closing Date, the aggregate amount, without duplication, of all investment management or similar fees for each account of each Client that has delivered a Client Consent payable to the Company pursuant to the relevant Investment Contract (excluding, for the avoidance of doubt, Performance Fees), determined by multiplying the billable AUM for each such account at such date by the applicable annual fee rates for all such fees for such account in effect on such date, minus advisory fee waivers then in effect with respect to each such Client.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company immediately prior to the Closing. Notwithstanding anything to the contrary in this Agreement, the Closing Indebtedness shall be determined without taking into account any amount that is taken into account in determining the Transaction Expenses.

“Closing Proceeds” has the meaning ascribed thereto in Section 2.1(a)(iii).

“Closing Working Capital” means the Working Capital of the Company as of the Closing and as of the Financial Effective Time, calculated in accordance with GAAP and consistent with the illustrative Working Capital calculation set forth on Exhibit G. Notwithstanding anything to the contrary in this Agreement, the Closing Working Capital shall be determined without taking into account any amount that is taken into account in determining any other Closing Amount.

“COBRA” has the meaning ascribed thereto in Section 3.1(t)(vii).

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and any successor to such code.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936, as the same may be amended from time to time, and any successor to such act.

“Commodity Futures Trading Commission” means the federal regulatory agency charged and empowered under the Commodity Exchange Act.

“Company” has the meaning ascribed thereto in the Preamble.

“Company Intellectual Property” has the meaning ascribed thereto in Section 3.1(w)(i).

“Compensation and Benefit Plans” has the meaning ascribed thereto in Section 3.1(t)(ii).

“Confidential Information” means all confidential or proprietary knowledge and information of or concerning the Business or the Company, Buyer or any of their respective Affiliates that is not generally known to the public or that would otherwise appear to a reasonable Person to be confidential or proprietary in the context or circumstances in which the information is known or used. Without limiting the generality of the immediately foregoing sentence, “Confidential Information” includes: the contents of this Agreement or any Transaction Document; the terms and conditions of the Transactions, this Agreement or any Transaction Document; trade secrets; know-how; methods; models; techniques; intellectual property; software; hardware; research; plans; customer and supplier lists (including lists of Business contacts); pricing; information regarding any acquisition opportunity; processes; financial information; management or organizational information (including data or other information relating to members of the board of directors or managers (as applicable) of the Company, Buyer or any of their respective Affiliates, to the Company, Buyer or any of their respective Affiliates, to the management of the Company, Buyer or any of their respective Affiliates, or to any direct or indirect equity holder, partner or sponsor of the Company, Buyer or any of their respective Affiliates); operating policies or manuals; business and marketing plans; financial records; or other financial, commercial, business or technical information. Without limiting the generality of the foregoing in this definition of “Confidential Information”, “Confidential Information” includes all knowledge or information: (i) relating to the Business or to the Company, to Buyer or to any of their respective Affiliates; or (ii) that the Company, Buyer or any of their respective Affiliates has received or may receive belonging to customers, Clients, distributors, manufacturers, suppliers, vendors, others that do business with: (A) the Business; or (B) the Company, Buyer or any of their respective Affiliates or other Business contacts. Without limiting the generality of the foregoing in this definition of “Confidential Information”, “Confidential Information” also includes all other information that is marked or otherwise identified as confidential or proprietary.

“Confidentiality Agreement” means the Non-Disclosure Agreement by and between the Company and Bimini Capital Management, Inc., dated as of June 16, 2025.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order.

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, lease or other commitment, whether oral or written, to which such Person or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject.

“Covered Individual” means any Person who both: (i) is, on the Closing Date, or was, at any time during the one-year period preceding the Closing Date, employed by, or otherwise engaged to perform services for, the Company; and (ii) is or was, at any time during the one-year period preceding such solicitation, hiring, employment, engagement, interference, inducement or encouragement, employed by, or otherwise engaged to perform services for, Buyer or any of its Affiliates (which Affiliates shall include, for the avoidance of doubt, the Company and any Subsidiaries as may exist from and following the Closing).

“Covered Person” has the meaning ascribed thereto in Section 3.1(ee).

“COVID Law” means the CARES Act, the Families First Corona Virus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19 or any mutation, strain or variant thereof, or any similar or related disease caused by the SARS-CoV-2 virus.

“Current Assets” means all current assets of the Company as determined in accordance with GAAP, including (i) accounts receivable, and (ii) prepaid expenses. Current Assets excludes (i) cash and cash equivalents, and (ii) operating lease assets.

“Current Liabilities” means all current liabilities of the Company as determined in accordance with GAAP and shall include (i) accounts payable, (ii) accrued expenses, and (iii) accrued bonuses, 401k payments, and associated payroll taxes. Current Liabilities excludes (a) deferred revenue, (b) Company Transaction Expenses, (c) Indebtedness, and (d) operating lease liabilities.

“Data Room” means the electronic documentation site provided by Digify.com titled “Tom Johnson Inv Mgmt”.

“Deferred Consideration” has the meaning ascribed thereto in Section 2.1(b).

“EBITDA” means, for any fiscal period, net income attributable to the Business, if any, for such period as determined in accordance with GAAP without giving effect to (a) revenues derived from Performance Fees; and (b) non-recurring revenues and expenses which are incurred other than in the ordinary course of business, adjusted by adding thereto, without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Business, if any, for such period; (ii) provision for Taxes based on income and foreign withholding Taxes for the Business, if any, for such period; and (iii) all depreciation and amortization expense of the Business, if any, for such period. For the avoidance of doubt, the Parties agree that Buyer may allocate to the Business overhead expenses of Buyer (including legal, accounting, financial, human resources, administration, recordkeeping, information technology, billing and collection and compliance expenses) for any fiscal period in the same manner as such expenses have been customarily allocated by Buyer to other of its portfolio managers; provided, however, that for the purposes of the definition of “EBITDA” under this Agreement, such allocated overhead expenses shall not be included as an expense in the calculation of the net income attributable to the Business for such fiscal period.

“EGTRRA” has the meaning ascribed thereto in Section 3.1(t)(iii).

“Employee Retention Credit” means any credit, in accordance with Section 2301 of the CARES Act, against any Taxes.

“Equity Securities” means, with respect to any Person, all of the following: (i) any equity securities, membership interests or other share capital of such Person; (ii) any securities of such Person directly or indirectly convertible into or exchangeable for any equity securities, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person; (iii) any rights or options directly or indirectly to subscribe for or to purchase any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any equity securities, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person; (iv) any share appreciation rights, phantom share rights or other similar rights relating to such Person; or (v) any equity securities of such Person issued or issuable with respect to the securities referred to in clauses (i) through (iv) of this definition of "Equity Securities" in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning ascribed thereto in Section 3.1(t)(iii).

“ERISA Affiliate” has the meaning ascribed thereto in Section 3.1(t)(v).

“ERISA Client” has the meaning ascribed thereto in Section 3.1(j)(vii).

“Escrow Agent” means Computershare Trust Company, N.A., a national banking association organized under the laws of the United States.

“Escrow Agreement” has the meaning ascribed thereto in Section 2.2(a)(i).

“Escrow Amount” means an amount equal to twelve and one-half percent (12.5%) of the Transaction Consideration.

“Escrow Fund” shall have the meaning given to such term in the Escrow Agreement.

“Estimated Closing Certificate” has the meaning ascribed thereto in Section 2.7(a).

“Estimated Closing Revenue Certificate” has the meaning ascribed thereto in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

“Financial Effective Time” has the meaning ascribed thereto in Section 2.6.

“Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“FINRA” means the Financial Industry Regulatory Authority and any successor Self-Regulatory Organization.

“Fiscal Year 2025 Revenue” means, gross revenue attributable to the Business for fiscal year 2025, as determined in accordance with GAAP, and reduced by (a) revenues derived from Performance Fees; (b) non-recurring revenues which are incurred other than in the ordinary course of business; and (c) earnings on cash balances determined to be in excess of the Business’ normal operating cash requirement.

“Fund” means any investment company, mutual fund, business development company, partnership, fund, closed-end fund, unit investment trust, offshore fund, common or collective fund or collective trust, hedge fund or other pooled investment vehicle, whether or not registered under the Investment Company Act or Securities Act (or similar provisions of Applicable Law of any jurisdiction other than the United States).

“GAAP” means United States generally accepted accounting principles.

“Gayle” has the meaning ascribed thereto in the Preamble.

“Gayle’s Trust” has the meaning ascribed thereto in the Preamble.

“Governmental Approval” means a Consent of, with or to a Governmental Authority or Self-Regulatory Organization (including the expiration of any waiting or other time period required to pass before such Consent may be assumed or relied on).

“Governmental Authority” means any domestic or foreign governmental or regulatory authority, department, board, instrumentality, agency, court, tribunal, arbitrator, commission or other entity.

“Indebtedness” means, with respect to any Person, as of any particular time and without duplication, the aggregate amount of: (i) all Liabilities (including the principal amount and accreted value): (A) for borrowed money or under any credit facility; or (B) evidenced by notes, debentures, bonds, debt securities or other similar instruments; (ii) all deferred Liabilities (contingent or otherwise), including all: (A) deferred revenue; and (B) Liabilities with respect to the deferred purchase price for any asset, business (including any earn-out), property or services, in each case, calculated as the maximum amount payable under or pursuant to such Liability; (iii) all Liabilities under capital leases, as determined in accordance with GAAP (as applied prior to, and without giving effect to, the implementation of ASU 2016-02-Topic 842), the aggregate payment of such Liabilities being the aggregate amount necessary to discharge and pay in full all such capital leases as of the Closing; (iv) all Liabilities under letter of credit, bankers' acceptance and surety, performance and similar bond or similar facilities and all fees and costs with respect to bank overdrafts; (v) all Liabilities under any interest rate, foreign exchange or other swap, hedge or other financial derivative instrument or agreement or any similar transaction (in each case, valued at the termination value of such Liabilities); (vi) the liquidation value, accrued and unpaid dividends, distributions, prepayment or redemption premiums or penalties (if any), unpaid fees or expenses and all other monetary Liabilities with respect to any redeemable preferred stock (or other equity); (vii) all Liabilities relating in any way to Pandemic Relief Debt; (viii) all Liabilities for any accrued, unpaid or deferred Taxes with respect to any Pre-Closing Tax Period; (ix) all Liabilities with respect to customer deposits or other deposits or advances of any kind (other than trade payables or accruals incurred in the ordinary course of business) or with respect to any overpayment by any customer or other payor; (x) all unfunded Liabilities under any “multiemployer plan” or “defined benefit plan” (as defined under ERISA); (xi) all Liabilities with respect to any costs or other Liabilities necessary to correct, or otherwise in connection with correcting, any plan failures that occurred on or before the Closing Date with regard to any Compensation and Benefit Plan; (xii) all Liabilities arising from or under, or otherwise with respect to, any accrued, unused paid time off, and any outstanding and unpaid Liabilities for severance benefits, retention payments, deferred compensation payments or similar compensatory payments (in each case, including all Taxes (including all payroll or withholding Taxes) for which the Company is liable in connection with any such Liability); (xiii) all Liabilities with respect to deferred rent or tenant allowances or Liabilities for deferred lease inducements; (xiv) all Liabilities of any type referred to in the immediately foregoing clauses (i) through (xiii) of any Persons: (A) for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guaranties of such Liabilities or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire; or (B) with respect to which such Person has otherwise assured a creditor against loss; (xv) all Liabilities (including all Liabilities of any type referred to in the immediately foregoing clauses (i) through (xiv)) of other Persons secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not any such Liability is assumed by such Person); and (xvi) all Liabilities with respect to any accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, breakage costs and other monetary Liabilities, in each case, with respect to any Liability of any type referred to in the immediately foregoing clauses (i) through (xv)).

“Indemnification Claim Certificate” has the meaning ascribed thereto in Section 9.3(a).

“Indemnification Objection” has the meaning ascribed thereto in Section 9.3(b).

“Indemnified Party” has the meaning ascribed thereto in Section 9.3(a).

“Indemnifying Party” has the meaning ascribed thereto in Section 9.3(a).

“Initial Notice” has the meaning ascribed thereto in Section 5.3(e)(i).

“Insurance Proceeds” has the meaning ascribed thereto in Section 9.10.

“Intellectual Property” means (i) registered and unregistered United States and foreign trademarks, service marks, trade names, trade dress, copyrights, Internet domain names, web sites, email addresses, telephone numbers (including 800/888 or similar numbers) and similar rights (including registrations and applications to register, or renew the registration of, any of these); (ii) United States and foreign letters patent and patent applications; (iii) inventions, processes, designs, formulae, trade secrets, know-how, and confidential information; (iv) computer software, data, and documentation; (v) similar intellectual property rights; (vi) rights of publicity and all social media profiles, including social media usernames, handles and other account holder names and their affiliated passwords; (vii) all rights to sue for and remedies against past, present, and future infringements of any of the above, and rights of priority and protection of interests in any of the above under Applicable Law; and (viii) tangible embodiments of any of the above (in any medium, including electronic media).

“Interim Balance Sheet” has the meaning ascribed thereto in Section 3.1(m).

“Interim Financial Statements” has the meaning ascribed thereto in Section 3.1(m).

“Investment Company Act” means the Investment Company Act of 1940, as the same may be amended from time to time, and any successor to such act.

“Investment Contracts” has the meaning ascribed thereto in Section 3.1(j)(i).

“Investment Services” means, whether conducted directly or indirectly and whether or not for compensation, any services that involve or relate to: (i) the formation, sponsorship, capitalization, offering, marketing, distribution, administration or fundraising of or for any investment vehicle, account, mandate, pool or fund (including any sub-advised, co-managed, managed account or model portfolio), and the discretionary or non-discretionary management of any of the foregoing (in whole or in part); (ii) the provision of advice or recommendations with respect to the purchase, sale, selection, retention, voting, valuation, investment and/or reinvestment of securities, loans, instruments, digital assets, derivatives, commodities, real estate or other assets, or with respect to portfolio construction, asset allocation or strategy; (iii) research, manager or investment selection, due diligence, underwriting, origination, structuring, risk management, valuation, performance measurement, compliance, operations, trade execution, settlement, custody oversight, investor relations, reporting, analytics or similar services for, or with respect to, any such vehicle, account, mandate, pool, portfolio or assets; (iv) acting as, or providing services as, an “investment adviser” or “investment manager” (or any substantially similar role) under the Advisers Act, or any similar U.S. federal, state or non-U.S. law or regulation, whether or not registered; (v) rendering investment advice for a fee or other compensation, direct or indirect, including within the meaning of Section 3(21)(A)(ii) of ERISA, and any similar or successor provision or regulation; (vi) acting as, or serving as, sponsor, trustee, general partner, manager, managing member, investment committee member, adviser, sub-adviser, distributor or placement agent of, or exercising control or significant influence over, any Private Fund, investment vehicle or account, or any Person that is an Affiliate of the provider of the services described in items (i) through (v); or (vii) the solicitation, retention or onboarding of clients, investors or assets for any of the foregoing. For the avoidance of doubt, “Investment Services” include services provided through platforms, models, indices, software, technology or data that facilitate, or are intended to facilitate, any of the foregoing.

“IRS” means the Internal Revenue Service.

“Leased Real Property” has the meaning ascribed thereto in Section 3.1(gg).

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability, Tax or other obligation, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, conditional or unconditional, or due or to become due, joint or several, and whether in contract, tort, strict liability or otherwise, and including all fees, costs and expenses relating thereto, regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability, Tax or other obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, loss, damage, adverse claim, fine, penalty, liability or other obligation is immediately due and payable.

“Licenses” means licenses, franchises, registrations and permits.

“Lien” means any encumbrance of any kind or any nature whatsoever, lien, pledge, hypothecation, mortgage, deed of trust, security interest, reservation, claim, lease, sublease, license, conditional sale or other title retention agreement, preemptive right, community property interest, quasi-community property interest, other marital property interest, condition, equitable interest, assignment (whether collateral or otherwise), infringement, charge, option, warrant, right of first option, right of first refusal, right of first offer, easement, right-of-way, encroachment, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement (including any restriction on the voting of any Equity Security, any restriction on the transfer of any Equity Security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other restriction, limitation or Claim of any kind whatsoever, including any restriction on use, voting (in the case of any Equity Security), transfer, receipt of income or exercise of any other attribute of ownership or any Contract granting any of the foregoing in this definition of “Lien”. For the purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Loss” means any and all claims, losses, Liabilities, costs, penalties, fines and expenses (including all reasonable Attorney's Fees and Expenses, accountants’, consultants’ and experts’ fees and expenses), damages, obligations to third parties, expenditures (including costs of collection incurred in the enforcement of rights under this Agreement or any Transaction Document and all costs of pursuing any insurance providers), proceedings, judgments, awards or demands of any nature that are imposed upon or otherwise incurred or suffered by the relevant party.

“Material Adverse Effect” means any event, circumstance, transaction, condition, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects: (i) has had or could reasonably be expected to have a material adverse effect upon: (A) the assets, Liabilities, business (including the Business), capitalization, financial performance, condition (financial or otherwise) prospects or results of operations (including cash flow or earnings before income Taxes, depreciation and amortization), in each case, of the Company; or (B) Buyer's ability to operate the Business in substantially the same manner as operated immediately prior to the Closing; or (ii) could reasonably be expected to prevent or materially delay or impair the ability of the Company or any Seller Party to consummate the Transactions. A Material Adverse Effect shall include, but shall not be limited to, any of the following: (1) impairment of the Company’s ability to conduct business in any material respect as it has been conducted before the occurrence of any event, fact, condition, change, development or effect; (2) a decrease of ten percent (10%) or more of the Company’s annual net revenues or potential net revenues (excluding Performance Fees from both the calculation of current annual net revenues and potential net revenues and from the calculation of any decrease therein) as a result of the occurrence of any event, fact, condition, change, development or effect; or (3) any material adverse change in the Company’s regulatory standing; provided, however, that a Material Adverse Effect shall not include any change, event or occurrence, directly or indirectly, arising out of or attributable to: (a) the public announcement, or pendency, of the Transactions or completion of the Transactions; (b) general economic or political conditions; (c) conditions generally affecting the industries in which the Company operates; (d) any natural disaster, act of God, epidemic or pandemic; (e) any changes in financial or securities markets in general; (f) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof to the extent the same affect the general economy and/or generally affect the industries in which the Company operates; (g) any action required or permitted by this Agreement; or (h) any changes in Applicable Laws or accounting rules, including GAAP. Notwithstanding anything to the contrary in the immediately foregoing sentence, any event, circumstance, transaction, condition, change, occurrence or effect referred to in clauses (a) through (h) of the immediately foregoing sentence shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur, but only to the extent that such event, circumstance, transaction, condition, change, occurrence or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates. For the avoidance of doubt, the terms “material”, “materially” and “materiality” (and words of similar import), as used in this Agreement with an initial lower case “m”, shall have their respective customary and ordinary meanings, without regard to this definition of “Material Adverse Effect”.

“Membership Interests” has the meaning ascribed thereto in Section 2.1.

“Multiemployer Plans” has the meaning ascribed thereto in Section 3.1(t)(iii).

“Negative Consent Client” has the meaning ascribed thereto in Section 5.3(e)(i).

“Notice of Disagreement” has the meaning ascribed thereto in Section 2.7(b)(iii).

“Offer Letters” has the meaning ascribed thereto in Section 2.6(a)(xv).

“Organizational Documents” means, with respect to a Person (other than an individual), (i) any charter or certificate or articles of incorporation, organization, formation or association, together with any bylaws, operating agreement, limited liability company agreement, partnership agreement or trust agreement, and any similar governing document(s) of such Person, and (ii) all equity holders agreements to which such Person is a party relating to the organization or governance of such Person, in each case, as amended.

“Pandemic Relief Debt” means any Indebtedness or other Liability incurred in connection with any COVID Law, including any Paycheck Protection Program loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program or any other similar state or local Governmental Authority program.

“Partnership Tax Audit Rules” means the centralized partnership audit regime enacted by the Bipartisan Budget Act of 2015, as codified in Sections 6221 through 6241 of the Code (together with any successor or corresponding provisions), and all Treasury Regulations and other administrative guidance promulgated thereunder.

“Pass Through Entity Tax” means any Tax imposed on a pass-through entity (including the Company) at the entity level, including any entity-level Tax enacted by a state or local jurisdiction to permit owners of such pass-through entity to receive a corresponding or offsetting credit, deduction, or other Tax benefit against their individual income Tax liability.

“Party(ies)” has the meaning ascribed thereto in the Preamble.

“PATRIOT Act” means the USA PATRIOT Act, formerly known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder.

“Paycheck Protection Program” means the Paycheck Protection Program created pursuant to the CARES Act.

“Performance Fee” means any fee, allocation, carried interest or other payment or distribution received by the Company based upon a share of capital gains or capital appreciation of a Client account or Client assets.

“Permitted Liens” means: (i) Liens for Taxes, assessments, or other governmental charges not yet due and payable; (ii) workers’, carriers’, and mechanics’ Liens incurred in the ordinary course of business, consistent with past practice and (iii) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or materially interfere with the present or the proposed use of the properties they affect.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization, or similar entity, any government, governmental department or agency or political subdivision thereof.

“Post-Closing Insurance Coverage” has the meaning ascribed thereto in Section 2.6(a)(xviii).

“Post-Closing Payment” has the meaning ascribed thereto in Section 2.7(b)(i).

“Post-Closing Tax Period” means any Tax period (or portion thereof) beginning after the Closing Date and, for any Straddle Period, the portion of such Straddle Period after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or prior to the Closing Date and, for any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Private Fund” means any hedge fund or pooled investment vehicle exempt from being registered as an “investment company” under the Investment Company Act pursuant to Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act (or similar provisions of Applicable Law of any jurisdiction other than the United States), the shares of or interests in which are privately offered and not registered under the Securities Act (or similar provisions of Applicable Laws of any jurisdiction other than the United States).

“Push Out Election” has the meaning ascribed thereto in Section 6.9.

“PTET Election” means any election made by or with respect to the Company to be subject to a Pass Through Entity Tax.

“QPAM” has the meaning ascribed thereto in Section 3.1(j)(ix).

“QPAM Exemption” has the meaning ascribed thereto in Section 3.1(j)(ix).

“Regulatory Reports” has the meaning ascribed thereto in Section 3.1(b).

“Required Consents” has the meaning ascribed thereto in Section 2.6(a)(xi).

“Restricted Business” means the business and operations that are the same or similar to those performed by the Company as of the Closing Date, or within the one-year period prior to the Closing Date, which business and operations include provision of the Investment Services.

“Restricted Period” means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.

“Restricted Territory” means the geographic area within (i) any location within one hundred fifty (150) miles of any location where, at any time during the twelve (12) months prior to the Closing Date, the Company conducted Business or a Client resided; and (ii) the county of Oklahoma within the State of Oklahoma, or any counties contiguous thereto, for so long as the Company, Buyer, or any of their respective Affiliates, carries on the Business therein.

“Revenue Certificate” has the meaning ascribed thereto in Section 2.3(a).

“Revenue Notice of Objection” has the meaning ascribed thereto in Section 2.3(b).

“Review Period” has the meaning ascribed thereto in Section 2.7(b)(iii).

“Richard” has the meaning ascribed thereto in the Preamble.

“Richard’s Trust” has the meaning ascribed thereto in the Preamble.

“Right” means an option, warrant, convertible or exchangeable security right, subscription, call, unsatisfied pre-emptive right or other agreement or right to acquire (including by conversion or exchange) an equity interest or securities convertible into or exchangeable for an equity interest.

“Risk Management Instrument” has the meaning ascribed thereto in Section 3.1(n).

“SEC” means the Securities and Exchange Commission.

“Section 754 Election” has the meaning ascribed thereto in Section 6.10.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Self-Regulatory Organization” means FINRA and any other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of broker-dealers or investment advisers, or, with respect to the Company, to the jurisdiction of which the Company is otherwise subject.

“Seller(s)” has the meaning ascribed thereto in the Preamble.

“Seller Applicable Percentages” means the percentages set forth on Schedule 2.1 with respect to each Seller.

“Seller Fundamental Representations” means the representations set forth in (i) Sections 3.1(a), (b), (c), (d), (g), (l), (r), (t), (aa) and (hh); and (ii) Section 3.2.

“Seller Indemnified Person” has the meaning ascribed thereto in Section 9.2(b).

“Seller Party(ies)” has the meaning ascribed thereto in the Preamble.

“Sellers’ Knowledge” and words of similar import mean, with respect to any fact or other matter, the knowledge that any Seller Party or any of the Company’s members, officers, managers or directors possess or are aware of or the knowledge that a reasonably prudent Person, in such Person's capacity as a member, officer, employee, manager or director of the Company, would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation.

“Set-Off Notice” has the meaning ascribed thereto in Section 9.5(b).

“Similar Plan” has the meaning ascribed thereto in Section 3.1(j)(vii).

“Soft Dollar Arrangements” has the meaning ascribed thereto in Section 3.1(i)(v)(B).

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, for any Person, any other Person of which the initial Person directly or indirectly owns more than twenty-five percent (25%) of the voting stock or other voting equity interest or which is required to be consolidated with the initial Person under GAAP.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, Transfer Taxes, Pass Through Entity Taxes, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any report, return, declaration or other information required to be supplied to any Taxing Authority in connection with Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing that binds the Company and provides for any allocation, apportionment, sharing or assignment of, or any indemnification with respect to, any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (other than, for the avoidance of doubt, this Agreement).

“Taxing Authority” means any Governmental Authority that imposes, regulates, administers or collects, or regulates the determination, assessment, imposition or collection of, any Tax in any applicable jurisdiction.

“Third Amended and Restated Operating Agreement” has the meaning ascribed thereto in Section 2.6(a)(i).

“Third-Party Claim” has the meaning ascribed thereto in Section 9.3(d)(i).

“Third-Party Payment” has the meaning ascribed thereto in Section 2.6(a)(xii).

“Transaction Consideration” has the meaning ascribed thereto in Section 2.2.

“Transaction Consideration Reduction” has the meaning ascribed thereto in Section 2.4(b).

“Transaction Documents” means, collectively, this Agreement, the Third Amended and Restated Operating Agreement, the Escrow Agreement, Richard’s Employment Agreement, the Interest Assignments, the Release, the FIRPTA Affidavits and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules appertaining thereto.

“Transaction Expenses” means all unpaid (whether or not accrued) fees, costs, expenses, Liabilities and other amounts (including all fees, costs, expenses, Liabilities and other amounts incurred by, or payable by, the Company on behalf of the Seller Parties) arising: (i) from the provision of services to the Company or the Seller Parties on or prior to the Closing Date; (ii) under any bonus, severance, termination, salary continuation, change in control, retention, deferred compensation or similar payment, plan, program or arrangement, which are payable to any Person, including the acceleration of any payment of compensation to any Person, as a result of or in connection with the consummation of the Transactions (including for the avoidance of doubt amounts subject to the occurrence of a subsequent condition, including a termination of employment) and all withholding Taxes and all other Taxes (including all payroll withholding Taxes) for which the Company is liable in connection with any such payment or amount; (iii) in connection with obtaining any Required Consent or Client Consent; or (iv) otherwise incurred by, or payable by, the Company or the Seller Parties in connection with the process leading to, and the preparation, negotiation and execution of, this Agreement and the Transaction Documents or the consummation of the Transactions, including each of the following: (A) all Attorney's Fees and Expenses and all other fees, costs and expenses of, or other similar amounts charged by, any attorneys, accountants, agents, financial advisors, investment bankers, consultants or other representatives; (B) all other expenses, if any, of the Company or the Seller Parties; and (C) fifty percent (50%) of (1) all payments due to the Escrow Agent pursuant to the Escrow Agreement; and (2) all premiums, excess line fees, Taxes and other fees, costs and other expenses (including all underwriting and due diligence fees and broker commissions) with respect to obtaining the Post-Closing Insurance Coverage.

“Transactions” has the meaning ascribed thereto in the Recitals.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax).

“Treasury Regulations” means the regulations issued as of the Effective Date and from time to time by the United States Department of the Treasury relating to matters arising under the Code.

“Working Capital” means an amount equal to (i) Current Assets less (ii) Current Liabilities, each as determined in accordance with GAAP. An illustrative calculation of Working Capital is attached as Exhibit G.

“Working Capital Target” means $280,000.

Section 1.2    Interpretation.

(a)          As used in this Agreement, references to the following terms will have the meanings indicated:

(i)    To the Preamble or to the Recitals, Sections, Exhibits or Schedules are to the Preamble or a Recital or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated.

(ii)    To any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and any section of any statute or regulation are to any successor to the section.

(b)          Whenever this Agreement requires a Party to take an action, the requirement constitutes an undertaking by the Party to cause its Subsidiaries, and to use its best efforts to cause its other Affiliates, to take appropriate action in connection therewith.

(c)          The Table of Contents of this Agreement and various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(d)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations thereof will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(e)          It is the intention of the Parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party, it being understood and agreed that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their respective interests and to otherwise negotiate the terms and provisions of this Agreement. Accordingly, the Parties hereby waive, to the fullest extent permitted by Applicable Law, the benefit of any Applicable Law that would require that in cases of uncertainty, the language of a contract should be strictly construed against, or most strongly construed against, the Party who drafted such language.

(f)          Only information that was posted to the Data Room, as the Data Room existed at 11:59 p.m. on the second Business Day prior to the Closing Date, shall be considered to have been "made available to" or "provided to" Buyer, as such phrases or similar phrases are used in this Agreement.

(g)          All accounting terms used in this Agreement shall be interpreted and all accounting determinations under this Agreement shall be made in accordance with GAAP.

(h)          All references in this Agreement to amounts of money or amounts to be paid by any Person to any other Person shall mean such amounts in United States dollars, unless otherwise indicated.

(i)          Except as otherwise set forth in this Agreement, each payment, deposit or funding by any Party pursuant to this Agreement shall be paid or made in cash by wire transfer of immediately available funds.

(j)          The Recitals to this Agreement are incorporated into, and shall be part of, this Agreement.

ARTICLE II PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 2.1          Sale and Purchase of the Membership Interests. Subject to and upon the terms and conditions set forth in this Agreement, at Closing, each Seller shall sell, transfer, convey, assign and deliver (or cause to be sold, transferred, conveyed, assigned and delivered) to Buyer, and Buyer shall purchase, acquire and accept from such Seller, free and clear of all Liens (other than those created under applicable securities Laws), those issued and outstanding Equity Securities of the Company set forth opposite each Seller’s name on Schedule 2.1 under the heading “Membership Interests”, representing, collectively, eighty percent (80%) of the issued and outstanding Equity Securities of the Company (collectively, the “Membership Interests”), in exchange for the payment by Buyer to Sellers of the Closing Proceeds.

Section 2.2          Consideration. Subject to the terms and conditions set forth in this Agreement (including with respect to any adjustment pursuant to Section 2.4, Section 2.5 or Section 2.7), the aggregate consideration for the Membership Interests shall be the result of the following calculation: (i) eighty percent (80.0%), times (ii) two and one-half (2.5), times (iii) the Company’s Fiscal Year 2025 Revenue (as determined in accordance with Section 2.3) (the “Transaction Consideration”). Buyer shall pay the Transaction Consideration to (or on behalf of) Sellers as follows:

(a)          Closing Payments. Subject to the terms and conditions set forth in this Agreement (including with respect to any adjustment pursuant to Section 2.4), at the Closing:

(i)    Buyer shall deposit (or cause to be deposited), on behalf of Sellers, the Escrow Amount into an escrow account established with the Escrow Agent pursuant to the provisions set forth in an escrow agreement in form and substance acceptable to Buyer and Sellers (the “Escrow Agreement”) to secure the Seller Parties’ indemnification obligations under Article IX and Buyer’s right to any applicable post-Closing adjustment under Section 2.5.

(ii)    Buyer shall pay (or cause to be paid), on behalf of the Seller Parties, the Third-Party Payments to the payees with respect to the Third-Party Payments (including, for the avoidance of doubt, Transaction Expenses).

(iii)    Buyer shall pay (or cause to be paid) to Sellers, in proportion to their respective Seller Applicable Percentages, the result of the following calculation (such result, the “Closing Proceeds”): (A) the Transaction Consideration (as adjusted in accordance with Section 2.4 and Section 2.7); minus (B) the Deferred Consideration, if any; minus (C) the Escrow Amount; minus (D) the aggregate amount of the Third-Party Payments (including, for the avoidance of doubt, Transaction Expenses).

(b)          Deferred Consideration. If the Transaction Consideration, as determined in accordance with Section 2.3 and as adjusted in accordance with Section 2.4 and Section 2.7, is greater than $12,000,000, the result of the following calculation shall be deferred consideration: (1) the Transaction Consideration, as determined in accordance with Section 2.3 and as adjusted in accordance with Section 2.4 and Section 2.7, minus (2) $12,000,000 (the “Deferred Consideration”). Subject to the terms and conditions set forth in this Agreement (including with respect to any adjustment pursuant to Section 2.5 and Section 2.7, Buyer shall pay (or cause to be paid) the Deferred Consideration to Sellers, in proportion to their respective Seller Applicable Percentages, as follows:

(i)    An amount equal to the Deferred Consideration divided by three shall be payable on each of the first, second and third anniversaries of the Closing Date.

(ii)    Notwithstanding the forgoing in Section 2.2(b)(i), if the Deferred Consideration is less than $1,000,000, then the entire Deferred Consideration shall be payable on the first anniversary of the Closing Date.

(iii)    The Deferred Consideration shall bear interest at the rate of five percent (5%) per annum to be compounded annually upon each applicable anniversary of the Closing Date.

Section 2.3          Determination of Fiscal Year 2025 Revenue.

(a)          On or before March 1, 2026, the Seller Parties shall prepare in good faith and deliver to Buyer (i) true and complete copies of (A) the unaudited consolidated balance sheet of the Company dated December 31, 2025; and (B) the related unaudited consolidated statements of income, stockholders’ equity and cash flows of the Company for the year then ended (items (A) and (B) together, the “2025 Financial Statements”); and (ii) a certificate (the “Revenue Certificate”) signed by the Company and the Seller Parties setting forth and certifying:

(i)    the Seller Parties’ good faith calculation of the Company’s Fiscal Year 2025 Revenue, together with supporting books, records (including work papers, schedules, memoranda and other documents) and calculations in reasonable detail; and

(ii)    the Seller Parties’ good faith calculation of the Transaction Consideration in accordance with Section 2.2.

(b)          No later than fifteen (15) days following Buyer’s receipt of the Revenue Certificate, Buyer shall notify the Seller Parties whether it accepts or disputes the calculation of the Transaction Consideration as set forth in the Revenue Certificate (or any calculation set forth in the Revenue Certificate used to calculate the Transaction Consideration set forth therein) as the actual Transaction Consideration (subject to adjustment pursuant to Section 2.4 and Section 2.5). If Buyer accepts the estimate of the Transaction Consideration set forth in the Revenue Certificate as the actual Transaction Consideration, or fails to notify the Seller Parties within such fifteen (15) day period of any dispute, then such calculation of the Transaction Consideration set forth in the Revenue Certificate shall be deemed final and conclusive and binding on all Parties (subject to adjustment pursuant to Section 2.4 and Section 2.5). If Buyer disputes the calculation of the Transaction Consideration set forth in the Revenue Certificate (or any calculation set forth in the Revenue Certificate used to calculate the Transaction Consideration set forth therein) as the actual Transaction Consideration, then Buyer shall deliver to the Seller Parties a written notice of objection (a “Revenue Notice of Objection”) (such Revenue Notice of Objection to describe in reasonable detail the proposed adjustments or objections to any or all of the items set forth in the Revenue Certificate) within fifteen (15) days following Buyer’s receipt of the Revenue Certificate. During such fifteen (15) day period, the Seller Parties shall cause the Company and each of their its advisors, counsel and accountants to give Buyer and its advisors, counsel and accountants full access to the books, records and personnel requested by Buyer in order to enable it to determine the Transaction Consideration on a fully-informed basis.

(c)          Buyer and the Seller Parties shall endeavor to resolve any disputes with respect to the Revenue Certificate, as applicable, within ten (10) Business Days of the delivery of a Revenue Notice of Objection by Buyer, such resolution to be documented in a written agreement signed by Buyer and the Seller Parties. If Buyer and the Seller Parties are unable to reach such written agreement within such ten (10) Business Day period, then the dispute shall be referred to an Accounting Firm. Each Seller Party and Buyer shall cooperate with the Accounting Firm during the term of its engagement and shall take all actions reasonably requested by the Accounting Firm in connection with resolving such dispute, including submitting written claims to the Accounting Firm. Each Party shall be afforded the opportunity to discuss the disputed matter with the Accounting Firm but only if representatives of both Buyer and the Seller Parties are present for such discussions (no ex parte communications shall be permitted). The Seller Parties and Buyer shall execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Within fifteen (15) Business Days of the submission of any dispute concerning the resolution of the Revenue Notice of Objection to the Accounting Firm, the Accounting Firm shall render a decision in accordance with this Section 2.3(c), along with a statement of reasons therefor. The decision of the Accounting Firm shall be final and binding upon all the Parties for purposes of the matters set forth in the Revenue Certificate. The fees and expenses of the Accounting Firm for a determination under this Section 2.3(c) shall be apportioned equally between Buyer, on the one hand, and the Seller Parties, on the other hand.

Section 2.4          Pre-Closing Revenue Adjustment to Transaction Consideration.

(a)          Not less than five (5) Business Days before the scheduled Closing Date, the Seller Parties shall prepare in good faith and deliver to Buyer a certificate (the “Estimated Closing Revenue Certificate”) signed by the Company and the Seller Parties setting forth and certifying:

(i)    the Seller Parties’ good faith calculation of the estimated Closing Date 2026 Pro Forma Revenue, together with supporting books, records (including work papers, schedules, memoranda and other documents) and calculations in reasonable detail; and

(ii)    the Seller Parties’ good faith calculation of the estimated Transaction Consideration Reduction, if any, and the estimated Transaction Consideration, as adjusted pursuant to Section 2.4(b).

(b)          If the estimated Closing Date 2026 Pro Forma Revenue as set forth in the Estimated Closing Revenue Certificate is less than ninety-five percent (95%) of the Fiscal Year 2025 Revenue, then the Transaction Consideration shall be reduced by an amount equal to (i) Fiscal Year 2025 Revenue, minus the estimated Closing Date 2026 Pro Forma Revenue as set forth in the Estimated Closing Revenue Certificate; times (ii) two and one-half (2.5); times eighty percent (80.0%) (the “Transaction Consideration Reduction”).

(c)          For the avoidance of doubt, if the estimated Closing Date 2026 Pro Forma Revenue as set forth in the Estimated Closing Revenue Certificate is equal to or greater than ninety-five percent (95%) of the Fiscal Year 2025 Revenue (including if Closing Date 2026 Pro Forma Revenue as set forth in the Estimated Closing Revenue Certificate exceeds Fiscal Year 2025 Revenue), then the Transaction Consideration shall not be adjusted pursuant to this Section 2.4.

Section 2.5          Post-Closing Revenue Adjustment to Transaction Consideration.

(a)          No later than ninety (90) days following the Closing Date, Buyer shall notify the Seller Parties whether it accepts or disputes the estimate of the Transaction Consideration as set forth in the Estimated Closing Revenue Certificate (or any calculation set forth in the Estimated Closing Revenue Certificate used to calculate the estimate of the Transaction Consideration set forth therein) as the actual Transaction Consideration. If Buyer accepts the estimate of the Transaction Consideration set forth in the Estimated Closing Revenue Certificate as the actual Transaction Consideration, or fails to the Seller Parties within such ninety (90) day period of any dispute, then such estimate of the Transaction Consideration set forth in the Estimated Closing Revenue Certificate shall be deemed final and conclusive and binding on all Parties. If Buyer disputes the estimate of the Transaction Consideration set forth in the Estimated Closing Revenue Certificate (or any calculation set forth in the Estimated Closing Revenue Certificate used to calculate the estimate of the Transaction Consideration set forth therein) as the actual Transaction Consideration, then Buyer shall deliver to the Seller Parties a written notice of objection (a “Adjustment Notice of Objection”) (such Adjustment Notice of Objection to describe in reasonable detail the proposed adjustments or objections to any or all of the items set forth in the Estimated Closing Revenue Certificate) within ninety (90) days following the Closing Date. During such ninety (90) day period, the Seller Parties shall cause its advisors, counsel and accountants to give Buyer and its advisors, counsel and accountants full access to the books, records and personnel requested by Buyer in order to enable it to determine the Transaction Consideration on a fully-informed basis.

(b)          Buyer and the Seller Parties shall endeavor to resolve any disputes with respect to the Estimated Closing Revenue Certificate, as applicable, within ten (10) Business Days of the delivery of an Adjustment Notice of Objection by Buyer, such resolution to be documented in a written agreement signed by Buyer and the Seller Parties. If Buyer and the Seller Parties are unable to reach such written agreement within such ten (10) Business Day period, then the dispute shall be referred to an Accounting Firm. Each Seller Party and Buyer shall cooperate with the Accounting Firm during the term of its engagement and shall take all actions reasonably requested by the Accounting Firm in connection with resolving such dispute, including submitting written claims to the Accounting Firm. Each Party shall be afforded the opportunity to discuss the disputed matter with the Accounting Firm but only if representatives of both Buyer and the Seller Parties are present for such discussions (no ex parte communications shall be permitted). The Seller Parties and Buyer shall execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Within fifteen (15) Business Days of the submission of any dispute concerning the resolution of the Adjustment Notice of Objection to the Accounting Firm, the Accounting Firm shall render a decision in accordance with this Section 2.5(b), along with a statement of reasons therefor. The decision of the Accounting Firm shall be final and binding upon all the Parties hereto for purposes of the matters set forth in the Estimated Closing Revenue Certificate. The fees and expenses of the Accounting Firm for a determination under this Section 2.5(b) shall be apportioned equally between Buyer, on the one hand, and the Seller Parties, on the other hand.

(c)          If the Transaction Consideration, as finally determined pursuant to Section 2.5(b), is less than the Seller Parties’ estimate of the Transaction Consideration as set forth on the Estimated Closing Revenue Certificate, then the Sellers (pro rata based on the portion of the Closing Proceeds received by each at the Closing as compared to the Closing Proceeds) shall pay to Buyer by wire transfer of immediately available funds to such bank account as Buyer shall have designated in writing to the Sellers such shortfall within five (5) Business Days after the final determination thereof. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right (but not the obligation) to recover the amount owed by Sellers pursuant to this Section 2.5(c) from the Escrow Fund, and Buyer and Sellers shall, by the fifth day following such election by Buyer (at its sole discretion), deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer a portion of the Escrow Fund equal to such amount.

Section 2.6          Closing. The closing of the Transactions (the “Closing”) shall take place on the third Business Day after the last of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with the terms of this Agreement or at such other time as the Parties may mutually agree (“Closing Date”) by means of the exchange of signature pages by email; provided however, that, strictly for the purposes of certain specified financial effects of the Transactions (and not, for the avoidance of doubt, for the purpose of passage of title or risk of loss or for any other purpose), the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date (the “Financial Effective Time”). All actions to be taken, and all documents to be executed or delivered, by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and none shall be effective unless and until all have occurred. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that: (x) no in-person Closing shall be conducted as among the Parties; and (y) except to the extent required by Law or by any third party (e.g., any financing source), no Party shall be required to provide to any other party any original signed document. On the Closing Date:

(a)          the Seller Parties shall deliver to Buyer:

(i)    a counterpart signature page to the Third Amended and Restated Operating Agreement of the Company, substantially in the form attached to this Agreement as Exhibit A (the “Third Amended and Restated Operating Agreement”), duly executed by Richard’s Trust;

(ii)    the Escrow Agreement, duly executed by each Seller;

(iii)    instruments of assignment, substantially in the form attached to this Agreement as Exhibit B (collectively, the “Interest Assignments”), conveying the Membership Interests to Buyer, duly executed by each Seller and accompanied by all certificates and instruments evidencing the Membership Interests, free and clear of all Liens;

(iv)    an employment agreement, substantially in the form attached to this Agreement as Exhibit C, by and between Richard and the Company, duly executed by Richard (“Richard’s Employment Agreement”);

(v)    a Release of the Company, substantially in the form attached to this Agreement as Exhibit D (the “Release”), duly executed by each Seller Party;

(vi)    a certificate of non-foreign status for each Seller pursuant to Section 1.1445-2(b)(2) of the Code, in form and substance acceptable to Buyer (collectively, the “FIRPTA Affidavits”), duly executed by each Seller;

(vii)    a properly completed IRS Form W-9 for each Seller, duly executed by each Seller;

(viii)    a certificate duly executed by an authorized manager of the Company, in form and substance reasonably satisfactory to Buyer, certifying: (A) that attached thereto are true, correct, and complete copies of all resolutions adopted by the manager(s) and the members of the Company authorizing the execution, delivery, and performance of this Agreement, the other Transaction Documents to which the Company is or will be a party, and the consummation of the Transactions; (B) that all such resolutions are in full force and effect; (C) the names and signatures of the authorized Person(s) of the Company authorized to sign this Agreement and the other Transaction Documents to which it is or will be a party; (D) that attached thereto are true, correct, and complete copies of the Organizational Documents of the Company as in effect immediately prior to the Closing; and (E) that attached thereto is a certificate of good standing for the Company issued by the Secretary of State of the State of Oklahoma and certificates of good standing for the Company certified by the Secretary of State of each additional state where the Company is required to be qualified to do business, in each case as of a date not more than 5 Business Days prior to the Closing;

(ix)    a certificate of trust duly executed by the trustee of Richard’s Trust, in form and substance reasonably satisfactory to Buyer, certifying: (A) the valid existence of Richard’s Trust; and (B) the trustee’s authority to execute, deliver, and perform this Agreement, the other Transaction Documents to which Richard’s Trust is or will be a party, and the consummation of the Transactions;

(x)    a certificate of trust duly executed by the trustee of Gayle’s Trust, in form and substance reasonably satisfactory to Buyer, certifying: (A) the valid existence of Gayle’s Trust; and (B) the trustee’s authority to execute, deliver, and perform this Agreement, the other Transaction Documents to which Gayle’s Trust is or will be a party, and the consummation of the Transactions;

(xi)    the Consents listed on Schedule 2.6(a)(xi) (the “Required Consents”);

(xii)    evidence, in form and substance acceptable to Buyer, that all Indebtedness of the Company as of immediately prior to the Closing, and all Transaction Expenses have been paid off prior to the Closing Date or will be paid off at Closing out of the Closing Proceeds and, to the extent applicable, fully executed UCC-3 termination statements and other terminations, satisfactions of mortgage, pay-offs or releases, or, at Buyer's option, assignments, necessary to terminate, release or assign, as the case may be, all Liens with respect to any such Liabilities (such Liabilities, to the extent to be so paid off at Closing, collectively, the “Third-Party Payments”);

(xiii)    a properly completed IRS Form W-9 (or such other similar Tax form(s) requested by Buyer) with respect to each payee with respect to any Third-Party Payment;

(xiv)    employment agreements for employment with the Company, in form and substance acceptable to Buyer (collectively, the “Retained Employee Employment Agreements”), duly executed by each employee listed on Schedule 2.6(a)(xiv);

(xv)    offer letters for employment with the Company, in form and substance acceptable to Buyer (collectively, the “Offer Letters”), duly executed by each employee listed on Schedule 2.6(a)(xv);

(xvi)    resignations of all officers and managers of the Company, in form and substance acceptable to Buyer;

(xvii)    a USB drive (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted as of the Closing Date to the Data Room;

(xviii)    evidence reasonably satisfactory to Buyer that the Company has obtained professional liability/errors and omissions (adviser E&O), cyber/privacy liability, directors and officers liability, fiduciary liability, employment practices liability, and crime/bond coverage liability tail insurance coverage in form and substance reasonably satisfactory to Buyer (collectively, the “Post-Closing Insurance Coverage”); the costs of such Post-Closing Insurance Coverage to be split fifty percent (50%) by Buyer and fifty percent (50%) by Sellers as Transaction Expenses;

(xix)    the certificate executed by the Company’s Chief Compliance Officer required by Section 7.2(d);

(xx)    all Books and Records belonging to or otherwise relating to the Company or a copy of any books and records required by Applicable Law to be retained by the Company that are not located at the Company's principal place of business; and

(xxi)    and all other documents, certificates, opinions and other items reasonably requested by the Sellers, which such documents, certificates, opinions and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to the Sellers and its counsel.

(b)          Buyer shall deliver to the Sellers:

(i)    the Third Amended and Restated Operating Agreement, duly executed by Buyer;

(ii)    the Escrow Agreement, duly executed by Buyer;

(iii)    Richard’s Employment Agreement, duly executed on behalf of the Company;

(iv)    the Release, duly executed by Buyer;

(v)    a certificate duly executed by an authorized manager of Buyer, in form and substance reasonably satisfactory to Sellers, certifying: (A) that attached thereto are true, correct, and complete copies of all resolutions adopted by the manager(s) and member(s) of Buyer authorizing the execution, delivery, and performance of this Agreement, the other Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions hereunder and thereunder; (B) that all such resolutions are in full force and effect; (C) the names and signatures of the authorized Person(s) of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is or will be a party; (D) that attached thereto are true, correct, and complete copies of the Organizational Documents of Buyer as in effect immediately prior to the Closing; and (E) that attached thereto is a certificate of good standing for Buyer issued by the Secretary of State of the State of Maryland, as of a date not more than 5 Business Days prior to the Closing;

(vi)    the Retained Employee Employment Agreements, duly executed on behalf of the Company;

(vii)    the Offer Letters, duly executed on behalf of the Company; and

(viii)    and all other documents, certificates, opinions and other items reasonably requested by Buyer, which such documents, certificates, opinions and other items shall be in form and substance, and shall be executed in a manner (as applicable), reasonably satisfactory to Buyer and its counsel.

Section 2.7          Purchase Price Adjustment.

(a)          Estimated Closing Certificate. The Sellers Parties shall, not later than five (5) Business Days prior to the Closing Date, prepare and deliver to Buyer, for Buyer’s review and approval, a certificate (the “Estimated Closing Certificate”) signed by the Seller Parties and attaching estimated unaudited financial statements consisting of the balance sheet of the Company as of the Closing Date and the related statements of income, prepared in accordance with GAAP, together with a statement setting forth the Seller Parties’ good faith estimate of each of: (A) the Closing Working Capital, calculated consistent with the illustrative Working Capital calculation set forth on Exhibit G; (B) the Closing Cash; (C) the Closing Indebtedness; and (D) the Transaction Expenses, which shall quantify in reasonable detail the items constituting such estimates and shall contain detailed evidence supporting such estimates.

(b)          Purchase Price Adjustment Post-Closing.

(i)    As an adjustment to the Transaction Consideration: (A) Buyer shall pay (or cause to be paid) to Sellers (in proportion to their respective Seller Applicable Percentages) the amount calculated as follows in this Section 2.7(b)(i), if such amount is a positive number; or, in the alternative, (B) Sellers (jointly and severally) shall pay to Buyer the absolute value of the amount calculated as follows in this Section 2.7(b)(i), if such amount is a negative number. The calculation referenced in the immediately foregoing sentence shall be as follows: the result (which may be a positive or negative number) of the following calculation: (1) ((A) the Closing Working Capital, minus (B) the Working Capital Target, plus (C) the Closing Cash, minus (D) the Closing Cash Target)), times (E) eighty percent (80%); minus (2) the result of the following calculation: (A) the Closing Indebtedness; plus (B) the amount of the portion (if any) of the Closing Indebtedness that is paid off at the Closing, out of the Transaction Consideration, as Third-Party Payment(s); minus (C) the Transaction Expenses; plus (D) the amount of the portion (if any) of the Transaction Expenses that is paid off at the Closing, out of the Transaction Consideration, as Third-Party Payment(s). The amount calculated in accordance with the immediately foregoing sentence and payable in accordance with the first sentence of this Section 2.7(b)(i) is referred to in this Agreement as the “Post-Closing Payment”. Such adjustment amount shall be paid as set forth below in this Section 2.7(b).

(ii)    Preparation of Closing Certificate. Not later than the one hundred twentieth (120th) day following the Closing Date, Buyer shall cause the Closing Certificate to be prepared and shall deliver the Closing Certificate to the Seller Parties; provided, however, that Buyer’s failure to deliver the Closing Certificate by such date shall not preclude Buyer from delivering the Closing Certificate at a later date; provided further, however, that the immediately foregoing proviso shall not limit Sellers’ right to make any claim under Article IX or Section 10.9 with respect to any such failure to timely deliver the Closing Certificate.

(iii)    Review and Disagreement by the Seller Parties. The Seller Parties shall have through the fifteenth (15th) day following Buyer’s delivery of the Closing Certificate to review the Closing Certificate (the “Review Period”). During the Review Period, Buyer shall, and shall cause its advisors, counsel and accountants to, give the Seller Parties and their advisors, counsel and accountants full access to the books, records and personnel requested by the Seller Parties, in order to enable them to determine the Post-Closing Payment on a fully-informed basis. If the Seller Parties disagree with Buyer’s calculation of any amount set forth in the Closing Certificate, then the Seller Parties shall, prior to the expiration of the Review Period, deliver a written notice to Buyer disagreeing with such calculation (a “Notice of Disagreement”), which Notice of Disagreement shall set forth, in reasonably specific detail: (A) the nature and amount of each such disagreement; (B) the Seller Parties’ alternative calculation of each such amount; and (C) the Seller Parties’ resulting calculation of the Post-Closing Payment. Notwithstanding anything to the contrary in this Agreement: (1) if the Seller Parties fail to timely deliver a Notice of Disagreement that complies with the immediately foregoing sentence, then the Closing Certificate, as prepared and delivered by Buyer in accordance with Section 2.7(b)(ii), shall be final, conclusive and binding, in all respects, upon the Parties; or, in the alternative, (2) if the Seller Parties timely deliver a Notice of Disagreement that complies with the immediately foregoing sentence but such Notice of Disagreement does not expressly object to the amount, as set forth in the Closing Certificate, of any Closing Amount, then each such Closing Amount shall be final, conclusive and binding, in all respects, upon the Parties. Following the Seller Parties’ delivery of any Notice of Disagreement, the Seller Parties shall deliver to Buyer copies of all books and records, to the extent that such books and records relate to the Seller Parties’ calculation of any Closing Amount, as are in the Seller Parties’ possession.

(iv)    Efforts to Reach Agreement; Dispute Resolution. Buyer and the Seller Parties shall endeavor to resolve any disputes with respect to the Closing Certificate, as applicable, within ten (10) Business Days of the delivery of a Notice of Disagreement by the Seller Parties, such resolution to be documented in a written agreement signed by Buyer and the Seller Parties. If Buyer and the Seller Parties are unable to reach such written agreement within such ten (10) Business Day period, then the dispute shall be referred to an Accounting Firm. Each Seller Party and Buyer shall cooperate with the Accounting Firm during the term of its engagement and shall take all actions reasonably requested by the Accounting Firm in connection with resolving such dispute, including submitting written claims to the Accounting Firm. Each Party shall be afforded the opportunity to discuss the disputed matter with the Accounting Firm but only if representatives of both Buyer and the Seller Parties are present for such discussions (no ex parte communications shall be permitted). The Seller Parties and Buyer shall execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form. Within fifteen (15) Business Days of the submission of any dispute concerning the resolution of a Notice of Disagreement to the Accounting Firm, the Accounting Firm shall render a decision in accordance with this Section 2.7(b)(iv), and subject to the limitations set forth in Section 2.7(b)(iii), along with a statement of reasons therefor. The decision of the Accounting Firm shall be final and binding upon all the Parties hereto for purposes of the matters set forth in the Closing Certificate. The fees and expenses of the Accounting Firm for a determination under this Section 2.7(b) shall be apportioned equally between Buyer, on the one hand, and the Seller Parties, on the other hand.

(v)    Time and Method of Post-Closing Payment. Any Post-Closing Payment shall be made: (A) if no Notice of Disagreement with respect to the Closing Certificate is timely delivered by the Seller Parties, in accordance with Section 2.7(b)(iii), within the Review Period, then by the fifth (5th) Business Day following the last day of the Review Period; or (B) if a Notice of Disagreement with respect to the Closing Certificate is so timely delivered, then by the fifth (5th) Business Day following the earlier of: (1) agreement between Buyer and the Seller Parties, pursuant to Section 2.7(b)(iv), with respect to the amount of the Post-Closing Payment; and (2) delivery of the calculation of the amount of the amount of any Closing Amounts that are disputed, and of the resulting Post-Closing Payment, by the Accounting Firm pursuant to Section 2.7(b)(iv). Any payments pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds by Seller or Buyer, as the case may be, to such account of Sellers or Buyer, as the case may be, as is designated in writing by Sellers or Buyer (as applicable). Notwithstanding anything to the contrary in this Agreement, Buyer shall have the right (but not the obligation) to recover the amount owed by Sellers, if any, pursuant to this Section 2.7(b)(v) from the Escrow Fund, and Buyer and Sellers shall, by the fifth day following such election by Buyer (at its sole discretion), deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Buyer a portion of the Escrow Fund equal to such amount.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER PARTIES

Section 3.1          Representations and Warranties Concerning the Company. As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, the Seller Parties jointly and severally represent and warrant to Buyer as follows:

(a)          Organization and Authority.

(i)    The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to do business and is in good standing in the states of the United States listed on Schedule 3.1(a) and other jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The Company has the requisite power and authority necessary to carry on its business as it is now being conducted and as it is contemplated will be conducted immediately following the Closing and to own, lease and operate its properties and assets. Before the Effective Date, the Company has made available to Buyer a true and complete copy of the Company’s Articles of Organization and Operating Agreement, each as amended to such date, and all such documents are in full force and effect. The Company is not in default under or in violation of any provision of its Organizational Documents.

(ii)    The Company has all necessary limited liability company power and authority to, and has taken all action on its part necessary to, execute and deliver this Agreement and each other Transaction Document to which it is a party, consummate the Transactions and perform its obligations hereunder and thereunder, and no other proceedings on the part of the Company are necessary to authorize this Agreement and each other Transaction Document and the Transactions. This Agreement and each other Transaction Document to which the Company is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by the Company and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(b)          Reports. The Company has timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since the Company’s inception with any Governmental Authority (including the SEC) and any Self-Regulatory Organization (all such reports, registrations, statements and filings being collectively referred to herein as the “Regulatory Reports”), including all reports, registrations, statements and filings required under the Advisers Act and the Exchange Act, and the Company has paid all filing fees and assessments due in connection therewith and made all required updates, supplements and amendments on a timely basis. As of their respective dates, and as of the Effective Date to the extent any such Regulatory Reports remain effective, current or subject to ongoing obligations, the Regulatory Reports were true, accurate, complete and not misleading in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and complied in all respects with the Applicable Laws enforced or promulgated by the Governmental Authority or Self-Regulatory Organization with which they were filed, including, without limitation, the Advisers Act and the Exchange Act and the rules and regulations thereunder. The Company has delivered or made available to Buyer true, correct and complete copies of all Regulatory Reports and all written correspondence received since January 1, 2021, from any Governmental Authority or Self-Regulatory Organization relating thereto (including any examination reports, deficiency letters, comment letters, responses and remediation plans), and there are no outstanding or unresolved written comments, requests or deficiency findings of any Governmental Authority or Self-Regulatory Organization with respect to the Regulatory Reports that have been communicated to the Company and not fully and timely resolved.

(c)          Regulatory Consents. Except as listed on Schedule 3.1(c), no notices, reports or other filings are required to be made by the Company with, and no Consents or registrations are required to be obtained by the Company from, any Governmental Authority or any Self‑Regulatory Organization in connection with the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby. To Sellers’ Knowledge, there is no reason why the regulatory approvals and consents referred to in this Section 3.1(c), if any, will not be received without undue delay or expense.

(d)          No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or transfer to any other Person of any License or other right or interest under, to or in, any Equity Securities of any of the Company or any of the Company’s assets or properties pursuant to (other than Permitted Liens), (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation under, or (v) create any right to payment or any other right (concurrently or with the passage of time or upon the occurrence of one or more events or conditions) pursuant to, any Organizational Documents of the Company, any Applicable Law or License to which the Company is subject, or any Contract to which the Company is a party or bound. None of the Company, any Seller Party or any of their respective Affiliates is a party to or bound by any written or oral Contract or understanding with respect to an Acquisition Proposal other than this Agreement, and all of them have terminated all discussions with third parties (other than Buyer) regarding Acquisition Proposals. None of the Company, any Seller Party or any of their respective Affiliates has breached any exclusivity, no‑shop or similar obligation to any third party in connection with the negotiation of the Transactions or any other Acquisition Proposal.

(e)          Litigation; Regulatory Action. Except as set forth on Schedule 3.1(e), there are, and since January 1, 2020, have been, no Claims or investigations pending or, to Sellers’ Knowledge, threatened against the Company, or to which the Company or its properties or assets or its directors, officers or employees are subject, and the Company has not received notice thereof. Without limiting the foregoing, there are no Claims or investigations pending or, to Sellers’ Knowledge, threatened against the Company, relating to the termination of, or limitation of, the rights of the Company under its registration under the Advisers Act, as an investment adviser or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Applicable Law including any federal or state securities laws or regulations. There are, and since the inception of the Company, have been, no outstanding judgments, decrees, stipulations or orders in favor of or naming any Person relating to the Company, a Seller Party, or any of their respective Affiliates, directors, officers or employees (as applicable) relating to the performance of their duties in such capacities or against or affecting their properties or assets. There are no consent decrees or similar arrangements entered into with a Governmental Authority, Self-Regulating Organization, or other Person by, or relating to, the Company, a Seller Party, or any of their respective Affiliates, directors, managers, officers or employees, as applicable, relating to the performance of their duties in such capacities or against or affecting their properties or assets, that are still in effect, or were in effect at any time since the inception of the Company.

(f)          Title to and Sufficiency of Assets. The Company has, and upon the Closing will have: (i) good, valid, exclusive, and with respect to the Company’s leasehold interest in the Leased Real Property marketable, title to; or (ii) valid, binding and enforceable leasehold interest in, in each case, all properties and assets, whether real (including the Leased Real Property), personal or mixed and whether tangible or intangible used or held for use in Company's business operations (including the Business) or purported to be owned or leased by the Company, in each case, free and clear of and all Liens, except for Permitted Liens. Such properties and assets: (A) are in good condition and repair, are structurally sound and free of any defects and deficiencies (ordinary wear and tear excepted); (B) are adequate for, and constitute all of the properties and assets used in, or necessary for, the Company's business operations (including the Business); (C) are sufficient to conduct the Company's business operations (including the Business), from and after the Closing without interruption and in the ordinary course of business as they have been conducted prior to the Closing and as (to Sellers’ Knowledge or as evidenced by written documents) currently proposed by the Company to be conducted following the Closing; and (D) comply in all material respects with, and are being operated and otherwise used in compliance with, in all material respects, all Applicable Laws. Schedule 3.1(f) sets forth a true and complete list of all of the fixed assets of the Company. Except as set forth in Schedule 3.1(f), there are no material facilities, services, assets or properties shared with any other Person that are used by the Company, other than facilities, assets and properties titled or leased in the Company's name.

(g)          Compliance With Laws.

(i)    The Company and each of its current and former stockholders, equityholders, officers, directors, members, managers, employees and agents (in each case, in his, her or its capacity as such) are currently, and have since the Company’s inception, conducted the Business in all material respects in accordance with Applicable Law. Except as set forth on Schedule 3.1(g)(i), each of the Company and each Seller Party, and, to Sellers’ Knowledge, each of the Company’s officers, directors, agents, contractors and employees:

(A)    Has all Licenses and Governmental Approvals, and has made all filings, applications and registrations with all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit the Company to own or lease its properties and assets and to conduct the Business as presently conducted; all such Licenses, Governmental Approvals, filings, applications and registrations are in full force and effect and are current and, to Sellers’ Knowledge, no suspension or cancellation of any of them is pending, threatened or reasonably likely;

(B)    Is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any foreign, federal, state, municipal or other Governmental Authority, or by any Self-Regulatory Organization relating to any aspect of the Business or the properties or assets of the Company, including those which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Company, nor has any such default been threatened;

(C)    Has not been charged or, to Sellers’ Knowledge, threatened with, and is not under investigation with respect to, any violation of any provision of any Applicable Law, including any federal or state securities law or regulation applicable to the Business or the properties or assets of the Company, affecting the Company, or the transactions contemplated by the Transaction Documents, or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Company and is not on notice of the pendency of any such charge or investigation;

(D)    Has not received any examination report or deficiency letter from the SEC or any Governmental Authority or Self-Regulatory Organization that (1) identifies a material violation or material weakness that remains unresolved or (2) imposes any remedial action that remains outstanding;

(E)    Is not required to be registered or appointed as a broker-dealer, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an insurance agent, a sales person or in any similar capacity with the SEC, FINRA, the Commodity Futures Trading Commission, the National Futures Association, or any other applicable Governmental Authority or Self-Regulatory Organization, or under any Applicable Law; and

(F)    Is not subject to any cease-and-desist or other order issued by, or a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization and is not on notice of the pendency of any such charge or investigation.

(ii)    The calculation of performance of the Business, and each component thereof, as presented in Client reporting, Form ADV and Client-facing or external marketing materials since January 1, 2021, has been, and through the Closing will continue to be, in all material respects accurate and calculated in compliance with Applicable Law, and the Company has maintained, and through the Closing will continue to maintain, Books and Records required by Applicable Law to calculate and substantiate such performance.

(iii)    All marketing, advertising and distribution materials, disclosures and practices prepared, filed or implemented by the Company in managing and marketing and otherwise operating the Business have materially complied, and will continue to materially comply through the Closing, with Applicable Laws, and all such marketing, advertising and distribution materials and disclosures have not, and will not through the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.

(iv)    To the extent that the Company claims to be compliant with the CFA Institute Guidelines (e.g., “GIPS compliant”) with respect to the Business, the Company has complied with applicable CFA Institute Guidelines.

(h)          Private Funds. The Company has never provided, and does not provide, Investment Services to any Private Fund or any other Fund and has not acted, and does not act, as a general partner, managing member, manager or trustee or in any similar capacity for, of or to a Fund. To Sellers’ Knowledge, no employee or Affiliate has done so on the Company’s behalf, and there are no arrangements, commitments or understandings, whether written or oral, to commence providing such services.

(i)          Investment Advisory Activities.

(i)    The Company is and has, since its inception, been duly registered as an investment adviser under the Advisers Act and is, and since its inception has been, in compliance in all material respects with the Advisers Act and Applicable Law. The Company is duly registered or licensed under Applicable Law as an investment adviser in each state, foreign country or other jurisdiction in which the nature of its business so requires. The Company is and has, since its inception, been engaged solely in the business of providing Investment Services. Each such registration is in full force and effect and has never been suspended or withdrawn, temporarily or otherwise, and no Governmental Authority has notified the Company in writing of any pending proceeding to limit, suspend or revoke any such registration or license. Each Person engaged or employed by the Company who is required to be registered and/or notice filed as an investment adviser representative, registered representative or salesperson with the SEC, the securities commission of any state or any Self-Regulatory Organization is so registered and/or notice filed, such registration and/or notice filing is in full force and effect and a list of all such registrations and notice filings are set forth on Schedule 3.1(i)(i).

(ii)    The Company has filed and delivered to its Clients, on a timely basis and in a proper manner, and paid the associated fees and assessments for, all registration statements and disclosure documents on Form ADV (including Parts 1 and 2) and Form CRS and comparable and other filings required under Applicable Law. The Company has delivered to Buyer, true and complete copies of its most recent Form ADV and Form CRS (each as amended to date), and all foreign registration forms, each likewise as amended to date. The information contained in such forms was true, correct and complete at the time of filing and the Company has made all amendments to such forms as it is required to make under Applicable Law. The information contained in the Company’s most recent Form ADV and Form CRS, in each case as amended to date, is true and complete as of the date hereof, and such forms do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time of their filing, the Company’s Form ADV and Form CRS did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Company nor any Person “associated” (as defined in Section 202(a)(17) of the Advisers Act) with the Company has been convicted of any crime or is or has engaged in any conduct or is subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or Section 203(f) of the Advisers Act that would be a basis for denial, suspension or revocation of registration of, or any limitation on the activities of, the Company as an investment adviser under Section 203(e) of the Advisers Act, and there is no pending or, to Sellers’ Knowledge, threatened proceeding or investigation that is reasonably likely to become the basis for any such disqualification, denial, suspension, limitation or revocation. The Company is not subject to any limitation imposed in connection with one or more of the Licenses which could reasonably be expected to have a Material Adverse Effect on the Company, and there are no outstanding, unresolved material comments or deficiency findings from any Governmental Authority with respect to such filings.

(iii)    No employee of the Company conducts activities involving securities (including investment management or investment advisory or subadvisory activities) except (A) as part of his or her employment with the Company; (B) managing his or her own investments or the investments of family members or (C) as stated in Schedule 3.1(i)(iii).

(iv)    Neither the Company nor any of its directors, officers, employees, contractors or agents has been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by Governmental Authorities or Self-Regulatory Organizations), disciplinary proceedings, consent decrees, censures, bars or administrative orders on account of a violation (or alleged violation) of Applicable Law, and there is no pending or, to Sellers’ Knowledge, threatened charge, investigation or proceeding by any Governmental Authority or Self-Regulatory Organization involving the Company or any of the foregoing persons. The Company has delivered to Buyer true, correct and complete copies of any examination reports, deficiency letters, warning letters or similar notices received from any Governmental Authority or Self-Regulatory Organization during the past five (5) years and the Company has remediated any material deficiencies identified therein.

(v)    The Company has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act by the Company or any of its Affiliates, directors, officers, employees or other supervised persons, including, without limitation, policies and procedures reasonably designed to ensure compliance with Rule 206(4)-1 (Marketing Rule), Rule 206(4)-2 (Custody Rule), Rule 204-2 (Books and Records), Regulation S-P and Regulation S-ID, and policies and procedures relating to the following:

(A)    portfolio management processes, including allocation of investment opportunities among Clients and consistency of portfolios with Clients’ investment objectives, disclosures by the Company, and applicable regulatory restrictions, including the voting of securities as required by Rule 206(4)-6 promulgated under the Advisers Act and the voting of proxies;

(B)    trading practices, including procedures by which the adviser satisfies its best execution obligation, uses Client brokerage to obtain research and other services (“Soft Dollar Arrangements”), and allocates aggregated trades among Clients;

(C)    proprietary trading of the Company and personal trading activities of their respective supervised persons, including those policies and procedures designed to prevent the misuse of material nonpublic information or the engagement by an employee or an Affiliate in fraudulent, manipulative or deceptive actions;

(D)    the accuracy of disclosures made to Clients and regulators, including account statements and advertisements;

(E)    safeguarding of Client assets from conversion or inappropriate use by employees;

(F)    the accurate creation of required records and their maintenance in a manner that secures them from unauthorized alteration or use and protects them from untimely destruction;

(G)    marketing advisory services, including the use of solicitors;

(H)    processes to value Client holdings and assess fees based on those valuations;

(I)    safeguards for the privacy protection of Client records and information; and

(J)    business continuity plans.

Without limiting the generality of the foregoing, the Company (i) has adopted a formal code of ethics complying with Rule 204A-1 promulgated under the Advisers Act; (ii) has adopted a written policy on insider trading complying with Section 204A of the Advisers Act; (iii) has policies with respect to avoiding conflicts of interest which are as stated in the most recent Form ADV filed by it, as amended; (iv) has adopted a written policy on allocations of initial public offerings of securities; (v) has adopted and implemented written policies and procedures with respect to proxy voting complying with Rule 206(4)-6 promulgated under the Advisers Act and (vi) has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder. The Company has given Buyer true, correct and complete copies of such policies and procedures. Such policies and procedures comply with Applicable Law, and there have been no material violations (or allegations of violations) of such policies and procedures by the Company or its officers, directors, managers, employees, contractors or agents or the Seller Parties that have not been remediated and, to the extent required, disclosed to Clients or Governmental Authorities. The Company has reviewed, no less frequently than annually (or, in the case of the first annual review of such policies and procedures, not later than eighteen (18) months after their initial adoption), the adequacy of such policies and procedures and the effectiveness of their implementation and has documented such reviews. The Company has at all times maintained a duly appointed Chief Compliance Officer responsible for, inter alia, administering such policies and procedures. Each employee of the Company has executed an acknowledgement that he or she is bound by the terms of the ethics and insider trading policies of the Company.

(vi)    The Company has not purchased or redeemed investments of Clients in mutual funds more frequently than permitted by the policies, if any, described in the prospectuses of such mutual funds. To Sellers’ Knowledge, (A) mutual funds in which the Company has invested on behalf of Clients have not processed the Company’s purchase or redemption orders after 4:00 p.m. (Eastern time) on a trading day, yet given the Company the purchase or redemption price applicable to that trading day and (B) the Clients of the Company have received all breakpoint discounts on front end loads to which they are entitled on investments in mutual funds made by the Company on their behalf. The Company has not received, directly or indirectly, any 12b-1 fees, revenue sharing, or other compensation from any broker, custodian, or fund complex except as disclosed in the Company’s Form ADV and in compliance with Applicable Law.

(vii)    Except as set forth on Schedule 3.1(i)(vii), no Person other than full-time employees of the Company renders Investment Services to or on behalf of, or solicits Clients with respect to, the provision of Investment Services by the Company.

(viii)    Except as set forth in Schedule 3.1(i)(viii), the Company does not provide Investment Services to, or hold a partnership or other equity interest in, any investment vehicle.

(ix)    The only place of business (within the meaning of Rule 203A-3(b) under the Advisers Act) of the Company are its office located at 201 Robert S. Kerr Ave., Suite 510, Oklahoma City, Oklahoma 73102.

(x)    Since its inception, the Company has operated each Client account in compliance in all material respects with the objectives, guidelines and restrictions of such Client account, including as set forth in the applicable account guidelines or instructions for such Client account, and any material trade errors, fee billing errors or valuation errors have been timely remediated in accordance with the Company’s written policies and Applicable Law.

(j)          Investment Contracts and Clients.

(i)    Schedule 3.1(j)(i) sets forth a true, correct and complete listing of (A) each Client as of the Effective Date, together with a notation of any arrangement between the Company and another Person (other than the Client) by which the Company pays or receives a fee in connection with the solicitation or provision of Investment Services to such Client; (B) each Contract (including the date thereof and the Client party thereto), and all amendments thereto, in effect on the Effective Date relating to the rendering of Investment Services by the Company to each Client or any other person (“Investment Contracts”); (C) the amount of AUM of each Client as of the Effective Date; (D) the annualized investment management, investment advisory, consulting or other service fees attributable to each Client as of such date and any fee adjustments in effect or proposed to be instituted; and (E) whether Client consent to assignment is required under Section 205(a)(2) of the Advisers Act or otherwise in connection with the Transactions. No Client has expressed, in writing or, to Sellers’ Knowledge, orally, an intention to terminate or reduce in any material respect its investment relationship with the Company, or materially adjust the fee schedule with respect to any Investment Contract in a manner which would reduce the fee to the Company.

(ii)    Each Investment Contract is in full force and effect, and each Investment Contract and any subsequent renewal has been duly authorized, executed and delivered by the Company and, to Sellers’ Knowledge, each other party thereto, in compliance with all Applicable Laws, and is a legal, valid and binding agreement of the Company, and to Sellers’ Knowledge, each other party thereto, enforceable in accordance with its terms except as the same may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (B) general principals of equity, whether considered in a proceeding at law or equity.

(iii)    The Company and, to Sellers’ Knowledge, each Client is in compliance with the terms of each Investment Contract to which it is a party, and is not currently in default under any of the terms of any such Investment Contract. There does not exist under any Investment Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute an event of default thereunder on the part of the Company or, to Sellers’ Knowledge, on the part of any other party thereto. A true, correct and complete copy of the Company’s standard form of Investment Contract has been made available to Buyer.

(iv)    There have been no complaints by or disputes with Clients that remain unresolved to the Client’s satisfaction. The Company has disclosed to Buyer all written Client complaints and all material Client disputes, and, to Sellers’ Knowledge, all threatened Client complaints or disputes, in each case received during the past five (5) years.

(v)    To Sellers’ Knowledge, no basis exists upon which the Seller Parties or the Company would have any Liability to any Client (including upon consummation of the Transactions), other than Liabilities arising in the ordinary course of providing Investment Services consistent with past practice.

(vi)    There exists no “out of balance,” “out of proof” or similar condition with respect to any account maintained by the Company on behalf of any Client. The Company has not experienced any material cybersecurity incident or data breach involving Client information that has not been remediated and, to the extent required, disclosed to Clients or Governmental Authorities.

(vii)    Each Client or account to which the Company provides Investment Services or with respect to which the Company is a fiduciary under ERISA or Section 4975 of the Code that is (A) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (B) a plan that is subject to Section 4975 of the Code; (C) a plan, such as a governmental or church plan, that is not subject to ERISA but is subject to laws similar to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code (a “Similar Plan”); (D) a Person acting on behalf of any plan referred to in clauses (A), (B) or (C); or (E) an entity whose assets are considered to include the assets of any plan referred to in clause (A), (B) or (C), whether pursuant to Section 3(42) of ERISA, applicable regulations of the Department of Labor or otherwise (each plan, person or entity referred to in clauses (A) through (E) hereinafter referred to as an “ERISA Client”), has been managed by the Company such that the Company in the exercise of such management is in material compliance with the applicable requirements of ERISA, the Code and any applicable federal, state, local or non-U.S. law that is substantially similar to the fiduciary provisions of ERISA or the prohibited transaction provisions of ERISA or the Code. Schedule 3.1(j)(vii) identifies each Client that is an ERISA Client with an appropriate footnote identifying the category of ERISA Client, as set forth in clauses (A) through (E). The Company has produced and made available to Buyer all investment advisory and other agreements governing the relationship between the Company and each ERISA Client and all disclosures required by 29 C.F.R. § 2550.408b2.

(viii)    In the conduct of the Business with respect to ERISA Clients, the Company and its managers or employees have not (A) breached any provision of ERISA which would subject the Company to Liability under ERISA or (B) engaged in a transaction prohibited by Section 406 of ERISA or Section 4975 of the Code which is not subject to an applicable statutory, regulatory or administrative exemption and which would subject the Company to Liability or Taxes under Section 409 or 502 of ERISA or Section 4975 of the Code.

(ix)    The Company is a “qualified professional asset manager” (a “QPAM”) within the meaning of Department of Labor Prohibited Transaction Class Exemption 84-14, as amended (the “QPAM Exemption”), with respect to each ERISA Client, and the QPAM Exemption is not unavailable with respect to transactions negotiated by or under the authority and general direction of the Company by the application of Part I(e) of the QPAM Exemption. Except as otherwise provided on Schedule 3.1(j)(ix), neither the Company nor any “affiliate” (as defined in the QPAM Exemption) of the Company, nor any employee, shareholder or officer of the Company has, at any time during the immediately preceding 10 years, been convicted or released from imprisonment, whichever is later, as a result of any crime listed in Part I(g) of the QPAM Exemption, and the Company has not received any written notice of ineligibility or proposed ineligibility under the QPAM Exemption. The Company is not unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.

(x)    Set forth in Schedule 3.1(j)(x) is a list of each Client from which the Company earns or may earn a Performance Fee, and with respect to each such Client, the Company is in compliance with Rule 205 3 under the Advisers Act (including applicable grandfathering provisions) and any applicable state law requirements.

(xi)    Except as set forth on Schedule 3.1(j)(xi) and expressly described thereon, there are no Contracts, arrangements or understandings pursuant to which the Company has undertaken or agreed to cap, waive or reimburse any or all fees or charges payable by any of the Clients set forth on Schedule 3.1(j)(i).

(xii)    Except as set forth on Schedule 3.1(j)(xii), the Company is not a party to any agreement or arrangement pursuant to which it is entitled to provide or receive compensation as a result of marketing, placement agency or other solicitation services. The Company has not engaged any Person to provide such services who is an ineligible Person under Rule 206(4)-1 and has implemented and maintains policies and procedures reasonably designed to oversee such Persons. Each such agreement or arrangement has been established, overseen and paid in compliance with Rule 206(4)-1 under the Advisers Act (including applicable promoter disclosure and eligibility requirements) and other Applicable Law.

(xiii)    Except as set forth on Schedule 3.1(j)(xiii), the Company does not act as an investment adviser or subadviser to any wrap fee program account or wrap sponsor. With respect to any such wrap program, the Company is, and has been, in compliance in all material respects with Applicable Law, including, as applicable, Rule 3a 4 under the Investment Company Act, disclosure and best execution obligations, and any sponsor program requirements.

(xiv)    The consummation of the transactions contemplated by the Transaction Documents will constitute an “assignment” of each of the Company’s Investment Contracts within the meaning of the Advisers Act and require the consent of each Client or other counterparty thereto.

(k)          Records; Copies of Document. The Books and Records of the Company accurately record all actions taken by its manager and members in all material respects. The Company has created, maintained and preserved all Books and Records required by Rule 204-2 under the Advisers Act in all material respects and such Books and Records are true, correct and complete in all material respects and have been maintained in compliance with Applicable Law (including with respect to electronic records, retention and accessibility).

(l)          Affiliate Transactions.

(i)    Schedule 3.1(l)(i) lists the Contracts, transfers of assets or Liabilities or other transactions (including guarantees, keep-well arrangements, credit support arrangements or other similar arrangements), except for the Transaction Documents, whether or not entered into in the ordinary course of business, that are pending or in effect or involve continuing Liabilities or obligations of the Company and (A) were entered into by the Company for the benefit of a Seller Party, an officer or director of the Company, or an Affiliate of the Company or a Seller Party; or (B) by which the Company, on the one hand, and a Seller Party, an officer or director of the Company or Affiliate of the Company or a Seller Party, on the other hand, are or have been a party or otherwise bound or affected, including any principal transactions or agency cross transactions subject to Section 206(3) of the Advisers Act.

(ii)    Except as disclosed in Schedule 3.1(l)(i), each matter disclosed (or required to be disclosed) in Schedule 3.1(l)(i) was on terms and conditions at least as favorable to the Company as it could have obtained at the time in a comparable arm’s-length transaction with a Person other than the Seller Party or an Affiliate of the Seller Party or the Company, as the case may be, and was effected in compliance with Applicable Law, including Section 206(3) of the Advisers Act and related disclosure and consent requirements, to the extent applicable.

(iii)    Except as disclosed in Schedule 3.1(l)(iii), no Seller Party nor any Affiliate of the Company or any Seller Party:

(A)    Serves as a director, officer, employee, agent or representative of a Person that is a supplier, Client or competitor of, or has a material Contract with, the Company; or

(B)    Has received a loan from or is otherwise a debtor of or made a loan to or is otherwise a creditor of the Company.

(m)          Financial Statements. Complete copies of the Company's financial statements, consisting of the unaudited balance sheet of the Company as at December 31 in each of the years 2023 and 2024 and the related unaudited statements of income and retained earnings, equity holders' equity and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and financial statements consisting of the balance sheet of the Company as at September 30, 2025 and the related statements of income and retained earnings, equity holders' equity and cash flows for the nine-month period then ended (the “Interim Financial Statements” and, collectively with the Annual Financial Statements, the “Financial Statements”) are included in Schedule 3.1(m), and true and correct copies of the Financial Statements have been made available to Buyer. The Financial Statements have been prepared on a consistent basis throughout the period involved and in accordance with GAAP, subject, in the case of the Interim Financial Statements, to the absence of footnotes (that, if presented, would not differ materially from those presented in the Annual Financial Statements) and normal and recurring year-end adjustments (which adjustments would not, if actually reflected in the Interim Financial Statements, individually or in the aggregate, materially change the balances or amounts included in the Interim Financial Statements). The Financial Statements: (i) are true, correct and complete in all material respects; (ii) were prepared in accordance with the books and records of the Company; and (iii) fairly and accurately present the financial condition, results of operations, cash flows and changes in financial position of the Company as of the dates and for the periods indicated. The date of the balance sheet of the Company that is included in the most recent Annual Financial Statement is referred to in this Agreement as the “Balance Sheet Date”. The balance sheet of the Company that is included in the Interim Financial Statements is referred to in this Agreement as the “Interim Balance Sheet”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. All projections provided by or on behalf of the Company or a Seller Party to Buyer or its representatives have been prepared in good faith based upon assumptions that were, to Sellers’ Knowledge, reasonable at the time made and at the time provided to Buyer. The books, records and accounts of the Company are correct and complete in all material respects, are the basis for the Financial Statements, do not contain or reflect any material inaccuracies or discrepancies and have been maintained in accordance with Law and with good business and accounting practice. The Company’s system of internal controls over financial reporting is reasonable and sufficient to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP. There have been no instances of fraud or misappropriation that involve: (A) any employee or member of management of the Company who has a material role in the Company’s system of internal controls over financial reporting; or (B) to Sellers’ Knowledge, any other employee or member of management of the Company. The 2025 Financial Statements, once delivered to Buyer by the Seller Parties pursuant to Section 2.3(a), shall be included in the definition of “Financial Statements” for purposes of this Agreement.

(n)          Risk Management Instruments. Schedule 3.1(n) describes all interest rate swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar risk management arrangements in effect that were entered into by the Company for the Company’s own account, or for the account of one or more Clients since January 1, 2021 (“Risk Management Instruments”). The Company has delivered or made available to Buyer true, correct and complete copies of all Risk Management Instruments (including all amendments, supplements, schedules, confirmations, guarantees and credit support documentation) and a current mark to market statement with respect to each Risk Management Instrument as of a date within ten (10) Business Days prior to the Effective Date. Each Risk Management Instrument:

(i)    was entered into in accordance with prudent business practices and Applicable Law and with counterparties believed to be financially responsible and creditworthy at the time, and was entered into for bona fide hedging purposes and not for speculative purposes and, to the extent hedge accounting has been applied, has been properly documented and accounted for in accordance with GAAP; and

(ii)    is in full force and effect and constitutes the valid and legally binding obligation of the Company (duly authorized by all necessary corporate action), and, to Sellers’ Knowledge, each other party to it, enforceable against the Company and, to Sellers’ Knowledge, each other party to it in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law).

There is no event of default or event or condition that, after notice or lapse of time or both, would constitute an event of default under a Risk Management Instrument on the part of the Company or, to Sellers’ Knowledge, on the part of any other party to it. To Sellers’ Knowledge, there are no grounds to believe that any party to a Risk Management Instrument intends to terminate, or where applicable not renew, the Risk Management Instrument. The execution, delivery and performance by the Company of the Risk Management Instruments did not and do not require any Consent, approval, authorization or filing that has not been obtained or made, and the consummation of the Transactions will not (A) give any counterparty the right to terminate, liquidate, accelerate, close out, demand the posting of additional collateral or margin, or otherwise amend any term of any Risk Management Instrument, or (B) result in any increased payments, breakage fees, termination payments or other obligations under any Risk Management Instrument, other than as disclosed on Schedule 3.1(n).

(o)          Accounts Receivable; Escheat Property.

(i)    Accounts Receivable. Subject to any reserves in the Annual Financial Statements, the Accounts Receivable shown on the Annual Financial Statements and all Accounts Receivable arising subsequent to such date: (A) are valid; (B) have arisen solely out of bona fide performance of services and other business transactions in the ordinary course of business consistent with past practice, in each case, with Persons other than Affiliates; (C) are not subject to any prior Lien and are not subject to valid defenses, set-offs or counterclaims, and there are no refunds, discounts or other adjustments payable in respect of such Accounts Receivable; and (D) are legal, valid and binding obligations of the respective account debtors and are collectible. The Seller Parties have no reason to believe that the Accounts Receivable will not be collected in accordance with their terms at their recorded amounts, subject only to any reserve for doubtful accounts on the Annual Financial Statements.

(ii)    Escheat Property. The Company has no Liability under any Applicable Law pertaining to abandoned property, escheatment or other similar laws with respect to return of fees, outstanding payables, unclaimed checks or other similar matters.

(p)          No Undisclosed Liabilities.

(i)    The Company has no debt, obligation, or Liability, absolute, fixed, contingent, or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted Claim or any off-balance sheet financial obligation, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts, or other condition, except (A) those specifically reflected or reserved against on the Interim Balance Sheet (but only to the extent so reflected or reserved against); (B) Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet consistent with past practices and (C) Liabilities that are created under this Agreement or are set forth on the Schedules pursuant to the terms of the applicable provisions requiring disclosures on such Schedules.

(ii)    Except as set forth on Schedule 3.1(p)(ii), the Company has no outstanding Indebtedness.

(q)          Operations Since the Balance Sheet Date.

(i)    Since the Balance Sheet Date, the Company has conducted its business, in all material respects, in the ordinary course and no Material Adverse Effect has occurred with respect to the Company.

(ii)    Since the Balance Sheet Date, except as set forth in Schedule 3.1(q), the Company has not:

(A)    entered into or assumed a Contract or Risk Management Instrument, or entered into or permitted any amendment, supplement, waiver or other modification of a Contract or Risk Management Instrument, except (other than for an Investment Contract) in the ordinary course of business consistent with past practice;

(B)    taken any action impairing, terminating or waiving any of its rights in a Contract, Risk Management Instrument or assets (except in the ordinary course of business consistent with past practice);

(C)    entered into any transactions with Affiliates or otherwise of a type within Section 3.1(l);

(D)    merged or consolidated with, purchased substantially all the assets of, or otherwise acquired, a Person;

(E)    acquired any Equity Securities, business, business unit or assets of any Person;

(F)    incurred Indebtedness;

(G)    loaned or advanced funds;

(H)    settled, compromised or cancelled any debt owing to it (except in the ordinary course of business consistent with past practice and in the aggregate not exceeding $50,000 for the Company);

(I)    hired, promoted or engaged any employee or independent contractor;

(J)    terminated or transferred to a Person other than Company the employment of a Company employee (other than terminations for cause);

(K)    (I) granted any increase, or committed to provide any increase, to compensation or benefits of any current or former director, officer, employee, independent contractor or other service provider (except increases to annualized base salary wages granted to employees in the ordinary course of business consistent with past practice, in each case in an amount no greater than ten percent (10%) of the annualized base salary wages in effect immediately prior to such increase); or (II) entered into, accelerated the vesting or payment of, amended any Contract or other commitment to pay, or otherwise provided any severance, retention, change of control, transaction, termination or similar compensation, benefits or incentives to any current or former director, officer, employee, independent contractor or other service provider, other than as required by any Compensation and Benefit Plan in existence as of the Effective Date;

(L)    adopted, amended, renewed or terminated (or given notice of termination of) any Compensation and Benefit Plan or plan that would, upon adoption, be a Compensation and Benefit Plan;

(M)    recognized any labor union, trade union, works council, or other representative of employees as a bargaining representative of any Company employees, negotiated, amended, terminated or entered into any collective bargaining agreement, collective agreement, works council agreement, memorandum of understanding or similar Contract, or been apprised of or opposed any union organizing campaign or certification petition, been subject to or settled any material grievances or unfair labor practice charges, filed any unfair labor practice charges, or otherwise taken any action similar to the foregoing;

(N)    permitted employees to conduct investment management, investment advisory, subadvisory or broker-dealer activities except (1) as part of their employment with the Company; (2) managing their own investments or the investments of family members or (3) as stated in Schedule 3.1(i)(iii);

(O)    made a Tax election, amended a Tax Return, entered into a closing agreement, settled a Tax Claim or assessment, surrendered a right to claim a Tax refund, or consented to an extension or waiver of the limitation period applying to a Tax with respect to it, its assets, or the Business;

(P)    sold, transferred or otherwise disposed of a material asset;

(Q)    expended, or committed to expend, funds for capital expenditures of more than $25,000 in the aggregate for the Company;

(R)    entered into a new line of business unrelated to the Business;

(S)    created, suffered the imposition of, permitted to exist, or assumed any Lien on any material asset;

(T)    suffered any material damage, destruction or casualty loss including with respect to any assets or property (whether or not covered by insurance);

(U)    delayed or postponed the payment of accounts payable and/or other Liabilities, except in the ordinary course of business consistent with past practice, or accelerated or caused the acceleration of the collection or receipt of any accounts receivable, except in the ordinary course of business consistent with past practice;

(V)    changed accounting principles, policies, practices or related methodologies, except as required by GAAP or changed any of its methods of reporting income and deductions for federal income Tax purposes, except as required by changes in Applicable Law;

(W)    amended any of its Organizational Documents;

(X)    settled or compromised any Claim involving any Liability for money damages or any restrictions upon any of its operations or that have been or may be precedential with respect to other Claims that may involve such damages or restrictions;

(Y)    closed any offices at which business was conducted or opened any new offices;

(Z)    granted any Person a power of attorney or similar authority;

(AA)    terminated any property and casualty, errors and omissions, liability or any other insurance policies covering the Business or permitted any such policies to expire or terminate;

(BB)    issued, sold or otherwise disposed of any Equity Securities of the Company, or granted any option, warrant or other right to purchase or obtain (including upon conversion, exchange or exercise) any Equity Securities of the Company; or

(CC)    agreed or committed to take any of the actions in this Section 3.1(q)(ii).

(r)          Taxes.

(i)    Tax Returns. The Company has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns). All such Tax Returns were true, complete and correct in all respects. The Company has neither given nor been requested to give any waiver or extension of any statute of limitations relating to the payment or assessment of Taxes, nor is it subject to a waiver or extension given by any other Person. No portion of any Tax Return that relates to the assets, properties or the operation of the Company has been the subject of any Claim by any Governmental Authority, and no such Claim, deficiency or assessment is pending or, to Sellers’ Knowledge, threatened. No Claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon all or any part of the assets of the Company other than for property taxes not yet due. The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of any other Tax Law), or as a transferee or successor, or by Contract, or otherwise that would reasonably be expected to have any adverse effect upon Buyer (or any Affiliate of Buyer or the Company). The Company is not currently, nor has it ever been, a party to or bound by any Tax Sharing Agreement. The Company does not have any present obligation, and through the Closing Date will not have any obligation, to make distributions to its members with respect to the income of the Company (including, for the avoidance of doubt, for any payment of Taxes). No portion of the Transaction Consideration is subject to any Tax withholding provision of federal, state, local or foreign Law.

(ii)    Entity Classification. At all times since its formation, the Company has been taxed as a partnership for federal, state and local income Tax purposes.

(iii)    Taxes Withheld; Sales Taxes. The Company has properly and timely deducted, withheld or collected all Taxes (including sales Taxes, customs duties, or withholding of Taxes from amounts paid to employees, independent contractors, creditors, members, or other third parties) that it was or is required to have deducted, withheld or collected by any Law, and the same have been paid or remitted to the proper Governmental Authority to the extent payment or remittance was required. The Company has properly received and retained any appropriate Tax exemption certificates or other documentation for any sales, leases or other services made or provided without charging or remitting sales or similar Taxes that qualify as exempt from sales or similar Taxes. The Company is not liable for any Tax, interest, penalty or other Liability for failure to comply with such Laws.

(iv)    Tax Jurisdictions. Schedule 3.1(r)(iv) sets forth a complete list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable (whether or not any Tax Return was filed in such jurisdiction) by the Company and each Tax election which the Company has made in each such jurisdiction, as applicable. The Company has not made any Tax election since its inception, except for those specific Tax elections set forth, and described in reasonable detail, in Schedule 3.1(r)(iv). Except as set forth in Schedule 3.1(r)(iv), the Company does not have, nor has it at any time had, a permanent establishment or other taxable presence in any foreign country, including in connection with the Company’s business operations (including the Business) or the acquisition, use or holding of the assets and properties of the Company, as determined under the Laws of such country or any applicable Tax treaty or convention between the United States and such foreign country.

(v)    Powers of Attorney. There are no powers of attorney currently outstanding with respect to any Tax matters relating to the Company.

(vi)    Changes in Accounting Method. The Company has no application pending with any Governmental Authority requesting permission for any change in accounting method. The Company will not be required to change its accounting method as a result of the Transactions.

(vii)    Includible Taxes. Neither the Company nor Buyer will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following with respect to the Company: (A) intercompany transaction prior to the Closing Date; (B) installment sale or open disposition made on or prior to the Closing Date; (C) utilization before the Closing Date of any improper method of accounting, the completed contract method of accounting, the “last-in-first-out” method of accounting or the cash method of accounting; (D) change in method of accounting under Section 481 of the Code or any comparable provisions of any state, local or foreign Tax Law; (E) closing agreement under Section 7121 of the Code or any comparable provision of state, local or foreign Tax Law; (F) like-kind exchange under Section 1031 of the Code; (G) election under Section 108(i) of the Code; (H) prepaid amount received on or prior to the Closing Date; or (I) inclusion of income earned prior to the Closing pursuant to Sections 951, 951A or 965 of the Code.

(viii)    Reportable Transactions. The Company has never participated in a “reportable transaction” described in Treasury Regulations Section 1.6011-4.

(ix)    Employee Retention Credits. The Company has never applied for or received any Employee Retention Credit.

(x)    No Tax Deferral. The Company has never elected to defer any Taxes pursuant to Section 2302 of the Cares Act or any other COVID Laws.

(xi)    Not a USRPHC. The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Code Section 897 within the period described in Code Section 897(c)(1)(A)(ii).

(xii)    No Partnerships. The Company is not, and has never been, a party to any joint venture, partnership or other arrangement or Contract that is (or was) or could be treated as a partnership for Tax purposes.

(s)          Contracts.

(i)      Schedule 3.1(s) sets forth each of the following Contracts, in each case other than Investment Contracts, to which the Company is a party, or by which it is bound or to which any of its properties or assets are subject:

(A)    Any Contract providing for annual payments in excess of $10,000 or aggregate payments in excess of $25,000 which are not cancelable at will by the Company without penalty;

(B)    Any partnership, joint venture, limited liability company or other similar Contract;

(C)    Any executory Contract relating to the acquisition or disposition of any business, whether by merger, sale of stock, sale of assets or otherwise (including, but not limited to, any asset purchase agreement, stock purchase agreement, merger agreement or other acquisition or divestiture agreement) or any letter of intent or other Contract relating to any of the foregoing executed since the Company’s inception;

(D)    Any finder’s agreement or arrangement for soliciting, distributing, selling or promoting Investment Services by or to the Company;

(E)    Any custody arrangement, transfer agent agreement, services agreement, or similar agreement;

(F)    Any Soft Dollar Arrangements;

(G)    Any employment, consulting, severance or agency and other compensation Contract, plan or arrangement (other than Compensation and Benefits Plans) that (I) is not terminable without prior notice or Liability to the Company, or (II) provides for annualized compensation in excess of $10,000;

(H)    Any outstanding indenture, mortgage, promissory note, loan agreement, guarantee or other Contract or commitment for Indebtedness of the Company;

(I)    Any capital lease obligation or commitment to make a capital expenditure to which the Company is a party;

(J)    Any material License, or similar Contract material to the Company, or any agreement relating to any trade name or Intellectual Property right that is material to the Company;

(K)    Any agreement or arrangement involving payments based on the Company’s profits or revenues;

(L)    Any agreement for the sharing or capping of fees or other payments the Company receives from a Client or other Person, or the sharing of another Person’s expenses;

(M)    Any indemnification agreement other than in connection with a contract under which annual payments are less than $10,000 and aggregate payments are less than $25,000; and

(N)    Any exclusive dealing Contract or any Contract that materially limits the freedom of the Company (or any employee of the Company) to compete in any line of business or with any Person or in any area, to hire any Person or to solicit any existing or potential clients, or that would so limit their freedom (or the freedom of Buyer or any of its Affiliates) after the Closing.

A true and complete copy of each such written Contract (and all schedules, exhibits and amendments thereto) and a summary of the material provisions of any oral Contract has been delivered or otherwise made available to Buyer.

(ii)    With respect to each Contract: (A) each such Contract is valid, binding, enforceable and in full force and effect; (B) will continue to be valid, binding, enforceable and in full force and effect on substantially identical terms following consummation of the transactions contemplated by the Transaction Documents; (C) neither the Company, nor to the Company’s Knowledge, any other party is in breach or default and no event has occurred which with notice or lapse of time or both would constitute a breach or default by the Company, or to the Company’s Knowledge, any such other party, or permit termination, modification or acceleration by the Company or any such other party under the Contract; (D) the Company has not, and to Sellers’ Knowledge, no other party has, repudiated any provision of any such Contract and (E) neither the Company nor any of the Seller Parties has received any notice that the other party to any such Contract intends to exercise any termination rights, or where applicable not renew, any such Contract.

(t)          Employee Benefit Plans.

(i)    Schedule 3.1(t)(i) contains a true, accurate and complete list of the current employees of the Company, including the following information with respect to each such employee: (A) name; (B) title and position; (C) base annualized salary (with respect to each employee who is paid on a salary basis) or hourly wage rate (with respect to each employee who is paid on an hourly basis); (D) eligibility to receive any other incentives or compensation (e.g., bonuses, commissions or other remuneration); (E) whether such individual is classified as exempt or nonexempt under the Fair Labor Standards Act and other state Applicable Law regarding wages and hours; (F) primary location of employment; (G) visa or work authorization status, as applicable (including type of visa or other permit and expiration date, if applicable), (H) leave status (including anticipated date of return, if any), (I) amount of accrued, unused paid time off, and (J) hire date and service commencement date (if different). Schedule 3.1(t)(i) lists all individuals necessary to operate and manage the Company the same as currently operated and managed. The Company does not engage any individual Persons to provide (whether directly or through an entity that he or she owns or controls) services in the capacity of an independent contractor.

(ii)    Schedule 3.1(t)(ii) contains a complete list of all employment agreements and consulting agreements to which the Company is a party, and all plans, programs, policies, practices, Contracts, agreements or other arrangements (written or oral) providing for deferred compensation, welfare, medical, dental, health, disability, life insurance, pension, retirement, profit sharing, thrift, savings, employee ownership, bonus, retention, severance, termination pay, change of control, vacation, paid time off, leave of absence, employee assistance, automobile leasing/subsidy/allowance, relocation, family support, performance awards, stock, restricted stock, stock options or other stock-related or equity-based award, phantom stock awards, fringe or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, maintained, contributed to or required to be contributed to by the Company, or providing benefits to any of their employees or former employees, managers or former managers, or their beneficiaries, or pursuant to which the Company has or may have any Liability, contingent or otherwise (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans, including any related funding agreements (e.g., trust instruments and/or insurance Contracts, if any, forming a part thereof), any custodial, administrative, recordkeeping, investment management and other service agreements, plus all amendments thereto, the current summary plan description and all subsequent summaries of material modifications, the most recent IRS determination letter for each Compensation and Benefit Plan that is intended to qualify for favorable income tax treatment under Code Section 401(a) or 501(c)(9), which determination letter reflects all amendments that have been made to such Compensation and Benefit Plan, the three (3) most recent Form 5500s (including all applicable schedules and the opinions of the Accounting Firms) that were filed on behalf of the Compensation and Benefit Plan and the three most recent actuarial reports, and any governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials, have been delivered or made available to Buyer.

(iii)    All Compensation and Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Multiemployer Plans”), are in compliance with the applicable provisions of ERISA, the terms of such plans and, as applicable, the requirements for any intended tax qualification under relevant sections of the Code. Any trust which forms a part of any such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is qualified and has received a favorable determination letter from the IRS that covers the tax legislation known under the acronym of “GUST,” and has received a favorable determination letter from the IRS that covers the Economic Growth and Tax Relief and Reconciliation Act of 2001 (“EGTRRA”), or the EGTRRA remedial amendment period is still available to such plan, and, to Sellers’ Knowledge, there are no circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or, if such Compensation and Benefit Plan is based on a preapproved plan, the Company has received an advisory or opinion letter from the provider of such Compensation and Benefit Plan issued by the IRS that the form of the plan is acceptable under Section 401(a) of the Code. There is no pending or, to Sellers’ Knowledge, threatened Claim or litigation relating to the Compensation and Benefit Plans (other than routine claims for benefits). The Company has not engaged in a transaction with respect to any Compensation and Benefit Plan that could subject the Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(iv)    No Compensation and Benefit Plan is currently being audited or investigated by the IRS, the United States Department of Labor or other Governmental Authority or Self-Regulatory Organization that has jurisdiction over such Compensation and Benefit Plan, and the Company has not received any notice of a pending audit of any Compensation and Benefit Plan from any authority.

(v)    Neither the Company nor any ERISA Affiliate has any Liability, actual or contingent, under Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever maintained or contributed to, or had any obligation to maintain or contribute to, any plan that is either covered by Title IV of ERISA or subject to the minimum funding standards under Sections 412, 430 and 436 of the Code or Sections 302 and 303 of ERISA. For these purposes, an “ERISA Affiliate” is any person or entity that is or has at any time been considered a single employer with the Company under Section 4001(b) of ERISA or Section 414 of the Code. Neither the Company nor any ERISA Affiliate presently contributes to a Multiemployer Plan, nor has it contributed to nor had any obligation to contribute to a Multiemployer Plan since the Company’s inception.

(vi)    All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or accrued for on the Company’s books.

(vii)    The Company has no obligations for retiree or other post-retirement health, life or other welfare benefits under any plan (other than group health plan continuation coverage required to be provided by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state law (together, “COBRA”)), nor are any such benefits provided for in any Compensation and Benefit Plan. The Company and the ERISA Affiliates have at all times complied with COBRA. There are no restrictions on the rights of the Company to amend or terminate any Compensation and Benefits Plan on no more than sixty (60) days’ notice without incurring any Liability thereunder.

(viii)    No Compensation and Benefit Plan is part of, or has at any time been part of, a multiple employer welfare arrangement, as that term is defined in Section 3(40) of ERISA. No Compensation and Benefit Plan is or was at any time a multiple employer plan as defined in Section 210 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan. Each Compensation and Benefit Plan which is a “welfare plan” within the meaning of Section 3(1) of ERISA is fully insured.

(ix)    Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.1(t)(ix). Since January 1, 2005, each plan, program, arrangement or agreement identified or required to be identified on Schedule 3.1(t)(ix) that is or has been in any part subject to Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(x)    Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, either alone or together with any other event, will (A) result in any severance or similar payment becoming due to any manager or any employee of the Company; (B) increase the amount of any benefits or compensation otherwise payable under any Compensation and Benefit Plan; (C) result in any acceleration of the time of payment or vesting of, or triggering any payment of, any such benefit or compensation; or (D) result in any payments or benefit entitlements that would constitute “parachute payments” within the meaning of Section 280G of the Code, obligate the Company or its Affiliates to provide any gross-up, reimbursement or other indemnity for any excise taxes imposed by Section 4999 of the Code, or result in the disallowance of any deduction under Section 280G of the Code.

(u)          Labor Matters.

(i)    The Company is, and since its inception has been, in compliance with all Applicable Laws relating to employment and employment practices, including all Laws regarding terms and conditions of employment, collective bargaining, wages and hours, overtime premiums, minimum wages, worker classification (including as exempt and non-exempt employees and as employees or independent contractors), anti-discrimination, anti-retaliation, anti-harassment, disability rights or benefits, equal opportunity, employee notices, recordkeeping, plant closings and mass layoffs, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, immigration, employee leave issues, wage and hour standards, occupational safety and health requirements, and unemployment insurance and related matters. The Company is not , and has not since its inception been, engaged in any unfair labor practice and there is no unfair labor practice charge, complaint, investigation or other proceeding pending or, to Sellers’ Knowledge, threatened against the Company before the National Labor Relations Board. There are no, and since the Company’s inception have been no, lawsuits, claims, complaints, investigations, charges, grievances, investigations, actions or proceedings related to employment, labor or employment practices pending or, to Sellers’ Knowledge, threatened against the Company by or involving any of the Company’s current or former officers, directors, managers, members, employees, independent contractors or other service providers. The Company does not have, and has not had since its inception, any employment-related obligations in connection with status as a government contractor or subcontractor. The Company has paid all employees, independent contractors, and other natural Person who provide or have provided services to the Company with all salary, wages, fees, commissions, bonuses, and other compensation that has become due and payable.

(ii)    The Company is not, and since its inception has not been, a party to, or bound by, any collective bargaining agreement, collective agreement, works council agreement, memorandum of understanding, or other Contract with any labor union, trade union, works council, labor organization or other representative of employees, nor is any such Contract currently being negotiated. The Company has not agreed to recognize any labor union, trade union, works council, labor organization or other representative of employees of any current or former employees of the Company, nor has any labor union, trade union, works council or other representative of employees represented or purported to represent any current or former employees of the Company. No labor strike, slow down, picketing, lockout, work stoppage or material labor dispute currently exists or is threatened against the Company, nor has there been such activity since the Company’s inception. There is no, and since the Company’s inception has not been, union organizational activity pending or, to the Sellers’ Knowledge, threatened with respect to any current or former employees of the Company. No labor union, trade union, works council or other representative of employees has petitioned since the Company’s inception, and no labor union, trade union, works council or other representative of employees is now petitioning, for union representation of any employees of the Company.

(iii)    Since the Company’s inception, there have been no pending or, to the Sellers’ Knowledge, threatened lawsuits, charges, investigations, complaints or other proceedings alleging sexual harassment or other unlawful employment practices, including unlawful harassment, retaliation or discrimination, by the Company or any of its employees, agents or representatives, and the Company has not entered into any settlement agreements related to any such lawsuits, charges, investigations, complaints or other proceedings.

(iv)    All employees of the Company are legally authorized to work in the United States. The Company has not been the subject of an investigation, audit, subpoena, citation, or enforcement action by any Governmental Authority regarding immigration compliance, nor has the Company been assessed any fine or penalty by, or been the subject of any order or directive of, any Governmental Authority.

(v)          Insurance. Schedule 3.1(v) sets forth a list of all of the insurance policies, binders or bonds maintained by or on behalf of the Company, including the policy type and number, name of the insurer and insured, coverage and deductible amounts, effective date and expiration date. The Company is insured with reputable insurers against such risks and in such amounts as is consistent with industry practices. All of the policies, binders and bonds are in full force and effect; the Company is not in default thereunder; all claims thereunder have been filed in due and timely fashion, and the Company has not received any written or oral notice of cancellation or termination with respect to any such policy, binder or bond.

(w)          Intellectual Property.

(i)    Schedule 3.1(w)(i) lists the Intellectual Property owned or licensed by the Company and material to the Business (collectively, the “Company Intellectual Property”). The Company Intellectual Property constitutes all Intellectual Property used or held for use by the Company in connection with, necessary for the conduct of, or otherwise material to the Business.

(ii)    The Company owns, or has a valid license to use, the Company Intellectual Property, free from Liens and free from requirements of past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions (except for Permitted Liens and except as stated in Schedule 3.1(w)(ii)).

(iii)    The use of the Company Intellectual Property in the business of the Company as it is currently conducted does not infringe any third party’s right, and no Claim or demand has been made or threatened to that effect. No third party is infringing the Company’s rights with respect to the Company Intellectual Property. The consummation of the transactions contemplated by the Transaction Documents will not impair the Company’s right to use the Company Intellectual Property on the same terms and conditions as in effect before the Closing.

(iv)    The Company has established and maintains a commercially reasonable security program, including the use of technology, practices, procedures and processes meeting or exceeding industry standards that are designed to protect the integrity of the transactions executed through its systems, including using encryption and/or other security protocols and techniques when appropriate.

(v)    The Company has used its commercially reasonable efforts to protect the integrity and confidentiality of the trade secrets contained within the Company Intellectual Property. There have been no unauthorized disclosures of such trade secrets and all disclosures of trade secrets have been made pursuant to confidentiality agreements commercially reasonable in form and substance and effective to protect the proprietary nature of such trade secrets. There have been no breaches of any such confidentiality agreements.

(x)          Personal Information. The Company has established measures that comply in all material respects with Applicable Law regarding data security, privacy and the use of data and information. Without limitation, the Company has established adequate measures that comply in all material respects with all requirements of Applicable Law pertaining to: (i) the protection of trade secret information in its possession, custody or control; (ii) the protection of the confidentiality, integrity and security of their computer systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption; and (iii) the collection, use, importation, or exportation of personally identifiable information. To Sellers’ Knowledge: (A) the Company has never experienced any incident in which personal information or other data was or stolen, lost (including lost access), damaged or improperly accessed; and (B) there are no facts that would lead a reasonable person to believe that any such incident has occurred, including receipt of any written notices or complaints from any Person regarding the occurrence or alleged occurrence of any such incident. Neither the Company nor any third party acting at the direction or authorization of the Company has paid any perpetrator of any actual or threatened data breach or cyber-attack, including a ransomware attack or a denial-of-service attack. The Company is not, and has never been, under investigation by any Governmental Authority, or received any oral, written or other Claim, complaint, inquiry or notice from any third party or any Governmental Authority related to whether the Company’s access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction or disposal or other operation of personal information or other data is in violation of any Applicable Laws, and there are no facts or circumstances in existence that could give rise to any such Claim, complaint, inquiry or notice.

(y)          Competitive Restrictions. No Seller Party nor the Company or any of its directors, officers, or employees is restricted under an agreement or understanding from competing with any Person in any respect related to, or from carrying out, the Business, or otherwise providing Investment Services or from soliciting any Person to be a client or employee of the Company, other than on behalf of or for the benefit of the Company.

(z)          Corrupt Practices.

(i)    None of the Company or any Seller Party has been convicted of any criminal offense or found guilty of any civil offense in either case involving fraud, misrepresentation, dishonesty, breach of fiduciary duty, substantive violation of banking or corporate Tax laws, embezzlement or other fraudulent conversion or misappropriation of property.

(ii)    Neither the Company nor any Seller Party, with respect to the Business, has made any contribution or expenditure, whether in the form of money, products, services or facilities, in connection with any election for political office or to any public official except to the extent permitted by Applicable Law. Neither the Company nor any Seller Party, with respect to the Business, has offered or provided any unlawful remuneration, entertainment or gifts to any Person, including any official of a Governmental Authority or any fiduciary of a Client.

(aa)          No Brokers or Finder. Neither the Company nor any Seller Party has employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the Transactions. None of Buyer nor any of its Affiliates shall have any obligation with respect to any such fees or with respect to any Claims made by or on behalf of any such Person for any such fees or other amounts that may be due to any such Person in connection with the Transactions.

(bb)          Third Parties’ Business Operations. Except as stated in Schedule 3.1(bb), the Company has not allowed any Person to use its assets, properties or other resources to conduct any type of business other than the Business on behalf of the Company. The Company does not have any Liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, relating to such uses disclosed in Schedule 3.1(bb).

(cc)          Safe Deposit Boxes and Bank Accounts. Schedule 3.1(cc) lists the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or lock boxes or bank accounts and the names of all Persons authorized to have access to such boxes and accounts.

(dd)          Power of Attorney. The Company has not granted any Person a power of attorney or similar authorization that is presently in effect or outstanding.

(ee)          Indemnification. Other than pursuant to the provisions of its Organizational Documents, the Company is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other Persons who serve or served in any other capacity with any other enterprise at the request of the Company (a “Covered Person”), and there are no Claims for which any Covered Person would be entitled to indemnification by the Company if such provisions were deemed in effect.

(ff)          AML Standards. The Company has provided Buyer with copies of policies and procedures adopted by the Company for verification of the identity of new Clients and new customers of the Company.

(gg)          Real Property.

(i)    No Owned Real Property. The Company does not own, nor has it ever owned, any real property.

(ii)    Leased Real Property. Schedule 3.1(gg) lists the street address of each parcel of real property leased, subleased or licensed by the Company and the applicable Contract(s) related thereto (collectively, the “Leased Real Property”). With respect to Leased Real Property, the Seller Parties have made available to Buyer complete and accurate copies of all leases, subleases and licenses affecting the Leased Real Property, together with all amendments, modifications or supplements thereto and assignments and subleases thereof, all of which are set forth in Schedule 3.1(gg). Except as set forth in Schedule 3.1(gg), the Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Leased Real Property. The use and operation of the Leased Real Property does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement to which the Company is a party or bound or to which its properties and assets are subject. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach or default under any lease for Leased Real Property and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or, to Sellers’ Knowledge, by any other party thereto. There are no Claims pending nor, to Sellers’ Knowledge, threatened against or affecting any portion of the Leased Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. No Leased Real Property is subject to any lease or right of occupancy in favor of any third party. All of the leases and licenses affecting the Leased Real Property are and will be in full force and effect and enforceable against the parties thereto, in accordance with their respective terms, on and after the Closing Date.

(hh)          Capitalization; Etc.

(i)    Capitalization of the Company. Sellers are, collectively, the record owners of and have good and valid title in and to all of the issued and outstanding Equity Securities of the Company, free and clear of all Liens, as set forth in Schedule 3.1(hh)(i). Except as set forth in Schedule 3.1(hh)(i), there are no Equity Securities in the Company. The Membership Interests constitute eighty percent (80%) of the Equity Securities in the Company that are issued or outstanding. The issued and outstanding Equity Securities of the Company, including the Membership Interests, have been duly authorized and are validly issued, fully paid and non-assessable. At Closing, Sellers will transfer all of the Membership Interests to Buyer, free and clear of all Liens. The issued and outstanding Equity Securities of the Company, including the Membership Interests, were issued in compliance with all Laws. The issued and outstanding Equity Securities of the Company, including the Membership Interests, were not issued in violation of any Organizational Document of the Company or any other Contract to which a Seller Party or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding or authorized options, warrants, convertible securities or other rights or Contracts of any character relating to any Equity Securities in the Company (including the Membership Interests) or obligating a Seller Party or the Company to issue or sell any Equity Securities of the Company (including the Membership Interests), or any other interest, in the Company. There are no voting trusts, proxies or other Contracts in effect with respect to the voting or transfer of any of the Company's Equity Securities (including the Membership Interests). The Company does not have any obligation to make any dividend or distribution to any of its equity holders or to any other Person (including with respect to any income of the Company or for any payment of Taxes).

(ii)    No Subsidiaries. The Company does not have, and has never had, any direct or indirect Subsidiaries, does not own, nor has ever owned, any Equity Securities in any Person, nor is it a participant in any joint venture, partnership or similar arrangement. There are no Contracts which require the Company to acquire, directly or indirectly, any Equity Securities or to make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other Person.

(ii)          Disclosure. No representation or warranty by the Company or any Seller Party in this Agreement contains any untrue statement of a material fact or omits to state any material fact required to make the statements contained in this Agreement not misleading.

Section 3.2          Representations and Warranties Concerning the Seller Parties. As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, each Seller Party (on an individual basis solely with respect to such Seller Party, and jointly and severally by such Seller Party and the applicable Beneficial Owner of such Seller Party) represents and warrants to Buyer as follows:

(a)          Capacity; Organization, Power and Authority. Such Seller (if an individual) has the legal capacity to execute and deliver this Agreement and each other Transaction Document to which he is a party, to perform his or her obligations under such Transaction Documents, and to consummate the Transactions to which he or she is a party. Such Seller Party (if not an individual) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Such Seller Party possesses all requisite capacity, power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller Party, to perform its obligations under such Transaction Documents, and to consummate the Transactions to which it is a party.

(b)          Authorization and Validity. The execution, delivery and performance of this Agreement and each other Transaction Document to which such Seller Party is a party and the consummation of the Transactions have been duly authorized by such Seller Party, and no other proceeding on the part of such Seller Party, its board of directors or managers (or equivalent governing body) or its direct or indirect equityholders or, on behalf of such Seller Party, any other Person is necessary to approve and authorize the execution, delivery and performance of this Agreement or any such other Transaction Document or the consummation of the Transactions. This Agreement and each of the other Transaction Documents to which such Seller Party is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by such Seller Party and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c)          No Conflicts. With respect to such Seller Party, the execution, delivery and performance of this Agreement and each other Transaction Document to which such Seller Party is a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller Party do not and shall not (i) conflict with or result in a breach or violation of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon, or the grant, assignment or other transfer to any other Seller Party of any License or other right or interest under, to or in, any of the Membership Interests or any of such Seller Party’s assets or properties pursuant to (other than Permitted Liens), (iv) give any third party the right to modify, terminate or accelerate, or cause or result in any modification, termination or acceleration of, any obligation under, or (v) create any right to payment or any other right (concurrently or with the passage of time or upon the occurrence of one or more events or conditions) pursuant to, any Organizational Documents of such Seller Party, any Applicable Law or License to which such Seller Party is subject, or any Contract to which such Seller Party is a party or bound.

(d)          Consents; Governmental Approvals. No authorization, Consent, approval, exemption or other action by, notice to or filing with any Governmental Authority or other Person is required in connection with the execution, delivery and performance by such Seller Party of this Agreement or any other Transaction Document to which such Seller Party is a party, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof.

(e)          Ownership; Title to Membership Interests.

(i)    Such Seller Party is the record and beneficial owner of, and has good and valid title to, all of Membership Interests which are set forth opposite such Seller Party’s name on Schedule 2.1 free and clear of all Liens (other than those created under applicable securities Laws), and such Seller Party holds no other Equity Securities of the Company other than as set for on Schedule 3.1(hh)(i)). Such Seller Party has full power, authority and legal capacity to sell, transfer, convey, assign and deliver all of the Membership Interests, which are set forth opposite such Seller Party’s name on Schedule 2.1, to the Buyer as contemplated by this Agreement, and such delivery to Buyer of such Membership Interests will convey good and valid title to such Membership Interests to Buyer, free and clear of all Liens (other than those created under applicable securities Laws).

(ii)    Except as expressly set forth in the Company’s Operating Agreement (and, in each case, any and all of the following rights set forth therein have been duly, validly and completely waived in connection with the Transactions): (A) such Seller Party is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent with respect to any of the Membership Interests; (B) there are no preemptive rights, co-sale rights, rights of first refusal, management equity holder transfer restrictions or similar rights with respect to any of the Membership Interests set forth opposite such Seller Party’s name on Schedule 2.1 or any interest therein to which such Seller Party or, to Sellers’ Knowledge, any other Person, may be entitled in relation to any of the Transactions; and (C) such Seller Party is not a party to any option, warrant, purchase right or other Contract other than this Agreement that would require such Seller Party to, or restrict such Seller Party’s ability to, sell, transfer or otherwise dispose of any of the Membership Interests set forth opposite such Seller Party’s name on Schedule 2.1 or any interest therein, or that gives any other Person any rights with respect to any of the Membership Interests set forth opposite such Seller Party’s name on Schedule 2.1 or any interest therein.

(f)          Litigation. There are no Claims pending or, to Sellers’ Knowledge, threatened against such Seller Party or to which such Seller Party or any of its properties or assets are subject, and no Seller Party has received notice thereof, that would affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the Transactions.

(g)          Brokers. No Seller Party, nor any of their Affiliates, has employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the Transactions. None of Buyer nor any of its Affiliates shall have any obligation with respect to any such fees or with respect to any Claims made by or on behalf of any such Person for any such fees or other amounts that may be due to any such Person in connection with the Transactions.

(h)          Disclosure. No representation or warranty by any Seller Party in this Agreement contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

(i)          Limitation of Buyer’s Representations and Warranties. Each Seller Party acknowledges and agrees that, except for the representations expressly set forth in Article IV of this Agreement, Buyer, nor any officers, employees, Affiliates, attorneys, accountants, consultants, agents or representatives of Buyer, nor any Person purporting to represent any of the foregoing, has made any representation, warranty, guaranty, promise, projection or predictions whatsoever with respect to the subject matter of this Agreement, written or oral, express or implied, arising by operation of Applicable Law, including, without limitation, any warranty of merchantability or fitness for a particular purpose.  Each Seller Party acknowledges and agrees that it is not relying on any statement made or information provided to it by Buyer or any officers, employees, Affiliates, attorneys, accountants, consultants, agents or representatives of Buyer or any Person purporting to represent any of the foregoing, except for the representations and warranties expressly made by Buyer in Article IV of this Agreement. Notwithstanding anything to the contrary in the foregoing, this Section 3.2(i) is not intended to and shall not impede, impair, hinder, or affect in any respect any claim for indemnifiable Losses based on fraud, willful misconduct, intentional misrepresentation or criminal act.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1          Representations and Warranties of Buyer. As a material inducement to the Sellers to enter into this Agreement and consummate the Transactions, Buyer represents and warrants to the Sellers as follows:

(a)          Existence and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland with full limited liability company power and authority to own or lease its assets and other properties and to conduct its business in the manner and in the places where such assets and other properties are owned or leased or such business is conducted by it.

(b)          Authorization and Validity. Buyer has all necessary limited liability company power and authority to, and has taken all action on its part necessary to, execute and deliver each Transaction Document to which it is a party, consummate the Transactions and thereby and perform its obligations under such Transaction Documents, and no other proceedings on the part of Buyer are necessary to authorize any such Transaction Document and the Transactions. The Transaction Documents to which Buyer is a party have been (or, with respect to any Transaction Document delivered at the Closing, will be) duly executed and delivered by Buyer and, assuming due execution by the other parties hereto and thereto, are (or, with respect to any Transaction Document delivered at the Closing, will be) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the same may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity.

(c)          No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by Buyer does not and will not, and the consummation of the Transactions will not, with or without the giving of notice, the lapse of time or both:

(i)    violate or conflict with the Organizational Documents of Buyer;

(ii)    violate any Laws and Regulations applicable to Buyer or by which the assets of Buyer are bound, or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any Person (including any Governmental Authority) which has not been obtained or made (other than any filings required to be made pursuant to the Exchange Act or with any stock exchange); or

(iii)    violate or conflict with or result in a breach of any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or require the consent of any party to, any term or provision of any Contract of or binding on Buyer, or result in the creation or imposition of any Lien on the properties or assets of Buyer.

(d)          Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened against Buyer or to which buyer or any of his properties or assets are subject, and Buyer has not received notice thereof, that would affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the Transactions.

(e)          No Brokers or Finders. Except for Buyer’s engagement of Westmere Management LLC, Buyer has not employed any broker or finder or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for it in connection with the Transaction Documents or the Transactions. None of the Company, any Seller Party nor any of their Affiliates shall have any obligation with respect to any such fees or with respect to any Claims made by or on behalf of any such Person for any such fees or other amounts that may be due to any such Person in connection with the Transactions.

(f)          Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement or certificate furnished or to be furnished by or on behalf of Buyer, or any Person acting on behalf of such a Person, to the Sellers or their representatives in connection with or under this Agreement, contains any untrue statement of a material fact, or omits to state any material fact required to make the statements contained in this Agreement or the statement or certificate, as the case may be, not misleading.

(g)          Limitation of Company’s and Seller Parties’ Representations and Warranties. Buyer acknowledges and agrees that, except for the representations expressly set forth in Article III of this Agreement, neither of the Company, the Seller Parties, nor any officers, employees, Affiliates, attorneys, accountants, consultants, agents or representatives of the Company or the Seller Parties, nor any Person purporting to represent any of the foregoing, has made any representation, warranty, guaranty, promise, projection or predictions whatsoever with respect to the subject matter of this Agreement, written or oral, express or implied, arising by operation of Applicable Law, including, without limitation, any warranty of merchantability or fitness for a particular purpose.  Buyer acknowledges and agrees that Buyer  is not relying on any statement made or information provided to Buyer  by the Company, the Seller Parties or any officers, employees, Affiliates, attorneys, accountants, consultants, agents or representatives of the Company or the Seller Parties or any Person purporting to represent any of the foregoing, except for the representations and warranties expressly made by the Company and the Seller Parties in Article III of this Agreement. Notwithstanding anything to the contrary in the foregoing, this Section 4.1(g) is not intended to and shall not impede, impair, hinder, or affect in any respect any claim for indemnifiable Losses based on fraud, willful misconduct, intentional misrepresentation or criminal act.

ARTICLE V COVENANTS OF THE PARTIES

Section 5.1          Buyer’s Covenants.

(a)          Further Actions. From the Effective Date to the earlier of the termination of this Agreement and the Closing:

(i)    Buyer shall, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill its obligations under the Transaction Documents and to consummate and make effective the transactions contemplated hereunder and thereunder.

(ii)    Buyer shall, as promptly as practicable:

(A)    make, or cause to be made, all filings and submissions that it is required to make under Applicable Law to consummate the Transactions, and give reasonable undertakings required in connection therewith; and

(B)    use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals and other Consents, if any, it needs to consummate the Transactions; provided that nothing in this Agreement shall require Buyer or any of its Affiliates to (1) agree to any divestiture, license, hold separate, behavioral remedy or other restriction with respect to, or on the conduct of, their respective businesses, (2) litigate or defend against any action by a Governmental Authority seeking to restrain the Transactions beyond exercising commercially reasonable efforts, or (3) take any action that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Buyer or its Affiliates.

(iii)    Buyer will not take any action that would cause any of its representations or warranties in Article IV to become untrue.

(iv)    Buyer will coordinate and cooperate with the Company and the Sellers in exchanging the information and supplying the reasonable assistance requested by them in connection with the filings and other actions contemplated by Section 5.3(b).

(b)          Further Assurances. Following the Closing Date, Buyer shall from time to time execute and deliver such additional documents and take such other actions as the Sellers reasonably request to confirm the rights and obligations under the Transaction Documents and render the transactions contemplated hereunder and thereunder effective.

(c)          Bonus Pool. Following the Closing, Buyer shall cause the Company to establish a bonus pool for the benefit of the employees of the Company covering the period beginning on January 1, 2026 and ending on December 31, 2028 (the “Bonus Pool”). The Bonus Pool shall only apply to an applicable calendar year if the Company has an annualized EBITDA margin before accounting for the Bonus Pool for such calendar year greater than thirty-five percent (35%). If such condition is met during an applicable calendar year, the Bonus Pool shall be an amount equal to a portion of the Company’s revenue for such calendar year to the extent necessary to reduce the Company’s annualized EBITDA margin for such calendar year to thirty-five percent (35%). The Bonus Pool shall be paid out in accordance with the Company’s compensation policies in effect from time to time. The allocations of the Bonus Pool among the employees of the Company shall be determined by Richard, subject to the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that if Richard ceases to be an employee of the Company for any reason prior to the final determination of all allocations of the Bonus Pool, the allocations of the Bonus Pool among the employees of the Company shall be determined by Buyer. This Section 5.1(c), including the amount of the Bonus Pool, may be amended by the written agreement of all the Parties hereto (or their successors in interest, if applicable).

Section 5.2          Mutual Covenants.

(a)          .Press Releases, Etc. From the Effective Date to the earlier of the termination of this Agreement and the Closing, the Parties will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related the Transaction Documents, or any of the Transactions and no such press release or other public disclosure will be made without the consent of the other, which will not be unreasonably withheld or delayed; provided, however, that the Parties may make such disclosures as are required by Applicable Law, including the Exchange Act, after using reasonable efforts under the circumstances to consult in advance with the other Party or Parties (as applicable).

(b)          Notification. From the Effective Date to the earlier of the termination of this Agreement and the Closing, each Party will give prompt notice to the other Parties of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the Effective Date, up to and including the Closing Date; (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any material written notice or other material communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, but no such disclosure will be deemed to prevent or cure any such breach of or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in this Agreement.

(c)          Consummation of Transactions. From the Effective Date to the earlier of the termination of this Agreement and the Closing, each Party shall use its reasonable best efforts (except to the extent a different standard is expressly provided for under another provision of this Agreement with respect to particular obligations) to perform and fulfill all conditions and obligations to be performed and fulfilled by each Party under this Agreement, and to consummate the Transactions.

Section 5.3          The Company’s and the Seller Parties’ Covenants.

(a)          Conduct of Business.

(i)    Except as expressly permitted by this Agreement or as otherwise consented to by Buyer in writing, from the Effective Date to the earlier of the termination of this Agreement and the Closing, the Company will, and the Seller Parties will cause the Company to:

(A)    carry on its business in the ordinary course of business consistent with past practice;

(B)    use all commercially reasonable efforts to preserve intact its present business organization and relationships, keep available the present services of its employees and preserve its rights, franchises, goodwill and relations with its Clients, suppliers and others with whom it conducts business; and

(C)    preserve any Licenses required for, or useful in connection with, the Businesses (including all investment adviser registrations and all memberships and privileges in exchanges and Self-Regulatory Organizations, and investment adviser representative registrations).

(ii)    Except as expressly permitted by this Agreement, as stated in Schedule 5.3(a)(ii) or as otherwise consented to by Buyer in writing, from the Effective Date to the earlier of the termination of this Agreement and the Closing, the Company will not, and no Seller Party will permit the Company to:

(A)    amend any Organizational Document of the Company, or take any other action affecting the Sellers’ ownership rights in the Company;

(B)    enter into or assume a Contract or Risk Management Instrument, or enter into or permit any amendment, supplement, waiver or other modification of a Contract or Risk Management Instrument, except (other than for an Investment Contract) in the ordinary course of business consistent with past practice;

(C)    take any action impairing, terminating or waiving any of its rights in a Contract, Risk Management Instrument or assets;

(D)    enter into any transactions with Affiliates or otherwise of a type within Section 3.1(l);

(E)    merge or consolidate with, purchase substantially all the assets of, or otherwise acquire, a Person;

(F)    incur Indebtedness;

(G)    loan or advance funds;

(H)    settle, compromise or cancel any debt owing to it (except in the ordinary course of business consistent with past practice and in the aggregate not exceeding $50,000 for the Company);

(I)    hire, promote or engage any employee or independent contractor;

(J)    terminate or transfer to a Person other than Company the employment of a Company employee (other than terminations for cause);

(K)    (I) grant any increase, or commit to provide any increase, to compensation or benefits of any current or former director, officer, employee, independent contractor or other service provider (except increases to annualized base salary wages granted to employees in the ordinary course of business consistent with past practice, in each case in an amount no greater than ten percent (10%) of the annualized base salary wages in effect immediately prior to such increase); or (II) enter into, accelerate the vesting or payment of, amend any Contract or other commitment to pay, or otherwise provide any severance, retention, change of control, transaction, termination or similar compensation, benefits or incentives to any current or former director, officer, employee, independent contractor or other service provider, other than as required by any Compensation and Benefit Plan in existence as of the Effective Date;

(L)    adopt, amend, renew or terminate (or give notice of termination of) any Compensation and Benefit Plan or plan that would, upon adoption, be a Compensation and Benefit Plan;

(M)    except as required by Applicable Law, (I) recognize any labor union, trade union, works council, or other representative of employees as a bargaining representative of any Company employees, (II) negotiate, amend, terminate or enter into any collective bargaining agreement, collective agreement, works council agreement, memorandum of understanding or similar Contract, (III) settle any material grievances or unfair labor practice charges, or (IV) otherwise take any action similar to the foregoing;

(N)    permit employees to conduct investment management, investment advisory, subadvisory or broker-dealer activities except (1) as part of their employment with the Company; (2) managing their own investments or the investments of family members or (3) as stated in Schedule 3.1(i)(iii);

(O)    make any Tax election (including a PTET Election), amend any Tax Return, enter into a closing agreement, settle any Tax Claim or assessment, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitation period applying to any Tax with respect to it, its assets, or the Business;

(P)    sell, transfer or otherwise dispose of a material asset;

(Q)    delay or postpone the payment of accounts payable and/or other Liabilities or accelerate or cause the acceleration of the collection or receipt of any accounts receivable;

(R)    expend, or commit to expend, funds for capital expenditures of more than $25,000 in the aggregate for the Company;

(S)    enter into a new line of business unrelated to the Business;

(T)    create, suffer the imposition of, permit to exist, or assume any Lien on any material asset;

(U)    change accounting principles, policies, practices or related methodologies, except as required by GAAP in which case such change is described on Schedule 5.3(a)(ii)(U) or change any of its methods of reporting income and deductions for federal income Tax purposes, except as required by changes in Applicable Law in which case such change is described on Schedule 5.3(a)(ii)(U);

(V)    settle or compromise any Claim, action or proceeding involving any Liability for money damages or any restrictions upon any of its operations or that may be precedential with respect to other Claims, actions or proceedings that may involve such damages or restrictions;

(W)    close any offices at which business is conducted or open any new offices;

(X)    grant any Person a power of attorney or similar authority;

(Y)    terminate any of its existing property and casualty, errors and omissions, liability or any other insurance policies covering its business or permit any such policies to expire or terminate;

(Z)    declare or pay any dividends or other distributions (other than Tax distributions required by Applicable Law) with respect to its Equity Securities that would cause the Company on the Closing Date and as of the Financial Effective Time to have an amount of Closing Cash that is less than the Closing Cash Target;

(AA)    take or permit any action that would cause any of the changes, events, or conditions described in Section 3.1(q)(ii) to occur; or

(BB)    agree or commit to take any of the actions in this Section 5.3(a)(ii).

(b)          Further Actions. From the Effective Date to the earlier of the termination of this Agreement and the Closing:

(i)    The Company and each Seller Party will, as promptly as practicable, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfill their obligations under the Transaction Documents and to consummate and make effective the Transactions.

(ii)    The Company and each Seller Party will, as promptly as practicable:

(A)    make, or cause to be made, the filings and submissions that they are required to make under Applicable Law to consummate the Transactions, and give reasonable undertakings required in connection therewith;

(B)    use all commercially reasonable efforts to obtain, or cause to be obtained, the Governmental Approvals and Consents (other than those Consents covered in paragraph (C) below), if any, needed to consummate the transactions contemplated by the Transaction Documents; and

(C)    use all commercially reasonable efforts to obtain, or cause to be obtained, the other Consents needed to assign or transfer the Investment Contracts in accordance with Section 5.3(e).

(iii)    Neither the Company nor any Seller Party will take any action that would cause any of the representations or warranties in Article III to become untrue or result in any of the conditions to the Closing set forth in Section 7.1 or Section 7.2 not being satisfied.

(iv)    The Company and each Seller Party will coordinate and cooperate with Buyer in exchanging the information and supplying the reasonable assistance requested by Buyer in connection with the filings and other actions contemplated by Section 5.1(a).

(v)    The Company shall use its reasonable best efforts to cooperate with Buyer to ensure that the consummation of the Transactions will not result in any transaction prohibited pursuant to Section 406 of ERISA or Section 4975 of the Code that is not subject to an applicable exemption.

(c)          Non-Solicitation with respect to Transaction.

(i)    From the Effective Date to the earlier of the termination of this Agreement and the Closing, the Company and each Seller Party will not (and will ensure that their respective representatives and Affiliates do not directly or indirectly):

(A)    solicit, encourage or entertain inquiries or proposals for;

(B)    initiate or participate in discussions or negotiations with any Person concerning;

(C)    enter into any agreement with respect to; or

(D)    provide any Person with non-public information in connection with an acquisition of all or some of the Company’s assets, an acquisition of an equity interest in the Company (including from any Seller Party), or a merger or business combination involving the Company, except as contemplated by the Transaction Documents (collectively, an “Acquisition Proposal”).

(ii)    The Company and each Seller Party will (and will ensure that their representatives and Affiliates) immediately end any activities (including discussions or negotiations with any Persons) conducted before the Effective Date with respect to an Acquisition Proposal and use all commercially reasonable efforts to have these Persons promptly return or destroy materials that the Company, any Seller Party or any of their representatives or Affiliates gave them.

(iii)    From the Effective Date to the earlier of the termination of this Agreement and the Closing, the Company and each Seller Party will not (and will ensure that their representatives and Affiliates do not) amend, waive or terminate, or otherwise release a Person from, a standstill, confidentiality or similar agreement relating to the Company or the Business.

(d)          Restrictive Covenants.

(i)    Acknowledgements. Each of the Seller Parties acknowledges and agrees that: (A) such Seller Party is (directly or indirectly) selling to Buyer, or causing to be sold to Buyer, and Buyer is acquiring, the Membership Interests in the Company (including for the avoidance of doubt all Company goodwill associated therewith); (B) as a material, direct or indirect owner of such Membership Interests in the Company, such Seller Party will obtain a significant benefit in connection with the consummation of the Transactions; (C) such Seller Party possesses and will continue to possess intricate knowledge of the Company’s Business and Confidential Information (including trade secrets), which information would inevitably be disclosed if such Seller Party were to violate any of the restrictions in this Section 5.3(d); (D) the Company conducts the Business throughout the Restricted Territory; (E) such Seller Party has had extensive level of control over and contact with the Business, and association with the goodwill of the Company, and Buyer intends to continue the Business throughout the Restricted Territory; (F) the Company maintains business relationships with Clients, with respect to whom or which such Seller Party is aware and has had contact or access; (G) the covenants set forth in this Section 5.3(d) are a material inducement without which Buyer would not have agreed to enter this Agreement or consummate the Transactions; (H) the covenants set forth in this Section 5.3(d) are the result of arm’s-length bargaining and reasonable and necessary to protect and preserve the Business from and following the Closing, including the goodwill being acquired by Buyer from such Seller Party pursuant to this Agreement; and (I) Buyer would not obtain the benefit of the bargain set forth in this Agreement, as specifically negotiated, if such Seller Party were to breach the terms of this Section 5.3(d).

(ii)    Confidentiality. Each Seller Party agrees that, other than for the benefit of the Company, Buyer, or their respective Affiliates following the Closing, or as otherwise provided in this Section 5.3(d)(ii), from and after the Closing, none of them will, at any time, either directly or indirectly, use for any purpose (for his own account or for the benefit of any other Person) or publish, disseminate, distribute or otherwise disclose any Confidential Information to any Person, whether it has such information in memory or embodied in a writing or other physical form, without Buyer’s prior written consent, unless and to the extent that (A) the Confidential Information is or becomes generally known to and available for use by the public other than as a result of the fault of any Seller Party or the fault of any other Person bound by a duty of confidentiality to Buyer or the Company or any Seller Party; or (B) the public disclosure thereof is required by a court of competent jurisdiction or otherwise by Applicable Law. If a Seller Party becomes legally compelled to disclose any Confidential Information, such Seller Party shall (1) provide Buyer with prior written notice (to the extent not prohibited under Applicable Law) of the need for such disclosure and the required content of such disclosure; (2) if disclosure is required, furnish only that portion of the Confidential Information which, in the written opinion of legal counsel, is legally required; and (3) reasonably cooperate with Buyer, at Buyer’s request and sole expense, to enable Buyer to obtain a protective order or other reliable assurances that confidential treatment will be accorded to the Confidential Information. Without limiting the generality of the foregoing in this Section 5.3(d)(ii), each Seller Party shall take all steps necessary or requested by Buyer to ensure that the Confidential Information is kept confidential pursuant to this Agreement. As requested by Buyer, the Seller Parties each agree to deliver to Buyer at any time at or following the Closing any or all Confidential Information, whether in hardcopy, electronic, disk or other form, that may be in any Seller Parties’ possession or control. The obligations in this Section 5.3(d)(ii) shall survive the Closing indefinitely. Notwithstanding the foregoing, this Section 5.3(d)(ii) shall not prohibit any individual from making statements or disclosures to Congress, an Inspector General, or any governmental agency (including the Department of Justice, Department of Labor, Securities and Exchange Commission or any other governmental agency, commission, or regulatory authority) that are protected under the whistleblower provisions of any Applicable Law, and no individual shall be required to inform any Party hereto that he, she or it has engaged in any such activity.

(iii)    Non-Competition; Non-Solicitation. For and in consideration of the acknowledgments set forth in Section 5.3(d)(i), and as a material inducement for Buyer entering this Agreement, each Seller Party agrees that, during Restricted Period, such Seller Party shall not, individually or on behalf of any Person (other than on behalf of the Company, Buyer or their respective Affiliates on and following the Closing), directly or indirectly, without the prior written consent of Buyer:

(A)    engage or participate within the Restricted Territory in any aspect of the Restricted Business, which prohibition shall prevent such Seller Party from directly or indirectly owning, managing, operating, joining, financing, controlling, participating in (whether as an owner, operator, manager, principal, consultant, officer, director, employee, investor, agent, representative or otherwise), consulting with, rendering services for, or otherwise engaging in or being affiliated with, with or without compensation, any business that engages in the Restricted Business in the Restricted Territory; provided, that nothing in this Section 5.3(d)(iii)(A) shall prevent such Seller Party from (x) being a passive owner of not more than one percent (1%) of the outstanding stock of any corporation that is publicly traded, so long as such Seller Party has no active participation in the business of such corporation, or (y) providing services to the Company, Buyer or any of their respective Affiliates from and following the Closing;

(B)    solicit, canvass, approach, encourage, entice or induce any Person who is as of the Closing Date, or was at any time during the twelve month period prior to the Closing Date, a customer, supplier or other business relation of the Company, to cease or lessen such customer’s or supplier’s business with the Company, Buyer or any of their respective Affiliates, or in any way interfere with the business relationship between any such customer, supplier or other business relation and the Company, Buyer or any of their respective Affiliates; or

(C)    solicit, canvass, approach, encourage, entice or induce any Person who is as of the date hereof an employee, officer, manager, director or consultant of the Company to terminate or lessen his, her or its employment or engagement with the Company, Buyer or any of their respective Affiliates; provided, however, that the prohibition in this Section 5.3(d)(iii)(C) shall not apply to solicitations made to the public generally that are not targeted at such employees, officers, managers, directors or consultants of the Company, Buyer or any of their respective Affiliates.

(iv)    Non-Disparagement. No Seller Party shall, directly or indirectly, at any time, make, publish or communicate, to any Person or in any public forum, any defamatory or disparaging remarks, comments or statements concerning Buyer or any of its Affiliates (including, following the Closing, the Company and each Affiliate of the Company), Buyer’s or any of its Affiliates’ respective directors, managers, officers, employees or other representatives or Buyer’s or any of its Affiliates’ (including, following the Closing, the Company and each Affiliate of the Company) respective existing, prospective and former customers, clients, distributors, suppliers, vendors, investors, financial resources or other associated third parties. Notwithstanding the foregoing, this Section 5.3(d)(iv) shall not prohibit such Seller Party providing truthful testimony in any legal proceeding or from making statements or disclosures to Congress, an Inspector General, or any governmental agency (including the Department of Justice, Department of Labor, Securities and Exchange Commission or any other governmental agency, commission, or regulatory authority) that are protected under the whistleblower provisions of any Applicable Law, nor shall it require such Seller Party to inform any Party hereto that he, she or it has engaged in any such activity.

(v)    Severability of Covenants. It is the desire and intent of the Parties that the covenants in this Section 5.3(d) be enforced to the fullest extent permissible under Applicable Law. If any of the covenants set forth in this Section 5.3(d) (including the business activities, period of time or geographical area covered by such covenants) are held to be unreasonable, arbitrary or against public policy, then the Parties intend that such covenants be reformed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under Applicable Law, and enforced as reformed. For the avoidance of doubt, the terms of the covenants in this Section 5.3(d), and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of this Agreement, including any other covenants set forth in this Section 5.3(d) (or portion thereof).

(vi)    Remedies. Each Seller Party acknowledges that in the event of a breach or threatened breach of this Section 5.3(d) by such Seller Party, it would be difficult to determine the entire cost, damage or injury which Buyer would sustain as a result of such breach or threatened breach, any such breach or threatened breach shall cause irreparable injury to Buyer, money damages would be inadequate and Buyer would have no adequate remedy at law. Accordingly, the Seller Parties agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor with respect to any such breach, to enforce its rights and the Seller Parties’ obligations under this Agreement not only by an action or actions for damages under this Agreement (including without limitation claims for any Losses under Article IX (Indemnification)) but also by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

(e)          Client Consents.

(i)    With respect to each Client whose Investment Contract requires written consent of the Client in order to effectuate an assignment of the Investment Contract as set forth on Schedule 5.3(e)(i) (each, an “Affirmative Consent Client”), within three (3) Business Days following the Effective Date, the Seller Parties shall cause the Company to mail to each such Client a notice in the form of Exhibit E-1. With respect to any Client whose Investment Contract does not require written consent of the Client in order to effectuate an assignment of the Investment Contract (a “Negative Consent Client”), within three (3) Business Days following the Effective Date, the Company shall mail to each such Client a notice in the form of Exhibit E-2 (the “Initial Notice”). With respect to any Negative Consent Client who has not signed and returned to the Company a copy of the Initial Notice within twenty-five (25) days of mailing of such notice, the Company shall mail to each such Negative Consent Client a notice in the form of Exhibit F not less than twenty-five (25) days after delivery of the Initial Notice and at least twenty (20) days prior to the Closing. With respect to each new Client whose Investment Contract is executed on or after the Effective Date and prior to or on the Closing Date, the Seller Parties shall cause the Company and each such new Client to executed and deliver, contemporaneously with the execution and delivery of such new Client’s Investment Contract, a notice in the form of Exhibit E-1.

(ii)    An Affirmative Consent Client properly receiving a notice pursuant to Section 5.3(e)(i) shall be treated as having given a Client Consent if it signs and returns to the Company a copy of the notice in the form of Exhibit E-1, provided such Client does not give any of the indications set forth in Section 5.3(e)(iii)(C). A Negative Consent Client properly receiving notices pursuant to Section 5.3(e)(i) shall be treated as having given a Client Consent if it does not sign and return to the Company a copy of the notice in the form of Exhibit E-2 or Exhibit F, if (A) the notices described in Section 5.3(e)(i) have been sent to such Negative Consent Client in the timeframes required and (B) before the Business Day immediately preceding the Closing Date, such Negative Consent Client has not (1) affirmatively refused to Consent to the assignment of its Investment Contract, (2) terminated its Investment Contract, (3) withdrawn all of its AUM or (4) informed the Company, orally or in writing, that it intends to take any of the actions described in clauses (1), (2) or (3). A new Client whose Investment Contract is executed on or after the Effective Date and prior to or on the Closing Date shall be treated as having given a Client Consent if it signs and returns to the Company a copy of the notice in the form of Exhibit E-1, provided such Client does not give any of the indications set forth in Section 5.3(e)(iii)(C). For the avoidance of doubt, Buyer may in its reasonable discretion determine that any purported Client Consent does not satisfy the requirements of this Section 5.3(e)(ii).

(iii)    The Company and each Seller Party shall take all commercially reasonable steps to keep Buyer informed of the status of obtaining the Client Consents required by this Section 5.3(e), including:

(A)    maintaining a written log of all communications (including oral) with Clients in connection with seeking Client Consents, stating in reasonable detail the nature and substance of the communications (including any matter of the sort referred to in Section 5.3(e)(iii)(C)), and make the log available to Buyer at least weekly and any time upon reasonable notice;

(B)    giving Buyer copies of substantive correspondence between the Company and Clients, or Clients’ representatives or counsel, relating to the Consent solicitation provided for in this Section 5.3(e) within three (3) Business Days of receiving it;

(C)    informing Buyer of any indication by a Client (whether orally or in writing) as soon as practicable and in any event no later than one (1) Business Day after receiving such indication, that the Client will: (1) refuse Consent to the assignment of its Investment Contract or subadvisory contract; (2) terminate its Investment Contract or subadvisory contract; (3) withdraw more than 10% of its AUM under the Company’s management; (4) put its account up for bid; or (5) seek or request any fee reduction, strategy or mandate change, or other material modification; and

(D)    delivering to Buyer, promptly on Buyer’s request from time to time, copies of the executed Client Consents and making the originals available for inspection.

(f)          Access and Information. From the Effective Date to the Closing, subject to the terms and conditions of the Confidentiality Agreement, the Company and each Seller Party shall give to Buyer and its Affiliates and their respective accountants, counsel and other representatives full access during normal business hours to the Company’s offices, properties, Books and Records and personnel, and give them, or give them access to, the documents, financial data, records and information with respect to the Company and the Business as Buyer and its Affiliates and their respective accountants, counsel and other representatives from time to time reasonably requests, and shall not unreasonably condition, delay or withhold any such access.

(g)          Further Assurances. Following the Closing Date, the Seller Parties shall from time to time execute and deliver such additional documents and take such other actions as Buyer reasonably requests to confirm the rights and obligations in the Transaction Documents and render the Transactions effective, including cooperating to obtain, maintain and preserve any Client Consents not obtained prior to Closing. The Seller Parties shall bear all costs and expenses of the Consent solicitation and assignment of Investment Contracts.

(h)          Closing Cash. The Seller Parties shall cause the Company to have, on the Closing Date and as of the Financial Effective Time, an amount of Closing Cash that is equal to or greater than the Closing Cash Target.

(i)          Wrong Pockets. If, at any time on or after the Closing Date, a Seller Party or any Affiliate of a Seller Party holds any property or asset, whether real, personal or mixed and whether tangible or intangible, used or held for use in connection with the business of the Company (including the Business), or otherwise owned by the Company, then such Seller Party, shall (or shall cause such Affiliate to): (a) promptly notify Buyer; and (b) as promptly as is reasonably practicable, transfer, or cause to be transferred, to the Company, at no cost or further Liability to Buyer or to any Affiliate(s) of Buyer, such property or asset, and until such time, such Seller Party or such Affiliate, as applicable, shall hold such property or asset for the Company’s benefit and account and manage and operate such property or asset for the Company’s benefit and account, with all gains and income generated to be for the Company’s account.

ARTICLE VI TAX MATTERS

Section 6.1          Tax Return Filings.

(a)          Sellers shall prepare, or cause to be prepared, and, subject to the provisions of Section 6.1(b), timely file, or cause to be timely filed, all Tax Returns of the Company with respect to all Pre-Closing Tax Periods for which Tax Returns have not been filed as of the Closing Date. Sellers, jointly and severally, shall pay and discharge all Taxes of the Company for any Pre-Closing Tax Period (including the portion of any Straddle Period through the end of the Closing Date) before the same shall become delinquent and before penalties accrue on any such Taxes. Seller shall pay and discharge all Taxes attributable to Pre-Closing Tax Periods before the same shall become delinquent and before interest or penalties accrue on any such Taxes. Seller shall provide Buyer with an exact copy of each pre-Closing Tax Return filed after the Closing Date and evidence of payment of all such Pre-Closing Tax Period Taxes attributable thereto no later than the 10th Business Day after each such pre-Closing Tax Return is filed. Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns for the Company for any Straddle Period. Sellers shall pay and discharge all Taxes for the Straddle Period apportioned to the Pre-Closing Tax Period under Section 6.2. Sellers shall reimburse Buyer for: (i) all of Buyer’s reasonable fees, costs and expenses with respect to preparing any such Tax Return referred to in this Section 6.1(a) (including any “short period” Tax Return) that relates to any Pre-Closing Tax Period in the event that Seller fails to timely prepare, or cause to be prepared, and timely file, or cause to be timely filed, such Tax Return; and (ii) the percentage calculated as follows of Buyer’s reasonable fees, costs and expenses with respect to preparing any Tax Return for the Company for any Straddle Period: the product of (A) 100, multiplied by (B) the quotient of (I) the total number of days in the portion of such Straddle Period through the Closing Date, divided by (II) the total number of days in such Straddle Period. For the avoidance of doubt, the preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(b)          The Tax Returns of the Company with respect to all Pre-Closing Tax Periods referred to in Section 6.1(a) shall be prepared, or caused to be prepared, by Sellers in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in Applicable Law. Sellers shall cause a copy of each such Pre-Closing Tax Period Tax Return, together with all relevant work papers and other information required to understand each such Tax Return, to be made available to Buyer for review, comment and approval no later than 30 Business Days prior to the due date on which such Tax Returns are required to be filed (taking into account valid and proper extensions, which are actually granted by the applicable Governmental Authority). If Buyer objects to any item on any such Pre-Closing Tax Period Tax Return, then Buyer shall, by the 10th Business Day following the date upon which such Tax Return is delivered, notify Sellers that it so objects and submit to Sellers in writing any proposed changes to such Tax Return. Sellers shall, by the fifth Business Day after the delivery of such proposed changes (and in no event later than five Business Days prior to the date on which the applicable Tax Return is due), incorporate, or cause to be incorporated, any proposed changes reasonably requested by Buyer and shall timely file such Tax Return with the appropriate Governmental Authority. If Sellers object to any change proposed by Buyer, then Buyer and Sellers shall negotiate in good faith, and use their commercially reasonable best efforts, to resolve any such differences with respect to the Pre-Closing Tax Period Tax Return. If Buyer and Sellers are unable to reach an agreement by the fifth Business Day following Sellers’ receipt of any such proposed changes, then the disputed items shall be resolved by the Accounting Firm in accordance with the procedures set forth in Section 2.5(b), mutatis mutandis. If the Accounting Firm is unable to resolve any disputed items before the due date for such Pre-Closing Tax Period Tax Return, then the Tax Return shall be filed as requested by Buyer and then amended, if necessary, to reflect the Accounting Firm’s resolution.

Section 6.2          Apportionment for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company attributable to the portion of any Straddle Period that includes the Closing Date:

(a)          in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be determined based on an interim closing of the books on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days of the year in each period; and

(b)          in the case of all other Taxes (including Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company), shall be deemed to equal the result of the following calculation: (i) the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by (ii) the quotient of: (A) the number of days in the portion of the period ending on the Closing Date, divided by (B) the number of days in the entire period.

Section 6.3          Indemnification. The Seller Parties shall jointly and severally indemnify and defend each Buyer Indemnified Person from and against, and shall hold each Buyer Indemnified Person harmless from, all Losses sustained, suffered or incurred by any Buyer Indemnified Person arising out of or relating to: (a) any breach of or inaccuracy in any representation or warranty made in Section 3.1(r); (b) any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation either (i) in this Article VI or (ii) otherwise in this Agreement and regarding Taxes; (c) all Taxes of the Company or any of the Seller Parties for any Pre-Closing Tax Period (including Taxes for the Straddle Period apportioned to the Pre-Closing Tax Period under Section 6.2 or otherwise payable in connection with any “short period” Tax Return); (d) all Taxes of any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local Law (or any member thereof, other than the Company) of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulations § 1.1502-6 or any analogous or similar foreign, state or local Law; (e) all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by Contract, relating to any event or transaction occurring on or before the Closing Date; (f) any Transfer Taxes allocated to Sellers pursuant to Section 6.6; (g) any failure by Sellers to pay all or any portion of Taxes required to be borne or paid by Sellers pursuant to this Agreement; and (h) all Taxes (or the non-payment thereof) resulting from any transaction, agreement, or understanding undertaken by the Company prior to or on the Closing Date. Notwithstanding anything to the contrary in this Agreement, for all purposes under this Agreement (including this Section 6.3), each claw back, required repayment, underpayment, recovery or other obligation to pay any amount arising out of, in connection with, or otherwise attributable to any Tax credit (including any Employee Retention Credit), deduction, or other Tax item received by, reported by, claimed, or otherwise taken by the Company during any Pre-Closing Tax Period (including the portion of the Straddle Period through the Closing Date) shall constitute a Tax imposed on the Company or asserted against the properties, income or operations of the Company during any Pre-Closing Tax Period. Buyer shall deliver written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which notice involves the assertion or commencement of any Claim with respect to which Buyer intends to seek indemnification in accordance with the foregoing in this Section 6.3; provided, however, that Buyer’s failure to comply with the foregoing in this sentence shall not affect any right of Buyer under this Agreement (including under this Section 6.3), except and solely to the extent that the Sellers actually and materially forfeit rights or defenses by reason of such failure. Buyer shall control the contest, resolution or settlement of each such Claim; provided, however, that Sellers shall be entitled to participate in the defense of each such Claim and to employ counsel of Sellers’ choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 6.4          Cooperation. Sellers and Buyer shall furnish, or cause to be furnished, to each other, upon request and as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for the preparation of any Tax Return, Claim for refund or audit, and the prosecution or defense of any Claim relating to the Company’s Tax Liability. Such cooperation shall include the retention of records and information (including work papers or supporting schedules in a manner consistent with past practice) that are reasonably relevant to any such Tax Return, Claim for refund or audit, and the prosecution or defense of any Claim relating to the Company’s Tax Liability until the expiration of the statute of limitations of the respective Tax period. The requesting Party shall bear all reasonable out-of-pocket fees, costs and expenses incurred by the other Party in providing such assistance. Sellers and Buyer further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the Transactions).

Section 6.5          Disputes. If any dispute arises between Sellers, on the one hand, and Buyer, on the other hand, as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company, the Parties shall attempt in good faith to resolve such dispute, and any agreed-upon amount shall be paid to the appropriate Party or Parties. If any such dispute is not resolved by the 30th day following the date upon which either Buyer or Sellers gives written notice to Sellers or Buyer (respectively) of such dispute, then the Parties shall submit such dispute to the Accounting Firm for resolution in accordance with the procedures set forth in Section 2.5(b), mutatis mutandis, which resolution shall be final, conclusive and binding on the Parties; provided, however, that, notwithstanding anything to the contrary foregoing in this sentence, to the extent that the Accounting Firm is not permitted under this Agreement to resolve, willing to resolve or able to resolve any such dispute (e.g., because resolving such dispute would require the Accounting Firm to function as an arbitrator or otherwise in a capacity other than solely as an expert), the Parties shall be permitted, in connection with such dispute, to pursue all remedies that are otherwise available under this Agreement.

Section 6.6          Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Sellers shall pay (or cause to be paid) all Transfer Taxes. The party required by Law to file any such transfer Tax Return shall prepare and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Law, then Sellers, Buyer or the Company, as the case may be, shall join in the execution of any such Tax Returns or other documentation. Sellers shall pay and indemnify Buyer for any such Transfer Taxes, as well as all costs related to the preparation of any Tax Return or documentation for which Buyer or the Company bears responsibility under Law.

Section 6.7          Character of Payments. To the extent permitted by Law, all payments pursuant to Section 2.5 and all indemnification payments pursuant to this Article VI or Article IX shall be treated, for all Tax purposes, as adjustments to the Transaction Consideration.

Section 6.8          Tax Treatment. The Parties acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, the Transactions shall be treated for federal income tax purposes as a sale by each Seller to Buyer of the Membership Interest held by such Seller in exchange for the payment by Buyer of the Transaction Consideration, in a transaction governed by Code Sections 741 and 743.

Section 6.9          Push-Out Election. Notwithstanding any other provision of this Agreement, Buyer, at its sole election, shall have the right to cause the Company to make an election under Code Section 6226(a) (or any corresponding or similar provisions of state or local Law) with respect to any “imputed underpayment” (a “Push Out Election”) with respect to any Pre-Closing Tax Period or Straddle Period. Sellers shall cooperate with Buyer and the Company, and Sellers shall cause the “partnership representative” or “designated individual” (as such terms are used pursuant to the Partnership Tax Audit Rules) for the Company (other than those appointed by Buyer pursuant to this Section 6.9) to take all actions necessary or otherwise reasonably requested by Buyer, to properly and timely make any Push Out Election as provided for in this Section 6.9. Buyer shall be entitled to take all actions to name a new “partnership representative” or “designated individual” for the Company for a Pre-Closing Tax Period or Straddle Period to the extent it is necessary or prudent to ensure that the Company makes a timely and proper Push Out Election as provided for in this Section 6.9. The Parties agree that this Section 6.9 shall supersede any prior agreement made by the Company or Seller with respect to the Partnership Tax Audit Rules and/or the making of Push Out Elections.

Section 6.10          Section 754 Election; Section 743(b) Adjustment. The Parties shall cause the Company to make an election under Code Section 754 (and any corresponding provision of state or local Law) (the “Section 754 Election”) for the taxable year of the Company that includes the Closing Date. The Company will compute an adjustment to the basis of the Company’s assets under Code Section 743(b) with respect to Buyer, and shall allocate such adjustment among the Company’s assets in accordance with Code Section 755 and the Treasury Regulations thereunder in the manner set forth on Schedule 6.10. Buyer, Sellers and the Company (each to the extent applicable) shall file all Tax Returns and other documents in a manner consistent with such schedule. The Parties acknowledge and agree that all Tax items resulting from the Section 754 Election (including, without limitation, additional amortization deductions, if any) in connection with the purchase of the Membership Interests shall be allocated to Buyer in accordance with Code Section 743(b). All adjustments to the Purchase Price pursuant to Section 2.5, Article VI or Article IX shall be allocated in a manner consistent with such schedule. Each Party agrees that it shall not take any position in any Tax Return or with any Taxing Authority that is inconsistent with the foregoing in this Section 6.10.

Section 6.11          Interaction with Article IX. The provisions of this Article VI shall govern to the extent inconsistent with Article IX.

ARTICLE VII CONDITIONS PRECEDENT TO THE CLOSING

Section 7.1          Conditions to Each Party’s Obligations. The obligations of the Sellers, on the one hand, and Buyer, on the other hand, to consummate the Transactions are subject to the fulfillment, on or before the Closing Date, of the following conditions:

(a)          No Injunction, etc. No court or other Governmental Authority has issued an order, injunction, decree or judgment, and there is no action or proceeding pending before a court or other Governmental Authority, restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by the Transaction Documents. No court or other Governmental Authority has promulgated, entered or issued, or determined to be applicable to this Agreement, any Applicable Law making the consummation of the Transactions illegal, and no proceeding with respect to the application of any such Applicable Law is pending, and no such order or Applicable Law imposes, or would reasonably be expected to impose, any condition or requirement that is materially burdensome on Buyer or the Company (after Closing).

(b)          Governmental Approvals. Any Governmental Approvals required to be made or obtained in connection with executing and delivering this Agreement or consummating the Transactions have been made or obtained, on terms acceptable to the party obtaining the Governmental Approval (or whose Affiliate obtained the Governmental Approval).

Section 7.2          Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Transactions are also subject to the fulfillment (or waiver in writing by Buyer in its sole discretion), on or before the Closing Date, of the following conditions:

(a)          Representations Concerning the Company. The representations and warranties concerning the Company and the Seller Parties in Section 3.1:

(i)    other than the Seller Fundamental Representations, were true and correct in all material respects as of the Effective Date (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date), in each case except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, which representations and warranties as so qualified will be true in all respects; and the Seller Fundamental Representations were true and correct in all respects as of the Effective Date (except representations and warranties made as of a certain date, which are true and correct in all respects as of such date); and

(ii)    other than the Seller Fundamental Representations, are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)), in each case except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, which representations and warranties as so qualified will be true in all respects; and the Seller Fundamental Representations are repeated and are true and correct in all respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)).

(b)          Representations Concerning the Seller Parties. The representations and warranties concerning the Seller Parties in Section 3.2 (without qualification by materiality or Material Adverse Effect except as expressly stated therein):

(i)    were true and correct in all respects as of the Effective Date (except representations and warranties made as of a certain date, which are true and correct as of such date); and

(ii)    are repeated and are true and correct in all respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which are so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)).

(c)          Performance. The Company and each Seller Party have duly performed and complied in all material respects with the obligations and conditions that it or he must comply with under this Agreement and the other Transaction Documents by or before Closing.

(d)          Certificates. The Seller Parties shall have delivered to Buyer the Revenue Certificate, Estimated Closing Revenue Certificate, Estimated Closing Certificate and a certificate, dated as of the Closing Date, jointly and severally certifying the matters in Sections 7.2(a), (b) and (c), together with a certificate executed by the Company’s Chief Compliance Officer certifying the Company’s compliance with the Advisers Act, and the accuracy and completeness of the Company’s Form ADV (Parts 1 and 2) and Form CRS as of the Closing.

(e)          Closing Deliverables. The Seller Parties shall have delivered to Buyer each of the items set forth in Section 2.6(a).

(f)          Closing Date 2026 Pro Forma Revenue. The Closing Date 2026 Pro Forma Revenue shall be equal to or greater than ninety percent (90%) of Fiscal Year 2025 Revenue; provided, that if all of the conditions of the Parties to the consummation of the Transactions have been satisfied other than the condition in this Section 7.2(f) or Clients representing more than ten percent (10%) of Fiscal Year 2025 Revenue have taken any of the actions listed in Section 5.3(e)(iii)(C) (or informed the Seller Parties, orally or in writing, that they intend to take any of these actions), then the Parties agree to negotiate in good faith to revise the economic terms of this Agreement to reflect the state of the Business (giving effect to such loss of Clients and revenue), and, if the Parties are unable to reach an agreement within thirty (30) days after the date on which all conditions to the obligations of the Parties to consummate the Transactions other than the condition in this Section 7.2(f) have been satisfied, then Buyer or Sellers may terminate this Agreement in accordance with Section 8.1(c) by providing written notice to the other at any time after the end of such thirty (30) day period.

(g)          Required Consents. The Required Consents shall have been made or obtained, which Consents may include the Consent of one or more Governmental Authorities or Self-Regulatory Organizations.

(h)          Closing Cash Target. On the Closing Date and as of the Financial Effective Time, the Company shall have an amount of Closing Cash that is equal to or greater than the Closing Cash Target, as reflected on the Estimated Closing Certificate.

(i)          No Material Adverse Effect. Since the Effective Date, the Company shall not have suffered a Material Adverse Effect and no events, facts or circumstances shall have occurred which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect with respect to the Company, including any change in Applicable Law (including the Advisers Act or related SEC rules or guidance) that is, or would reasonably be expected to be, materially adverse to the Company or the Transactions.

(j)          Insurance. The Company shall have in place, effective as of Closing, insurance policies and tail coverage customary for SEC-registered investment advisers, including professional liability/errors and omissions (adviser E&O), cyber/privacy liability, directors and officers liability, fiduciary liability, employment practices liability, and crime/bond coverage, in each case with limits and carriers reasonably satisfactory to Buyer.

Section 7.3          Conditions to the Sellers’ Obligations. The Sellers’ obligations to consummate the Transactions are also subject to the fulfillment (or waiver in writing by Sellers), on or before the Closing Date, of the following conditions:

(a)          Representations. Buyer’s representations and warranties in Article IV:

(i)    other than the Buyer Fundamental Representations were true and correct in all material respects as of the Effective Date (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date); and the Buyer Fundamental Representations were true and correct as of the Effective Date (except representations and warranties made as of a certain date, which are true and correct in all material respects as of such date) in each case except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, which representations and warranties as so qualified will be true in all respects; and

(ii)    other than the Buyer Fundamental Representations are repeated and are true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which shall be so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)), in each case, except for such representations and warranties that are qualified by their terms as to materiality or Material Adverse Effect, which representations and warranties as so qualified will be true in all respects; and the Buyer Fundamental Representations are repeated and are true and correct as of the Closing Date with the same effect as though made on and as of the Closing (except representations and warranties made as of a certain date, which shall be so measured as of such date) (it being understood and acknowledged that an inaccuracy or breach of the representations and warranties made on and as of the Closing Date shall be determined without giving effect to any notification made in accordance with Section 5.2(c)).

(b)          Performance. Buyer has duly performed and complied in all material respects with its obligations and conditions that it must comply with under this Agreement and the other Transaction Documents by or before Closing.

(c)          Certificate. Buyer shall have delivered a certificate to Sellers, dated the Closing Date, certifying the matters in Sections 7.3(b) and (b).

(d)          Closing Deliverables. Buyer shall have delivered the items set forth in Section 2.6(b).

ARTICLE VIII TERMINATION

Section 8.1          Termination. This Agreement may be terminated before the Closing Date:

(a)          by the written agreement of Buyer and the Sellers, including for a failure of a condition set forth in Section 7.1;

(b)          by Buyer by written notice to the Sellers, on the one hand, or by the Sellers by written notice to Buyer, on the other hand, at any date or time after 5:00p.m., New York City time, on the date that is four (4) full months after the Effective Date if the Closing has not occurred by then (unless due to a material breach of this Agreement by Buyer, if Buyer is seeking to terminate, or by a Seller Party, if the Sellers are seeking to terminate), unless this date is extended by the mutual written consent of Buyer and the Sellers;

(c)          by Buyer by written notice to the Sellers or by Sellers by written notice to Buyer in accordance with Section 7.2(f);

(d)          by Buyer by written notice to the Sellers if a Seller Party or the Company has materially breached any of his or its representations, warranties or obligations in this Agreement and (if not a willful breach) has not cured such breach within ten (10) Business Days of receiving notice of the breach, provided that Buyer has performed and complied, in all material respects, with its representations, warranties and obligations required by this Agreement to have been performed or complied with before this time (it being understood and acknowledged that the truthfulness and accuracy of the Company’s and each of the Seller Parties’ representations and warranties and the fulfillment of their obligations under this Agreement shall be determined without giving effect to any materiality or Material Adverse Effect qualifier contained therein or notification made by the Company or any Seller Party in accordance with Section 5.2(c));

(e)          by Buyer by written notice to the Sellers if a Company Material Adverse Effect has occurred following the Effective Date and is continuing; and

(f)          by the Sellers by written notice to Buyer, if Buyer has materially breached any of its representations, warranties or obligations in this Agreement and (if not a willful breach) has not cured this breach within ten (10) Business Days of receiving notice of the breach, provided that the Seller Parties and the Company have performed and complied, in all material respects, with their representations, warranties and obligations required by this Agreement to have been performed or complied with before this time (it being understood and acknowledged that the truthfulness and accuracy of Buyer’s representations and warranties and the fulfillment of its obligations under this Agreement shall be determined without giving effect to any materiality or Material Adverse Effect qualifier contained therein or notification made by Buyer in accordance with Section 5.2(c)).

Section 8.2         Effect of Termination. If this Agreement is terminated in accordance with Section 8.1, it shall become void and have no effect, without any obligation or Liability to any Person in respect of the Agreement or of the Transactions on the part of any Party, or a Party’s directors, officers, employees, agents, representatives, advisers, stockholders, members, partners or Affiliates, except that the provisions of this Section 8.2, Section 5.2(b), Article X and the Confidentiality Agreement shall remain in full force and effect and shall survive any termination of this Agreement and except that each Party shall remain liable for any breach of this Agreement prior to its termination and the Party’s right to pursue all legal remedies for any breach of this Agreement by the other Party will survive such termination unimpaired.

ARTICLE IX SURVIVAL; INDEMNIFICATION

Section 9.1          Survival.

(a)          Survival of Representations and Warranties. Except as otherwise provided in this Section 9.1, the representations and warranties of the Seller Parties and Buyer set forth in this Agreement shall survive through the date that is twenty four (24) months after the Closing Date and shall terminate on such date, except to the extent that any Claim for indemnification with respect to any breach of any such representation or warranty is made on or prior to such date, in which case such representation or warranty shall survive until the resolution of such Claim. Notwithstanding anything to the contrary in the immediately foregoing sentence:

(i)    the Seller Fundamental Representations shall survive through the twentieth (20th) anniversary of the Closing Date and shall terminate on such date, except to the extent that any Claim for indemnification with respect to any breach of any such representation or warranty is made on or prior to such date, in which case such representation or warranty shall survive until the final and non-appealable resolution of such Claim (and all statutes of limitations under any Law shall be tolled until such resolution); and

(ii)    the Buyer Fundamental Representations shall survive through the twentieth (20th) anniversary of the Closing Date and shall terminate on such date, except to the extent that any Claim for indemnification with respect to any breach of any such representation or warranty is made on or prior to such date, in which case such representation or warranty shall survive until the final and non-appealable resolution of such Claim (and all statutes of limitations under any Law shall be tolled until such resolution).

(b)          Survival of Covenants. The covenants, agreements, promises and obligations of the Seller Parties and Buyer set forth in this Agreement and each Transaction Document shall survive until fully discharged and performed.

(c)          Fraud; Etc. Notwithstanding anything to the contrary in this Agreement (including in this Section 9.1), no limitation on any survival period shall apply in connection with any fraud, willful misconduct, intentional misrepresentation or criminal act. Notwithstanding anything to the contrary foregoing in this Section 9.1(c), to the extent any Law imposes or requires a survival period with respect to any matter that is referenced in the immediately foregoing sentence, such survival period shall be the longest of (i) twenty (20) years and (ii) the longest period permitted by Law.

Section 9.2          Indemnification.

(a)          Indemnification by the Seller Parties. The Seller Parties shall, jointly and severally, indemnify and defend Buyer and its Affiliates (including, following the Closing, the Company and each Affiliate of the Company) and each of their respective direct and indirect equity holders, partners, officers, managers, directors, employees, agents, advisors and attorneys (but expressly excluding the Seller Parties, and for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement or in any Transaction Document, no Seller Party shall in any event be a Buyer Indemnified Person) (each, a “Buyer Indemnified Person”) from and against, and shall hold each Buyer Indemnified Person harmless from, all Losses sustained, suffered or incurred by any Buyer Indemnified Person arising out of or relating to:

(i)    any inaccuracy in or breach by any Seller Party of any representation or warranty set forth in this Agreement or any Transaction Document, other than any Seller Fundamental Representation (in each case, it being understood and agreed that an inaccuracy or breach of a representation or warranty shall be determined without giving effect to any notification made by the Company or any Seller Party in accordance with Section 5.2(c));

(ii)    any inaccuracy in or breach by any Seller Party of any Seller Fundamental Representation (in each case, it being understood and agreed that an inaccuracy or breach of a representation or warranty shall be determined without giving effect to any notification made by the Company or any Seller Party in accordance with Section 5.2(c));

(iii)    any breach by any Seller Party or any of their Affiliates of, or any failure by any Seller Party or any of their Affiliates to perform, any covenant, agreement, promise or obligation of any Seller Party or any of such Affiliates that is set forth in this Agreement or in any Transaction Document, or in any other agreement, certificate, instrument or document prepared by or executed by any Seller Party or any of such Affiliates;

(iv)    any Liability or Lien (to the extent that such Liability or Lien is incurred by the Company or any Affiliate of the Company at or prior to the Closing) that is either: (A) not disclosed in Schedule 3.1(e); or (B) disclosed in Schedule 3.1(p)(ii) but which disclosure indicates that such Liability or Lien has been, or (as applicable) is to be, paid off, forgiven or otherwise. discharged prior to, at or otherwise in connection with the Closing; provided, however, that the foregoing in this Section 9.2(a)(iv) shall not apply to any amount to the extent that such amount is addressed by Section 9.2(a)(v);

(v)    any Indebtedness (to the extent that such Indebtedness arises from the activities, conduct, business or operation of the Company or any Seller Party at any time prior to the Closing, or arises out of facts, events or circumstances regarding the Company or any Seller Party existing at any time prior to the Closing) or any Transaction Expense, in each case to the extent not paid in full and fully satisfied at the Closing;

(vi)    any Loss, Indebtedness, Liability, Lien or Tax relating to the participation by any Seller Party, the Company or any of their respective Affiliates in the Paycheck Protection Program or otherwise relating in any way to any Pandemic Relief Debt or to any other benefit, under any COVID Law, obtained by or on behalf of any Seller Party, the Company or any of their respective Affiliates, including, in each case, in connection with any audit with respect thereto conducted by or on behalf of the U.S. Small Business Administration or any other Governmental Authority;

(vii)    any Claim: (A) brought by any current or former representative of the Company, any Seller Party or any of their respective Affiliates and relating to any action or event that occurred on or prior to the Closing Date; or (B) relating to any event that occurred on or prior to the Closing Date with respect to any such representative or to the Company’s or any of the Company’s Affiliates' policies, practices or procedures, on or prior to the Closing Date, with respect to any such representative and, in each case, brought by any other Person (including by any Governmental Authority);

(viii)    any fraud, willful misconduct, intentional misrepresentation or criminal act by any Seller Party;

(ix)    any Claim or other matter forth in Schedule 3.1(e);

(x)    the Company failing to have, on the Closing Date and as of the Financial Effective Time, (i) an amount of Closing Working Capital equal to or greater than the Working Capital Target; and (ii) an amount of Closing Cash that is equal to or greater than the Closing Cash Target; or

(xi)    any Required Consent or the failure to obtain any Required Consent.

(b)          Indemnification by Buyer. Buyer shall indemnify and defend the Sellers and their Affiliates (and their respective officers, directors, employees, shareholders, members, successors, assigns, legal representatives and heirs) (each, a “Seller Indemnified Person”) from and against, and shall hold the Seller Indemnified Persons harmless from, all Losses sustained, suffered or incurred by the Seller Indemnified Persons arising out of or relating to:

(i)    any inaccuracy in or breach by Buyer of any representation or warranty set forth in this Agreement or any Transaction Document, other than any Buyer Fundamental Representation;

(ii)    any inaccuracy in or breach by Buyer of any Buyer Fundamental Representation; or

(iii)    any breach by Buyer of, or any failure by Buyer to perform, any covenant, agreement, promise or obligation of Buyer set forth in this Agreement or in any Transaction Document.

(c)          Notwithstanding anything to the contrary in this Agreement or in any Transaction Document, the Seller Parties further acknowledge and agree that: (A) Buyer or its representatives assisted the Seller Parties in preparing certain items (including the Schedules) solely at the Seller Parties’ request and for the Seller Parties’ convenience; and (B) the fact that any such items were prepared by or with the assistance of Buyer or its representatives shall in no way affect any Indemnified Party’s right to indemnification, defense, payment (including payment of any Losses) or reimbursement, or any other remedy (including any based upon any representation, warranty, covenant, agreement, promise or obligation under this Agreement).

(d)          To the extent that any obligation (including any indemnification obligation) set forth in the foregoing in this Section 9.2 may be unenforceable for any reason, subject to the limitations set forth herein, each Indemnifying Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified Losses which is permissible under Law.

Section 9.3          Indemnification Procedures.

(a)          Submitting Claims. Any Person seeking indemnification for Losses pursuant to this Article IX (an “Indemnified Party”) shall deliver a certificate (an “Indemnification Claim Certificate”) to the Party obligated to provide such indemnification (the “Indemnifying Party”) promptly upon becoming aware of such Loss or facts or circumstances from which it can be reasonably anticipated that such Person will sustain, suffer or incur, such Losses. Each Indemnification Claim Certificate shall state that such Indemnified Party has sustained, suffered or incurred, or reasonably anticipates that it will sustain, suffer or incur, Losses and shall specify in reasonable detail: (i) the nature of such Losses; (ii) the dollar amount (or estimated dollar amount) of such Losses (which amount shall not, for the avoidance of doubt, in any way constitute a limit on any amount recoverable by any Indemnified Party with respect to any matter addressed in any Indemnification Claim Certificate); and (iii) the date(s) on which such Losses were sustained, suffered or incurred or the basis for any anticipated additional Losses. Notwithstanding anything to the contrary in the immediately foregoing sentence: (x) none of any failure of the Indemnified Party to deliver an Indemnification Claim Certificate, any delay by the Indemnified Party in delivering any Indemnification Claim Certificate nor the failure of any Indemnification Claim Certificate to comply in any respect with the immediately foregoing sentence shall relieve the Indemnifying Party from any Liability, except and solely to the extent that the Indemnifying Party actually and materially forfeits rights or defenses by reason of such failure or delay; and (y) nothing in the immediately foregoing sentence shall require any Indemnified Party to include, in any Indemnification Claim Certificate, any information that is not actually known to such Indemnified Party.

(b)          Indemnification Objection. The Indemnifying Party may object to such claim for indemnification, by written notice to the Indemnified Party (an “Indemnification Objection”) specifying in reasonable detail the basis for the Indemnifying Party's objection, by the 20th day following the Indemnifying Party’s receipt of the Indemnification Claim Certificate regarding such claim for indemnification.

(c)          Acknowledgment of Claims. If the Indemnifying Party does not timely deliver an Indemnification Objection to the Indemnified Party in accordance with Section 9.3(b), then the Indemnifying Party shall be deemed to have conclusively acknowledged its responsibility for the Losses specified in such Indemnification Claim Certificate and pursuant to this Article IX, and shall, without limiting any Liability of the Indemnifying Party with respect to any additional Losses and by the 15th day following the Indemnifying Party’s receipt of such Indemnification Claim Certificate, pay to the Indemnified Party the specified amount (if any) set forth in such Indemnification Claim Certificate with respect to the Losses specified therein.

(d)          Third-Party Claims.

(i)    Promptly (but in no event later than 20 days) after receipt by the Indemnified Party of written notice of any Claim made or brought by any Person who is not a Party or an Affiliate of any Party (a “Third-Party Claim”) with respect to which the Indemnified Party reasonably believes it is likely to be entitled to receive indemnification from the Indemnifying Party pursuant to this Agreement, the Indemnified Party shall give notice thereof in writing to the Indemnifying Party, stating the information then reasonably available regarding the amount (to the extent reasonably ascertainable) and nature of such Claim. Notwithstanding anything to the contrary in this Agreement, any written notice that complies with the immediately foregoing sentence shall constitute an “Indemnification Claim Certificate” for all purposes of this Agreement. Notwithstanding anything to the contrary foregoing in this Section 9.3(d)(i), no failure of the Indemnified Party to comply in any respect with the foregoing in this Section 9.3(d)(i) shall relieve the Indemnifying Party from any Liability, except and solely to the extent that the Indemnifying Party actually and materially forfeits rights or defenses by reason of such non-compliance.

(ii)    Within ten (10) days after receipt of the notice contemplated by Section 9.3(d)(i) and subject to Section 9.3(d)(iii), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s expense and subject to the limitations below; provided that, in connection with such Third-Party Claim, the Indemnifying Party first confirms in writing that the Indemnifying Party shall be fully responsible to the Indemnified Party (with no reservation of rights) for all Losses relating to such Third-Party Claim and that it shall, to the full extent required under this Agreement, indemnify, defend and hold harmless, with respect to such Third-Party Claim, the Indemnified Party (provided that such statement of responsibility need not include any admission of liability to any person that is not an Indemnified Party); provided, however, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party retains such counsel, (A) the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (B) the Indemnified Party shall have the right, at its own cost and expense and with counsel of its own choice, to consult with the Indemnifying Party and its counsel or other representatives concerning such Third-Party Claim; (C) the Indemnifying Party shall keep the Indemnified Party informed of the status of the defense of such Third-Party Claim and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith; and (D) except with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or denied), no settlement (and no provision of any settlement agreement) or compromise of any such Third-Party Claim with a Third-Party Claimant shall be made unless such settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, the claim or demand, and (iii) involves no finding or admission of any violation of Appliable Laws or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends.

(iii)    Notwithstanding anything to the contrary in Section 9.3(d)(ii), if, at any time, any Claim Retention Basis exists with respect to any Third-Party Claim, then, at the Indemnified Party’s sole discretion, the Indemnified Party may do either of the following with respect to such Third-Party Claim (and, in either which event and notwithstanding anything to the contrary in Section 9.3(d)(ii), the Indemnifying Party shall bear all of the Indemnified Party’s Attorney's Fees and Expenses in connection with such Third-Party Claim): (A) prohibit the Indemnifying Party from undertaking (or, as applicable, continuing with) control of the defense of such Third-Party Claim; or, in the alternative, (B) permit the Indemnifying Party to undertake (or, as applicable, continue with) control of the defense of such Third-Party Claim. As used in this Agreement, “Claim Retention Basis” means, with respect to each Third-Party Claim, any of the following (each, except as otherwise specifically set forth in this definition of “Claim Retention Basis”, as determined by the Indemnified Party in its reasonable discretion): (i) such Third-Party Claim is not solely for monetary damages, such Third-Party Claim seeks an injunction or other equitable relief as a remedy or such Third-Party Claim involves any criminal matter; (ii) the Indemnifying Party does not have the capacity (including the financial ability) to indemnify, defend and hold harmless the Indemnified Party for the Losses related to such Third-Party Claim; (iii) the amount in dispute does not exceed, and would not reasonably be expected to exceed, the Basket; (iv) the amount in dispute exceeds, or would reasonably be expected to exceed, the maximum amount for which the Indemnifying Party can then be liable, with respect to such Third-Party Claim, pursuant to this Article IX, taking into account, to the extent applicable the limitations on Liability contained in this Article IX; (v) the Indemnified Party reasonably concludes, based upon advice of counsel, that a conflict of interest exists between the Indemnified Party and any Indemnifying Party; (vi) the named parties to any such Third-Party Claim (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be one or more material legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or any material legal defenses which are available to the Indemnifying Party, but the assertion of which would be materially adverse to the interests of the Indemnified Party; or (vii) an adverse determination with respect to such Third-Party Claim would be materially detrimental to or materially injure any Indemnified Party’s (including, as applicable, the Company’s) reputation or business.

(iv)    The Indemnified Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or denied) unless such settlement (i) provides for the payment of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnifying Party from all liabilities arising or relating to, or in connection with, the claim or demand, and (iii) involves no finding or admission of any violation of Appliable Laws or the rights of any Person. If requested by the Indemnified Party, the Indemnifying Party agrees to cooperate with the Indemnified Party and its counsel in contesting any claim or demand which the Indemnified Party defends.

Section 9.4          Limitations on Indemnification Obligations.

(a)          Indemnification Payments to the Buyer Indemnified Persons. The Buyer Indemnified Persons shall not be entitled to any indemnification payment pursuant to Section 9.2(a)(i), except to the extent that the aggregate amount of the Losses sustained, suffered or incurred by all Buyer Indemnified Persons exceeds the Basket, in which event the Buyer Indemnified Persons shall be entitled to indemnification pursuant to Section 9.2(a)(i) for the amount of Losses sustained, suffered or incurred by the Buyer Indemnified Persons in excess of the Basket, in which event the Buyer Indemnified Persons shall be entitled to indemnification pursuant to Section 9.2(a)(i) for the entire amount of Losses sustained, suffered or incurred by the Buyer Indemnified Persons (including the Basket amount). Notwithstanding anything to the contrary in this Agreement: (i) in no event shall the aggregate amount of indemnification payments pursuant to Section 9.2(a)(i) exceed fifteen percent (15%) of the aggregate amount of the Transaction Consideration (including, for the avoidance of doubt, all amounts held in escrow) (the “Cap Amount”); (ii) in no event shall the aggregate amount of indemnification payments pursuant to Sections 9.2(a)(ii)-(vii) and Sections 9.2(a)(ix)-(xi) exceed the aggregate amount of the Transaction Consideration (including, for the avoidance of doubt, all amounts held in escrow); and (iii) the limitations set forth in this Section 9.4(a) shall not apply to claims for indemnification arising out of fraud, willful misconduct, intentional misrepresentation or criminal acts.

(b)          Indemnification Payments to the Seller Indemnified Persons. The Seller Indemnified Persons shall not be entitled to any indemnification payment pursuant to Section 9.2(b)(i), except to the extent that the aggregate amount of the Losses sustained, suffered or incurred by the Seller Indemnified Persons exceeds the Basket, in which event the Seller Indemnified Persons shall be entitled to indemnification pursuant to Section 9.2(b)(i) for the entire amount of Losses sustained, suffered or incurred by the Seller Indemnified Persons (including the Basket amount). Notwithstanding anything to the contrary in this Agreement: (i) in no event shall the aggregate amount of indemnification payments pursuant to Section 9.2(b)(i) exceed the Cap Amount; (ii) in no event shall the aggregate amount of indemnification payments pursuant to Section 9.2(b)(ii) and Section 9.2(b)(iii) exceed the aggregate Transaction Consideration; and (iii) the limitations set forth in this Section 9.4(b) shall not apply to claims for indemnification arising out of fraud, willful misconduct, intentional misrepresentation or criminal acts.

Section 9.5          Sources of Recovery by the Buyer Indemnified Persons.

(a)          Subject to Section 9.4, each Buyer Indemnified Person shall be entitled to recovery for Losses pursuant to Section 9.2(a)(i) as follows: (i) first, during the term of the Escrow Agreement, from the Escrow Fund, in accordance with the Escrow Agreement, and (ii) secondly, if the term of the Escrow Agreement has expired or to the extent the Escrow Amount is insufficient to fully satisfy the indemnity obligations of the Seller Parties, from the Seller Parties. Notwithstanding anything to the contrary in the immediately foregoing sentence, with respect to any other Loss (including: (A) any Loss recoverable under any provision of Section 9.2(a) other than Section 9.2(a)(i); (B) any payment required to be made by the Seller Parties to Buyer pursuant to Section 2.5; or (C) any Loss recoverable by any Buyer Indemnified Person pursuant to Article VI), such Buyer Indemnified Person may, in its sole discretion, recover such Loss from the Escrow Fund but may, in its sole discretion (and to the extent it determines in its sole discretion), recover directly from the Seller Parties with respect to such Loss and not recover from the Escrow Fund with respect to such Loss.

(b)          Notwithstanding anything to the contrary in this Agreement or in any Transaction Document, each Buyer Indemnified Person shall have the right subject to this Section 9.5(b) (in addition to collecting from the Escrow Fund or the Seller Parties, in accordance with the foregoing in this Section 9.5), in such Buyer Indemnified Person’s sole discretion, to satisfy all or any portion of any Losses or other amounts with respect to which the Seller Parties are liable pursuant to this Agreement or any Transaction Document by setoff and recourse against any amount that is or becomes payable by any Buyer Indemnified Person to any Seller Party (including any amount owed to any Seller Party pursuant to this Agreement, any Transaction Document or any other Contract). In each case, the exercise the rights set forth in the foregoing in this Section 9.5(b) shall not constitute a breach of any Buyer Indemnified Person’s obligations under this Agreement, any Transaction Document or any other Contract with any Seller Party. The Seller Parties hereby irrevocably constitute and appoint each Buyer Indemnified Person as its true and lawful attorney-in-fact and agent with full power of substitution to do all things and execute all documents which may be necessary or appropriate to effectuate any exercise of any rights (including any right of setoff) in accordance with the foregoing in this Section 9.5(b). The grant of authority pursuant to the immediately foregoing sentence is a special power of attorney coupled with an interest and is irrevocable. For the avoidance of doubt, the rights (including the right of setoff) contemplated by the foregoing in this Section 9.5(b) are only security for the Seller Parties’ indemnification and other obligations under this Agreement and the Transaction Documents and such obligations are not in any way limited to such security. In addition to, and not in limitation of, such rights (including such right of setoff), each Buyer Indemnified Person may, from time to time, take any other remedy and exercise any other right available to any of them under this Agreement, any Transaction Document at Law or in equity to collect all such Losses or other amounts. If a Buyer Indemnified Person intends to set-off any amount hereunder, such Buyer Indemnified Person shall provide not less than thirty (30) days’ prior written notice to the Seller Parties of its intention to do so, together with a reasonably detailed explanation of the basis therefor (a “Set-Off Notice”). If, within ten (10) days of its receipt of a Set-Off Notice, a Seller Party provides the Buyer Indemnified Person with written notice of such Seller Party’s dispute with such Buyer Indemnified Person right to make such set-off, such Buyer Indemnified Person and Seller Party (and their respective representatives and advisors) shall meet (which may be accomplished telephonically) in good faith within five (5) days to attempt to resolve their dispute. If such dispute remains unresolved, the Buyer Indemnified Person may set-off under this Section 9.5(b) only with respect to those Losses or other amounts with respect to which the Seller Parties are liable pursuant to this Agreement or any Transaction Document that the Buyer Indemnified Person and Seller Parties have mutually agreed are owed by Seller Parties or, if disputed, when a final, non-appealable judgment has been issued by a court having proper jurisdiction declaring Seller Parties’ liability therefor.

Section 9.6          Determination of Losses and Amount. Notwithstanding anything to the contrary in this Agreement, for all purposes under this Agreement (including under Article VI or this Article IX), all qualifications as to the materiality of any matter (including “Material Adverse Effect”, “material”, “in all material respects” or words of similar import) shall be disregarded, for all purposes, in connection with: (a) determining whether there has been any inaccuracy in, or any breach of, any representation or warranty or any breach of any covenant, agreement, promise or obligation; or (b) determining the amount of any Losses related to any such breach.

Section 9.7          Exclusive Remedy. From and after the Closing, (a) except for remedies that cannot be waived as a matter of law; and (b) in the absence of fraud, knowing misrepresentation, willful misconduct or criminal acts (it being understood that nothing in this Agreement shall preclude or limit any Claim based on any matter addressed by the immediately foregoing clause (a) or (b)), the provisions of this Article IX shall be the sole and exclusive remedy for any Claim arising out of any breach, or any failure to perform (as applicable), any representation, warranty, covenant, agreement, promise or obligation that is set forth in this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary foregoing in this Section 9.7, nothing in this Section 9.7 shall limit in any way the effectiveness of Section 2.5 or Section 10.9.

Section 9.8          Payment or Reimbursement of Losses. Payment or reimbursement for Losses sustained, suffered or incurred by an Indemnified Party shall be made by or on behalf of the Indemnifying Party by the fifth Business Day following payment or reimbursement becoming payable pursuant to the terms of this Agreement.

Section 9.9          Anti-Circularity. Notwithstanding anything to the contrary in this Agreement, any Transaction Document, any Organizational Document of the Company, of Buyer or Buyer Indemnified Party or any other Contract, each Seller Party expressly waives all rights of indemnification from, subrogation against or recovery against Buyer, to the extent any claim by any Seller Party is for payments any Seller Party is obligated to make, or any other Liability of any Seller Party, pursuant to this Agreement.

Section 9.10          Insurance Recovery. Any Person seeking indemnification hereunder shall use commercially reasonable efforts to pursue and collect any insurance proceeds available with respect to the indemnified matter. Payments by an Indemnifying Party for Losses under this Agreement will be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such matter or claim, including those recovered after the payment of such Losses (net of any out-of-pocket costs, expenses, and Taxes incurred in connection with the recovery of such amounts, the deductible paid by the Indemnified Party under any insurance policy in connection with such Loss, and any corresponding increases in retro-premium insurance premiums) (collectively, “Insurance Proceeds”). If an Indemnified Party receives an indemnification payment from the Indemnifying Party as a result of a claim for Losses hereunder, and an Indemnified Party subsequently recovers Insurance Proceeds in respect of such Losses, then such Indemnified Party will promptly remit such Insurance Proceeds to the applicable Indemnifying Party, up to the amount of such indemnification payment made by such Indemnifying Party with respect to the underlying claim. Notwithstanding anything in this Agreement to the contrary, this Section 9.10 shall not require any Indemnified Party to maintain or renew any insurance policy of any kind or maintain minimum amounts of coverage thereunder or to maintain, renew, amend, or enter into any Contract with any third party, and the right of an Indemnified Party to pursue indemnification for any Losses shall not require the filing of a prior insurance claim or any claim against a third party before making any such claim.

ARTICLE X MISCELLANEOUS

Section 10.1          Amendment and Modification; Waivers. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver with respect to any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.2          Entire Agreement. This Agreement (including the Schedules), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, understandings and negotiations, both written and oral, among the Parties with respect to their respective subject matter.

Section 10.3          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, the negotiation, execution, terms and performance of this Agreement, the rights of the Parties under this Agreement and all Claims arising, in whole or in part, under or in connection with, or relating to, this Agreement, any Transaction Document or the Transactions shall be construed in accordance with, and governed by, the Laws of the State of Delaware (including those Laws applicable to any statute of limitations), without regard to any conflict of law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)          EACH PARTY: (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FIRST BUSINESS COURT DIVISION OF THE TEXAS BUSINESS COURT LOCATED IN DALLAS COUNTY, TEXAS OR IF, BUT ONLY IF, SUCH COURT DECLINES TO ACCEPT JURISDICTION, THE DISTRICT COURTS OF THE STATE OF TEXAS LOCATED IN DALLAS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS (COLLECTIVELY, THE “CHOSEN COURTS”), FOR ANY CLAIM ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS; (ii) AGREES THAT ALL CLAIMS WITH RESPECT TO ANY SUCH CLAIM MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY CLAIM ARISING OUT OF, OR RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS IN ANY OTHER COURT OTHER THAN THE CHOSEN COURTS; (iii) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT; AND (iv) WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION SO BROUGHT, AGREES NOT TO PLEAD OR CLAIM THE SAME, AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. IN ANY SUCH CLAIM, EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN SECTION 10.4.

(c)          IN ANY CIVIL ACTION, COUNTERCLAIM OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, ANY TRANSACTION, THE PERFORMANCE OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES OF SUCH WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS WAIVER OF JURY TRIAL PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE TRANSACTIONS AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION 10.3(c).

Section 10.4          Notices.

(a)          All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and sent as follows:

(i)          If to Buyer or the Company after the Closing, to:

c/o Bimini Capital Management, Inc.

3305 Flamingo Dr.

Vero Beach, FL 32963

Email: rcauley@biminicapital.com

Attention: Robert E. Cauley

with a copy to:

Gunster, Yoakley & Stewart, P.A.

401 E. Jackson Street, Suite 1500

Tampa, FL 33602

Email: dcoons@gunster.com

Attention: Dylan T. Coons

(ii)          If to the Company before the Closing or a Seller Party, to:

Tom Johnson Investment Management, LLC

Attention: Richard H. Parry

201 Robert S. Kerr, Suite 510

Oklahoma City, Oklahoma 73102

Email: rparry@tjim.com

with a copy to:

Calvert Law Firm

1041 NW Grand Boulevard

Oklahoma City, OK 73118

Email: mhoenshell@calvertlaw.com

Attention: Monica J. Hoenshell

(b)          All notices, requests, demands and other communications required or permitted under this Agreement which are addressed as provided in Section 10.4(a) shall be deemed to have been duly given and delivered, and received by the recipient thereof: (i) when delivered personally by hand (with written confirmation of delivery); (ii) on the date scheduled for delivery if such notice is sent by a nationally recognized overnight express courier (with written confirmation of delivery); or (iii) on the date sent by email of a .pdf document (with confirmation of transmission and without receipt of an error message). The Parties may from time to time change their respective addresses for the purpose of notices to that Party by a similar notice specifying a new address, but no such change shall be deemed to have been given unless it is sent and received in accordance with this Section 10.4.

Section 10.5          No Third Party Beneficiaries. Except as expressly provided herein (including in Article VI, Article IX and Section 10.11), nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective heirs, personal representatives, successors and permitted assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement. Notwithstanding anything to the contrary in this Section 10.5, nothing in this Section 10.5 shall limit any right of any Indemnified Party pursuant to this Agreement or any Transaction Document, and, notwithstanding anything to the contrary in this Agreement, each Indemnified Party, to the extent that such Indemnified Party is not a party to this Agreement or any Transaction Document, is an express and intended third-party beneficiary of this Agreement and each Transaction Document, with the full right to enforce this Agreement and each Transaction Document.

Section 10.6          Assignability; Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party to any other Person (whether by operation of law or otherwise) without the written consent of the other Parties and any purported assignment in violation of this Section 10.6 shall be void ab initio; provided, that this Agreement (including the rights, interests and obligations hereunder) may be assigned, in whole or in part, by Buyer to any Affiliate of Buyer or by operation of any consolidation or merger of Buyer and any of its Affiliates without the consent of any other Party. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and (as applicable) their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns.

Section 10.7          Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Applicable Laws of any jurisdiction, then neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, then such provision shall have the meaning which renders it valid and enforceable.

Section 10.8          Expenses Incident to this Agreement; Enforcement Costs. Except as otherwise expressly provided herein, each of the Parties shall pay its own expenses incident to the negotiation and consummation of the Transactions and the preparation and carrying out of the Transaction Documents and the Transactions. For the avoidance of doubt, the Seller Parties shall bear all expenses incurred in connection with the preparation of the Financial Statements or relating to the procurement of Client Consents. Notwithstanding anything to the contrary in the immediately foregoing sentence but subject to Section 2.3(c), Section 2.5(b), Article VI and Article IX, if any Claim is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, then the successful or prevailing Party shall be entitled to recover its reasonable Attorney's Fees and Expenses, in addition to any other relief to which such Party may be entitled pursuant to the terms of this Agreement.

Section 10.9          Equitable Remedies. Each Party acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of any breach or threatened breach by any Party of any provision of this Agreement, then the other Parties shall be entitled, in addition to all other rights or remedies, (a) to an injunction restraining such breach, without being required to show any actual damage or to post an injunction or other bond, or (b) to a decree for specific performance of the provisions of this Agreement, or both.

Section 10.10          Counterparts; Effectiveness. This Agreement and each Transaction Document may be executed in one or more counterparts. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to an email message or any electronic signature complying with the federal Electronic Signatures in Global and National Commerce Act of 2000, Public Law 106-229 (e.g., Adobe eSign or DocuSign) (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. The signatures of the Parties delivered by means of Electronic Delivery shall be “electronic signatures” within the meaning of the Uniform Electronic Transaction Act (USA) and the Electronic Commerce Directive (EU) in all jurisdictions where the legislation has been adopted. Minor variations in the form of any signature page, including footers from earlier versions of the document to which any such signature page relates, will be disregarded in determining the effectiveness of any signature on such signature page. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense.

Section 10.11          No Recourse Against Non-Parties. All Claims that may be based upon, arise out of or relate to this Agreement or any Transaction Document, or the negotiation, execution or performance of this Agreement or any Transaction Document (including any representation or warranty made in or in connection with this Agreement or any Transaction Document or as an inducement to enter into this Agreement or any Transaction Document), may be made only against the Persons that are expressly identified as Parties to this Agreement and to the Transaction Document. No Person that is not a named party to this Agreement or any Transaction Document, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or other representative of any named Party to this Agreement or any Transaction Document (“Non-Party Affiliates”), shall have any Liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose Liability of an entity Party against its owners or Affiliates) for any obligations or Liabilities arising under, in connection with or related to this Agreement or any Transaction Document (as the case may be) or for any claim based on, with respect to, or by reason of this Agreement or any Transaction Document (as the case may be) or the negotiation or execution of this Agreement or of any Transaction Document; and each Party irrevocably waives and releases all such Liabilities, claims and obligations against all Non-Party Affiliates, including all causes of action arising from or otherwise relating to any Non-Party Affiliate's receipt of consideration or other benefits from or in connection with this Agreement, any Transaction Document or the Transactions. Notwithstanding anything to the contrary in this Agreement, all Non-Party Affiliates are express and intended third-party beneficiaries of this Section 10.11.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

BUYER:

BIMINI ADVISORS HOLDINGS, LLC

By:	/s/ Robert E. Cauley
Name: Robert E. Cauley
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

SELLERS:

RICHARD PARRY LIVING TRUST DATED FEBRUARY 27, 1997

By:	/s/ Richard Parry
Name: Richard Parry
Title: Trustee

GAYLE PARRY LIVING TRUST DATED FEBRUARY 27, 1997

By:	/s/ Gayle Parry
Name: Gayle Parry Title: Trustee

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

THE COMPANY:

TOM JOHNSON INVESTMENT MANAGEMENT, LLC

By:	/s/ Richard H. Parry
Name: Richard H. Parry
Title: Manager

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

BENEFICIAL OWNERS:

/s/ Richard H. Parry
RICHARD H. PARRY

/s/ Gayle Parry
GAYLE PARRY